Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and between

OLD SECOND BANCORP, INC.

and

WEST SUBURBAN BANCORP, INC.

Dated as of July 25, 2021

TABLE OF CONTENTS

Page

LIST OF EXHIBITSiv

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION1

ARTICLE 1 THE MERGER2

1.1Merger.2

1.2Time and Place of Closing.2

1.3Effective Time.2

1.4Restructure of Transactions.2

1.5Bank Merger.3

1.6Tax Treatment of the Merger.3

article 2 SURVIVING CORPORATION IN THE MERGER3

2.1Certificate of Incorporation.3

2.2Bylaws.3

2.3Directors and Officers.3

ARTICLE 3 MANNER OF CONVERTING SHARES4

3.1Effect on West Suburban Common Stock.4

3.2Exchange Procedures.4

3.3Effect on Buyer Common Stock.7

3.4Rights of Former West Suburban Stockholders.7

3.5 Fractional Shares.7

3.6Dissenters’ Rights.8

article 4 REPRESENTATIONS AND WARRANTIES OF WEST SUBURBAN8

4.1Organization, Standing, and Power.8

4.2Authority of West Suburban; No Breach By Agreement.9

4.3Capital Stock.10

4.4West Suburban Subsidiaries.10

4.5Financial Statements.11

4.6Absence of Undisclosed Liabilities.11

4.7Absence of Certain Changes or Events.12

4.8Tax Matters.12

4.9Allowance for Loan Losses; Loan and Investment Portfolio, etc.15

4.10Assets.16

4.11Intellectual Property.18

4.12Environmental Matters.18

4.13Compliance with Laws.19

4.14Labor Relations.20

4.15Employee Benefit Plans22

4.16Material Contracts.25

4.17Fiduciary Activities.26

i

4.18Mortgage Banking Business.27

4.19Privacy of Customer Information.27

4.20Legal Proceedings.27

4.21Reports.28

4.22Internal Control.28

4.23Loans and Transactions with Executive Officers and Directors.28

4.24Approvals.28

4.25Takeover Laws and Provisions.29

4.26Brokers and Finders; Opinion of Financial Advisor.29

4.27Board of Directors Recommendation.29

4.28PPP and Main Street Lending Program.29

4.29Statements True and Correct.30

4.30 Delivery of West Suburban Disclosure Memorandum.30

4.31No Additional Representations.30

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER30

5.1Organization, Standing, and Power.30

5.2Authority of Buyer; No Breach By Agreement.31

5.3Capital Stock.32

5.4Buyer Subsidiaries32

5.5Financial Statements.33

5.6Absence of Undisclosed Liabilities33

5.7Fiduciary Activities34

5.8Privacy of Customer Information34

5.9Legal Proceedings34

5.10Reports.34

5.11Absence of Certain Changes or Events34

5.12Tax Matters35

5.13Allowance for Credit Losses36

5.14Assets36

5.15Intellectual Property37

5.16Environmental Matters38

5.17Compliance with Laws.38

5.18Labor Relations40

5.19Employee Benefit Plans41

5.20Approvals43

5.21Brokers and Finders43

5.22Board of Directors Recommendation43

5.23PPP and Main Street Lending Program43

5.24Available Consideration.44

5.25Statements True and Correct.44

5.26Delivery of the Buyer Disclosure Memorandum44

5.27No Additional Representations.45

ARTICLE 6 CONDUCT OF BUSINESS PENDING CONSUMMATION45

6.1Affirmative Covenants of West Suburban and Buyer.45

6.2Negative Covenants of West Suburban.46

6.3Negative Covenants of Buyer.49

6.4Control of the Other Party’s Business50

6.5Adverse Changes in Condition50

6.6Reports.50

6.7Buyer Entity Use and Disclosure of IIPI51

ARTICLE 7 ADDITIONAL AGREEMENTS51

7.1West Suburban Shareholder Approval51

7.2Buyer Stockholder Approval52

7.3Registration of Buyer Common Stock52

7.4Other Offers, etc53

7.5Consents of Regulatory Authorities54

7.6Agreement as to Efforts to Consummate55

7.7Investigation and Confidentiality55

7.8Press Releases56

7.9Charter Provisions56

7.10Employee Benefits and Contracts56

7.11Indemnification59

7.12Support Agreements60

7.13Tax Covenants of Buyer60

7.14Corporate Governance61

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE61

8.1Conditions to Obligations of Each Party.61

8.2Conditions to Obligations of Buyer.63

8.3Conditions to Obligations of West Suburban.64

ARTICLE 9 TERMINATION65

9.1Termination.65

9.2Effect of Termination66

9.3Termination Fee.67

9.4Non-Survival of Representations and Covenants.67

ARTICLE 10 MISCELLANEOUS67

10.1Definitions.67

10.2Expenses.79

10.3Entire Agreement.79

10.4Amendments.79

10.5Waivers.80

10.6Assignment.80

10.7Notices.80

10.8Governing Law.81

10.9Counterparts.81

10.10Captions; Articles and Sections.82

10.11Interpretations.82

10.12Enforcement of Agreement.82

10.13Severability.82

LIST OF EXHIBITS

ExhibitDescription

AForm of Bank Merger Agreement

BForm of Voting and Support Agreement

COfficer Agreements

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of July 25, 2021, is by and between Old Second Bancorp, Inc., a Delaware corporation (“Buyer”), and West Suburban Bancorp, Inc., an Illinois corporation (“West Suburban”). Capitalized terms used in this Agreement but not defined elsewhere herein shall have the meanings assigned to them in Section 10.1 hereof.

RECITALS

WHEREAS, the board of directors of West Suburban has unanimously (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are in the best interests of West Suburban and West Suburban’s shareholders, and (ii) approved the execution, delivery and performance by West Suburban of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the board of directors of Buyer has unanimously (i) determined that this Agreement and the Merger and other transactions contemplated hereby are in the best interests of Buyer and Buyer’s stockholders, and declared that this Agreement is advisable, and (ii) approved the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the board of directors of West Suburban, subject to the terms of this Agreement, has agreed to recommend that West Suburban’s shareholders approve this Agreement and the transactions contemplated hereby (the “West Suburban Recommendation”);

WHEREAS, the board of directors of Buyer, subject to the terms of this Agreement, has agreed to recommend that Buyer’s stockholders adopt this Agreement and the transactions contemplated hereby;

WHEREAS, as a material inducement and as additional consideration to Buyer to enter into this Agreement, each of the directors of West Suburban and West Suburban Bank, and certain other officers and shareholders of West Suburban, have entered into a voting and support agreement with Buyer as of the date hereof (each a “Support Agreement” and collectively, the “Support Agreements”), in the form attached hereto as Exhibit B, pursuant to which each such person has agreed, among other things, to vote all shares of West Suburban Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Merger and the transactions contemplated hereby are subject to the approvals of the shareholders of West Suburban, the stockholders of Buyer, certain regulatory agencies, and the satisfaction (or waiver, where legally permissible) of certain other conditions set forth in this Agreement;

WHEREAS, Buyer and West Suburban desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation of the Merger; and

WHEREAS, Buyer and West Suburban intend, (i) for federal income tax purposes, that the Merger qualify as a “reorganization” described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations promulgated under the Code; and (iii) that Buyer and West Suburban will each be a “party to the reorganization” within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1
THE MERGER
1.1Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, West Suburban shall merge with and into Buyer (the “Merger”) pursuant to and in accordance with the Illinois Business Corporation Act of 1983 (the “IBCA”) and the Delaware General Corporation Law (the “DGCL”).  Buyer shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware.  The Merger shall be consummated in accordance with the terms and subject to the conditions of this Agreement.
1.2Time and Place of Closing.  The closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m. Eastern Time on the date that the Effective Time occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree.  The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.
1.3Effective Time.  The Merger shall be consummated by filing articles of merger and a certificate of merger reflecting the Merger (the “Articles of Merger”) with the Illinois Secretary of State and with the Secretary of State of the State of Delaware, and if applicable, any federal or state bank regulatory agencies.  The Merger shall become effective (the “Effective Time”) when the Articles of Merger have been filed with the Illinois Secretary of State and with the Secretary of State of the State of Delaware or at such later time as may be mutually agreed upon by Buyer and West Suburban and specified in the Articles of Merger.  Subject to the terms and conditions hereof, if the Effective Time would occur on or after December 10, 2021, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable best efforts to cause the Effective Time to occur within one (1) business day of the last of the following dates to occur: (a) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger or the Bank Merger, (b) the date on which the shareholders of West Suburban and the stockholders of Buyer approve this Agreement, or (c) the satisfaction or, to the extent applicable, waiver of the conditions precedent set forth in Article 8.
1.4Restructure of Transactions.  Buyer shall have the right to structure of the Merger contemplated by this Agreement by merging a subsidiary of Buyer with and into West Suburban, provided, that no such revision to the structure of the Merger (a) shall result in any changes in the amount or type of consideration which the holders of shares of West Suburban Common Stock are entitled to receive under this Agreement, (b) would impede or delay consummation of the Merger or the delivery of the opinions contemplated in Section 8.1(g), or (c) imposes any less favorable terms or conditions on West Suburban, West Suburban Bank or the shareholders of West Suburban.  In such event, Buyer shall provide written notice to West Suburban in the manner provided in Section 10.7, which notice shall be in the form of a proposed amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger and Reorganization, and the addition of such other exhibits hereto as are reasonably necessary or appropriate to effect such change and West Suburban shall evaluate any such proposal promptly and respond to such proposal within five (5) business days.

1.5Bank Merger.  Concurrently with or as soon as practicable after the execution and delivery of this Agreement, Old Second National Bank (“Buyer Bank”), a national banking association and wholly owned subsidiary of Buyer, and West Suburban Bank (“West Suburban Bank”), an Illinois-chartered banking corporation and wholly owned subsidiary of West Suburban, shall enter into the Bank Merger Agreement, in the form attached hereto as Exhibit A, with such changes thereto as Buyer and West Suburban shall mutually agree (the “Bank Merger Agreement”), pursuant to which West Suburban Bank will merge with and into Buyer Bank (the “Bank Merger”), with Buyer Bank as the surviving bank in the Bank Merger.  The Bank Merger shall occur immediately following the Merger.
1.6Tax Treatment of the Merger.  It is intended by the Parties that the Merger constitute a “reorganization” within the meaning of Section 368(a) of the Code.  The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).  The Parties agree to cooperate and use their best efforts in order to qualify the transactions contemplated herein as a reorganization under Section 368(a)(1)(A) of the Code, to not take any action that could reasonably be expected to cause the Merger to fail to so qualify, and to report the Merger for federal, state and any local income Tax purposes in a manner consistent with such characterization.
Article 2
SURVIVING CORPORATION IN THE MERGER
2.1Certificate of Incorporation.  The certificate of incorporation of Buyer in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until otherwise duly amended or repealed.
2.2Bylaws.  The bylaws of Buyer in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until otherwise duly amended or repealed.
2.3Directors and Officers.  The directors of Buyer in office immediately prior to the Effective Time, together with such additional persons that the Buyer has agreed to appoint pursuant to this Agreement and as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director.  The officers of Buyer in office immediately prior to the Effective Time, together with such additional persons that the Buyer has agreed to appoint pursuant to this Agreement and as may thereafter be appointed, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

Article 3
MANNER OF CONVERTING SHARES
3.1Effect on West Suburban Common Stock.
(a)At the Effective Time, in each case subject to Sections 3.1(d) and Section 3.2, by virtue of the Merger and without any action on the part of the Parties, each share of West Suburban Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Extinguished Shares and Dissenting Shares, if any) shall be converted into the right to receive (i) cash in the amount of $271.15, without interest (the “Cash Consideration”); and (ii) a number of duly authorized, validly issued, fully paid and non-assessable shares of Buyer Common Stock equal to the Exchange Ratio (the “Stock Consideration”) (items (i) and (ii) are referred to herein individually as the “Per Share Purchase Price” and collectively as the “Merger Consideration”).  The “Exchange Ratio” shall be 42.413 shares of Buyer Common Stock per share of West Suburban Common Stock.

(b)At the Effective Time, all shares of West Suburban Common Stock shall no longer be deemed to be outstanding, shall automatically be cancelled and retired, and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of West Suburban Common Stock (the “Certificates”) and each non-certificated share of West Suburban Common Stock (the “West Suburban Book-Entry Shares”) shall thereafter represent only the right to receive the Per Share Purchase Price; provided, that any Dissenting Shares shall thereafter represent only the right to receive payment as set forth in Section 3.6.

(c)If, prior to the Effective Time, the outstanding shares of West Suburban Common Stock or the outstanding shares of Buyer Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or if a record date prior to the Effective Time has been established with respect to any such change in capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Purchase Price.

(d)Each share of West Suburban Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of West Suburban Common Stock held on behalf of third parties or as a result of debts previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired without payment of any consideration therefor, and cease to exist (the “Extinguished Shares”).
3.2Exchange Procedures.

(a)On the Closing Date, Buyer shall deposit with an exchange agent selected by Buyer and reasonably acceptable to West Suburban (the “Exchange Agent”), for exchange in accordance with this Section 3.2, the Merger Consideration and cash in an aggregate amount sufficient for payment in lieu of fractional shares of Buyer Common Stock to which holders of West Suburban Common Stock may be entitled pursuant to Section 3.5 (collectively, the “Exchange Fund”).  In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder (including pursuant to Section 3.5), Buyer shall promptly make available to the Exchange Agent the amounts so required to satisfy such payment obligations in full.  The Exchange Agent shall deliver the Merger Consideration and cash in lieu of any fractional shares of Buyer Common Stock out of the Exchange Fund.  Except as contemplated by this Section 3.2 and Section 3.5, the Exchange Fund will not be used for any other purpose.
(b)Promptly after the execution of this Agreement, West Suburban shall assist Buyer with the collection of West Suburban’s shareholders’ Certificate or Certificates representing such shareholders’ shares in an effort to minimize the need for the execution and delivery of lost stock affidavits in lieu of the delivery of Certificates with applicable letters of transmittal that will be delivered to the Exchange Agent as provided herein.  Unless different timing is agreed to by Buyer and West Suburban, to the extent practicable and subject to the terms of the Exchange Agent Agreement, not later than 20 days prior to the anticipated the Effective Time, Buyer shall cause the Exchange Agent to mail to the shareholders of West Suburban appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or other instruments theretofore representing shares of West Suburban Common Stock shall pass, only upon proper delivery of such Certificates or other instruments to the Exchange Agent, and which shall include a covenant from each shareholder that delivers completed transmittal materials prior to the Effective Time that such shareholder shall not transfer any of their shares of West Suburban Common Stock without providing email notice to the Buyer and the Exchange Agent of such transfer on the same day thereof).  In the event of a transfer of ownership of shares of West Suburban Common Stock represented by one or more Certificates or West Suburban Book-Entry Shares that are not registered in the transfer records of West Suburban, the Per Share Purchase Price payable for such shares as provided in Section 3.1 may be issued to a transferee if the Certificate or Certificates or West Suburban Book-Entry Shares representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid.  In the event any Certificate or West Suburban Book-Entry Shares representing West Suburban Common Stock shall have been lost, mutilated, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate or West Suburban Book-Entry Shares to be lost, stolen, mutilated, destroyed or are otherwise missing, the Exchange Agent shall issue in exchange for such lost, mutilated, stolen, or destroyed Certificate or West Suburban Book-Entry Shares the Per Share Purchase Price as provided for in Section 3.1; provided that, if the circumstances of the lack of delivery of a Certificate, following consultation with Buyer and West Suburban, reasonably merit utilization of an indemnity bond; Buyer, in coordination with West Suburban, will work with the Exchange Agent to obtain such indemnity bond for the minimal reasonable cost as indemnity against any claim that may be made against it with respect to such Certificate.  The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate.  Buyer shall pay all charges and expenses, including those of the

Exchange Agent in connection with the distribution of the Merger Consideration as provided in Section 3.1.  Buyer or its Exchange Agent will maintain a book entry list of Buyer Common Stock to which each former holder of West Suburban Common Stock is entitled.  Certificates evidencing Buyer Common Stock into which West Suburban Common Stock has been converted will not be issued.  The shares of Buyer Common Stock to which each former holder of West Suburban Common Stock is entitled will not be restricted securities, as such term is used in Rule 144 promulgated under the Securities Act, and the shares of Buyer Common Stock into which West Suburban Common Stock has been converted will not require a restrictive legend under the Securities Act.
(c)Unless different timing is agreed to by Buyer and West Suburban, after receipt of the transmittal materials from the Exchange Agent, each holder of shares of West Suburban Common Stock (other than Extinguished Shares) issued and outstanding shall surrender the Certificate or Certificates or West Suburban Book-Entry Shares representing such shares to the Exchange Agent and shall promptly after the Effective Time, or the surrender of such Certificate or Certificates (or affidavit of loss and, subject to Section 3.2(b), indemnity bond in lieu thereof as provided in Section 3.2(b)) or West Suburban Book-Entry Shares representing such shares (or affidavit of loss in lieu thereof as provided in Section 3.2(b)) to the Exchange Agent if later, receive in exchange therefor the Merger Consideration provided in Section 3.1, without interest, pursuant to this Section 3.2.  The Certificate or Certificates of West Suburban Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require.  Buyer shall not be obligated to deliver the Merger Consideration to which any former holder of West Suburban Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates (or affidavit of loss and, subject to Section 3.2(b), indemnity bond in lieu thereof as provided in Section 3.2(b)) or West Suburban Book-Entry Shares (or affidavit of loss in lieu thereof as provided in Section 3.2(b)) for exchange as provided in this Section 3.2.  Similarly, no dividends or other distributions in respect of the Buyer Common Stock shall be paid to any holder of any unsurrendered Certificate or Certificates or West Suburban Book-Entry Shares until such Certificate or Certificates (or affidavit of loss and, subject to Section 3.2(b), indemnity bond in lieu thereof as provided in Section 3.2(b)) or West Suburban Book-Entry Shares (or affidavit of loss in lieu thereof as provided in Section 3.2(b)) are surrendered for exchange as provided in this Section 3.2.  Any other provision of this Agreement notwithstanding, neither any Buyer Entity, nor any West Suburban Entity, nor the Exchange Agent shall be liable to any holder of West Suburban Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law.  Notwithstanding anything in Sections 3.2(b) or (c), to the extent any terms and conditions provided for in an agreement between Buyer and the Exchange Agent (the “Exchange Agent Agreement”) require a modification of or differ from the procedures provided in Sections 3.2(b) or (c), said terms and conditions contained in the Exchange Agent Agreement shall control, subject to West Suburban’s consent to said terms and conditions of the Exchange Agent Agreement, which consent shall not be unreasonably withheld or delayed.
(d)Each of Buyer and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of West Suburban Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax Law or by any Governmental Authority.  To the extent that any amounts are so withheld by

Buyer, the Surviving Corporation, or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of West Suburban Common Stock, as applicable in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation, or the Exchange Agent, as the case may be.
(e)Any portion of the Merger Consideration delivered to the Exchange Agent by Buyer pursuant to Section 3.2(a) that remains unclaimed by the holder of shares of West Suburban Common Stock for nine (9) months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer.  Any holder of shares of West Suburban Common Stock who has not theretofore complied with Section 3.2(c) shall thereafter look only to Buyer for the consideration deliverable in respect of each share of West Suburban Common Stock such holder holds as determined pursuant to this Agreement without any interest thereon.  If outstanding Certificates for shares of West Suburban Common Stock or West Suburban Book-Entry Shares are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock and cash would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property.  Neither the Exchange Agent nor any Party to this Agreement shall be liable to any holder of stock represented by any Certificate or West Suburban Book-Entry Shares for any consideration paid to a Governmental Authority pursuant to applicable abandoned property, escheat or similar Laws.  Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of West Suburban to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto.  In the event of a dispute with respect to ownership of stock represented by any Certificate or Certificates or West Suburban Book-Entry Shares, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.
3.3Effect on Buyer Common Stock.
 At and after the Effective Time, each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.
3.4Rights of Former West Suburban Shareholders.  At the Effective Time, the stock transfer books of West Suburban shall be closed as to holders of West Suburban Common Stock and no transfer of West Suburban Common Stock by any holder of such shares shall thereafter be made or recognized.  Until surrendered for exchange in accordance with the provisions of Section 3.2, each Certificate or West Suburban Book Entry Shares theretofore representing shares of West Suburban Common Stock (other than Certificates or West Suburban Book Entry Shares representing Extinguished Shares and Dissenting Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Per Share Purchase Price, without interest, as provided in this Article 3.
3.5Fractional Shares.  Notwithstanding any other provision of this Agreement, each holder of shares of West Suburban Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates and West Suburban Book-Entry Shares delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the Buyer Stock Price.  No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

3.6Dissenters’ Rights.  Notwithstanding anything in this Agreement to the contrary, shares of West Suburban Common Stock issued and outstanding immediately prior to the Effective Time as to which the holder of such shares shall have (a) not voted in favor of the Merger nor consented thereto in writing, (b) properly complied with the provisions of Chapter 805, Act 5, Article 11 of the IBCA and any other applicable Law as to dissenters’ rights and (c) not effectively withdrawn or lost such holder’s rights to dissent (each, a “Dissenting Share”), if any, shall not be converted into the right to receive the Per Share Purchase Price payable pursuant to Section 3.1, but instead at the Effective Time shall become the right to payment, solely from the Buyer, of the fair value of such shares plus accrued interest in accordance with the provisions of the IBCA.  At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and cease to exist.  Notwithstanding the foregoing, if any such holder (i) fails to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the IBCA, (ii) fails to establish its entitlement to dissenter’s rights as provided in the IBCA, or (iii) fails to take any action the consequence of which is that such holder is not entitled to payment for its shares under the IBCA, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the IBCA, then the right of such holder to be paid the fair value of such holder’s Dissenting  Shares under the IBCA shall be forfeited and cease and if such forfeiture shall occur following the Closing Date, each of such holder’s Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive, without interest thereon, the Per Share Purchase Price pursuant to Section 3.1.  The Joint Proxy Statement/Prospectus shall include the notification required by the IBCA, and West Suburban shall deliver prompt notice to Buyer of any demands for appraisal of any shares of West Suburban Common Stock.   West Suburban shall provide Buyer with the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the IBCA.  Prior to the Effective Time, West Suburban shall not, without the prior written consent of Buyer, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
Article 4
REPRESENTATIONS AND WARRANTIES OF West Suburban

West Suburban represents and warrants to Buyer, except as set forth on the West Suburban Disclosure Memorandum, as follows:

4.1Organization, Standing, and Power.  West Suburban is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Illinois and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the “BHCA”).  West Suburban Bank is an Illinois-chartered banking corporation duly organized, validly existing and in good standing under the laws of the State of Illinois.  Each of West Suburban and West Suburban Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets.  Each of West Suburban and West Suburban Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a West Suburban Material Adverse Effect.  The articles of incorporation, as amended, of West Suburban and the charter, as amended, of West Suburban Bank and the bylaws of West Suburban and West Suburban Bank have been made available to Buyer for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect all amendments thereto.  West Suburban Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder, and the deposits held by West Suburban Bank are insured, up to the applicable limits, by the FDIC’s Deposit Insurance Fund.

4.2Authority of West Suburban; No Breach By Agreement.
(a)West Suburban has the corporate power and authority necessary to execute and deliver this Agreement, and subject to the shareholder and other approvals and actions described in this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of West Suburban, subject to the approval of this Agreement by the holders of a two-thirds of the outstanding shares of West Suburban Common Stock in accordance with the terms of the articles of incorporation, as amended, and bylaws of West Suburban, which is the only West Suburban shareholder vote required for approval of this Agreement and consummation of the Merger (the “Requisite West Suburban Shareholder Approval”).  Subject to any approvals referred to in Sections 8.1(a) and 8.1(b), this Agreement represents a legal, valid, and binding obligation of West Suburban, enforceable against West Suburban in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and the availability of the equitable remedies).
(b)Neither the execution and delivery of this Agreement by West Suburban, nor the consummation by West Suburban and West Suburban Bank of the transactions contemplated hereby, nor compliance by West Suburban and West Suburban Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the articles of incorporation, as amended, or bylaws of West Suburban or the articles of incorporation (or equivalent document) or bylaws of any West Suburban Subsidiary or any resolution adopted by the board of directors or the shareholders of any West Suburban Entity, or (ii) except as disclosed in Section 4.2(b) of the West Suburban Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material Asset of any West Suburban Entity under, any West Suburban Contract or any material Permit of any West Suburban Entity, or (iii) subject to receipt of the requisite Consents referred to in Section 8.1, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any West Suburban Entity or any of their respective material Assets.

(c)Except for (i) the filing of applications and notices with, and approval of such applications and notices from, the Federal Reserve, the OCC, the FDIC, the Illinois Department of Financial and Professional Regulation, Division of Banking, and any state Regulatory Authority having jurisdiction over Buyer Bank, and (ii) the filing of any other required applications, filings, or notices with any other federal or state banking, insurance, or other Regulatory Authorities, self-regulatory authorities, or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices set forth on Section 4.2(c) of the West Suburban Disclosure Memorandum, (iii) the filing with the SEC of a joint proxy statement in definitive form relating to the meetings of Buyer’s stockholders’ and West Suburban’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and of the registration statement on Form S-4 in which the Joint Proxy Statement/Prospectus will be included as a prospectus, to be filed with the SEC by Buyer in connection with the transactions contemplated by this Agreement (the “Registration Statement”) and declaration by the SEC of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger with the Illinois Secretary of State and Secretary of State of the State of Delaware, (v) the filing of applications, filings and notices, as applicable, with NASDAQ and such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states, (vi) any consents, authorizations, approvals, filings, or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the Merger, regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules and regulations of the Nasdaq Stock Market, (vii) any filings or notices that are required under consumer finance, mortgage banking and other similar laws, and (viii) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by West Suburban and West Suburban Bank of the Merger and the other transactions contemplated by this Agreement.
4.3Capital Stock.
(a)The authorized capital stock of West Suburban consists of 15,000,000 shares of West Suburban Common Stock, of which 386,097 shares are issued and outstanding as of the date of this Agreement and no shares are held as treasury stock.  All of the issued and outstanding shares of capital stock of West Suburban are duly and validly issued and outstanding and are fully paid and nonassessable.  To the Knowledge of West Suburban none of the outstanding shares of capital stock of West Suburban has been issued in violation of any preemptive rights of the current or past shareholders of West Suburban.
(b)There are no shares of capital stock or other equity securities of West Suburban reserved for issuance, and no outstanding Rights with respect to any West Suburban securities or any right or privilege (whether preemptive or contractual) capable of becoming a Right for the purchase, subscription, exchange, or issuance of any securities of West Suburban.
4.4West Suburban Subsidiaries.
 West Suburban has no Subsidiaries except as set forth in Section 4.4 of the West Suburban Disclosure Memorandum, and West Suburban owns all of the equity interests in each of its Subsidiaries.  No capital stock (or other equity interest) of any such Subsidiary is or may become required to be issued (other than to another West Suburban Entity) by reason of any Rights, and there are no Contracts by which any such Subsidiary is bound to issue (other than to another West Suburban Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any West Suburban Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any such Subsidiary (other than to another West Suburban Entity).  There are no Contracts relating to the Rights of any West Suburban Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any such Subsidiary.  All of the shares of capital stock (or other equity interests) of each Subsidiary are fully paid and nonassessable and are owned directly or indirectly by West Suburban free and clear of any Lien except as set forth in Section 4.4 of the West Suburban Disclosure Memorandum.  Each Subsidiary is duly qualified or licensed to transact business in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a West Suburban Material Adverse Effect.  The articles of incorporation, bylaws and other organizational documents for the Subsidiaries have been made available to Buyer for its review, and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto.

4.5Financial Statements.
(a)Each of the audited West Suburban Financial Statements (including, in each case, any related notes) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), fairly presented in accordance with GAAP the consolidated financial position of West Suburban and its Subsidiaries as of the respective dates and the consolidated results of operations and cash flows for the periods indicated.  The unaudited West Suburban Financial Statements were or are subject to normal and recurring year-end adjustments and, except to the extent that any such financial statement has been amended, such financial statements do not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the financial statement not misleading.  The financial reports and statements of West Suburban and West Suburban Bank filed with any Regulatory Authority since or for any period ending December 31, 2019 or later (giving effect to any amendment filed prior to the date hereof) were prepared in accordance with the Laws applicable to such financial reports and statements.
(b)West Suburban’s independent registered public accountants, which have expressed their opinion with respect to the audited West Suburban Financial Statements and its Subsidiaries (including the related notes), have audited West Suburban’s year-end financial statements that are included in the West Suburban Financial Statements.
4.6Absence of Undisclosed Liabilities.
  Neither West Suburban nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among West Suburban and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, West Suburban or any of its Subsidiaries in West Suburban’s or such Subsidiary’s financial statements.

4.7Absence of Certain Changes or Events.  Except as disclosed in the West Suburban Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 4.7 of the West Suburban Disclosure Memorandum, from December 31, 2020 through the date of this Agreement (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a West Suburban Material Adverse Effect, and (ii) since December 31, 2020, the West Suburban Entities have conducted their respective businesses in the ordinary course of business consistent with past practice.  For purposes of this Agreement, the term “ordinary course,” with respect to either the West Suburban Entities or the Buyer Entities, shall take into account the commercially reasonable actions taken by such party in response to the Pandemic and the Pandemic Measures.
4.8Tax Matters.  Except as set forth in Section 4.8 of the West Suburban Disclosure Memorandum:
(a)All West Suburban Entities have timely filed with the appropriate Taxing Authorities all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects.  None of the West Suburban Entities is the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice.  All material Taxes of the West Suburban Entities to the extent due and payable (whether or not shown on any Tax Return) have been fully and timely paid.  There are no Liens for any material Taxes (other than a Lien for current tax year real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the West Suburban Entities.  No written claim has ever been made by any Taxing Authority in a jurisdiction where any West Suburban Entity does not file a Tax Return that such West Suburban Entity may be subject to Taxes by that jurisdiction.
(b)None of the West Suburban Entities has received any written notice of assessment or proposed assessment in connection with any Taxes.  There are no ongoing or pending Tax disputes, claims, audits, or examinations regarding any Taxes of any West Suburban Entity, any Tax Returns of any West Suburban Entity, or the assets of any West Suburban Entity.  No officer or employee responsible for Tax matters of any West Suburban Entity expects any Taxing Authority to assess any additional material Taxes for any period for which Tax Returns have been filed.  No issue has been raised by a Taxing Authority in any prior examination of any West Suburban Entity, which, by application of the same or similar principles, could be expected to result in a proposed material deficiency for any subsequent taxable period.  None of the West Suburban Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.
(c)Each West Suburban Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including, but not limited to, Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Tax Law.
(d)The unpaid Taxes of each West Suburban Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such West Suburban Entity and (ii) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the West Suburban Entities in filing their Tax Returns.
(e)Except as described in Section 4.8(e) of the West Suburban Disclosure Memorandum, none of the West Suburban Entities is a party to any Tax allocation or sharing agreement, and none of the West Suburban Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was West Suburban) or has any Tax Liability of any Person (other than West Suburban or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by Contract or otherwise.
(f)During the five-year period ending on the date hereof, none of the West Suburban Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.
(g)Neither West Suburban nor West Suburban Bank has taken any action, failed to take any action, or has Knowledge of any fact that would be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(h)Except as disclosed in Section 4.8(h) of the West Suburban Disclosure Memorandum, none of the West Suburban Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments for which a deduction could be disallowed by reason of Sections 280G, 162(m) or 404 of the Code, or which could be subject to withholding under Section 4999 of the Code.  None of the West Suburban Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the day of the Effective Time pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing.  There is no material taxable income of West Suburban that will be required under applicable Tax Law to be reported by Buyer, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date.  Any net operating losses of the West Suburban Entities disclosed in Section 4.8(h) of the West Suburban Disclosure Memorandum are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.
(i)Each West Suburban Entity is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.
(j)No West Suburban Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.
(k)No property owned by any West Suburban Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of IRS Revenue Procedure 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above in this paragraph.
(l)No West Suburban Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.
(m)West Suburban has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.
(n)No West Suburban Entity has participated in any reportable transaction, as defined in code Section 6707A(c)(1) or Treasury Regulation Section 1.6011-4(b)(1).
(o)West Suburban has made available to Buyer complete copies of (i) all federal, state, local, and foreign income or franchise Tax Returns of the West Suburban Entities relating to the taxable periods since December 31, 2017, and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to the West Suburban Entities.
(p)No West Suburban Entity nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in former Section 341(f)(4) of the Code) owned by any West Suburban Entity, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the West Suburban Entities, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.
(q)No West Suburban Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.
(r)No West Suburban Entity has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

For purposes of this Section 4.8, any reference to West Suburban or any West Suburban Entity shall be deemed to include any Person that merged with or was liquidated into or otherwise combined with West Suburban or a West Suburban Entity prior to the Effective Time.

4.9Allowance for Loan Losses; Loan and Investment Portfolio, etc.
(a)West Suburban’s allowance for loan losses is, and has been since January 1, 2021, in material compliance with West Suburban’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board in all material respects.
(b)As of the date hereof, all loans, discounts and leases (in which any West Suburban Entity is lessor) reflected on the West Suburban Financial Statements were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (i) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and, to the Knowledge of West Suburban, are the legal and binding obligations of the obligors thereof (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and limitations on the availability of equitable remedies), (ii) evidenced by genuine notes, agreements, or other evidences of indebtedness, and (iii) to the extent secured, have, to the Knowledge of West Suburban, been secured by valid liens and security interests which have been perfected.  Accurate lists of all loans, discounts, other real estate owned, and financing leases as of December 31, 2020 and on a monthly basis thereafter, and of the investment portfolios of each West Suburban Entity as of such date, have been or will be made available to Buyer.  Except as specifically set forth in Section 4.9(b) of the West Suburban Disclosure Memorandum, neither West Suburban nor West Suburban Bank is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (A) delinquent by more than ninety (90) days in the payment of principal or interest, (B) otherwise in material Default for more than ninety (90) days, (C) classified as “special mention,” “substandard,” “doubtful,” “charged-off,” or any equivalent classification by West Suburban or by any applicable Regulatory Authority, (D) subject to reduction in the interest rate and/or the maturity dates had been extended subsequent to the agreement under which the loan was originally created or subsequent to the date West Suburban or one of its Subsidiaries acquired the loan, in each case, due to concerns regarding the borrower’s ability to pay in accordance with such initial terms (excluding for purposes of clauses (A) and (D) above, loans granted deferments which comply in all respects with the terms of either (x) the April 7, 2020 Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus, or (y) Section 4013 of the CARES Act (each, a “West Suburban Deferred Loan” and collectively the “West Suburban Deferred Loans”)), or (E) an obligation of any director, executive officer or ten percent (10%) shareholder of any West Suburban Entity who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (F) in material violation of any Law.  With regard to West Suburban Deferred Loans, Section 4.9(b) of the West Suburban Disclosure Memorandum contains a list of all West Suburban Deferred Loans, identified by borrower and listing the principal amount and the amount of accrued but unpaid interest on each such West Suburban Deferred Loan.

(c)All securities held by West Suburban or West Suburban Bank, as reflected in the consolidated balance sheets of West Suburban included in the West Suburban Financial Statements, are carried in accordance with GAAP.  Except as disclosed in Section 4.9(c) of the West Suburban Disclosure Memorandum and except for pledges to secure public deposits, borrowings from the Federal Reserve, and Federal Home Loan Bank advances, to the Knowledge of West Suburban, none of the securities reflected in the West Suburban Financial Statements as of December 31, 2020, and none of the securities since acquired by West Suburban or West Suburban Bank is subject to any restriction, whether contractual or statutory, which impairs the ability of West Suburban or West Suburban Bank to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with any Law.
(d)West Suburban is not a party to, for West Suburban’s own account, or for the account of West Suburban Bank or its customers, any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk arraignments.
4.10Assets.
(a)Except as disclosed in Section 4.10(a) of the West Suburban Disclosure Memorandum or as disclosed or reserved against in the West Suburban Financial Statements delivered prior to the date of this Agreement, the West Suburban Entities have good and marketable title, free and clear of all Liens except those permitted in Section 4.10(d), to all of their respective Assets.  In addition, to the Knowledge of West Suburban, all material tangible properties used in the businesses of the West Suburban Entities are in operating condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with West Suburban’s past practices.
(b)The West Suburban Entities currently maintain insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility, in such amounts as management of West Suburban has reasonably determined to be prudent.  None of the West Suburban Entities has received written notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to any West Suburban Entity, any act or occurrence, or that any Asset, officer, director, employee or agent of any West Suburban Entity will not be covered by such insurance or bond.  Except as disclosed in Section 4.10(b) of the West Suburban Disclosure Memorandum, there are presently no claims for amounts exceeding $50,000 individually or in the aggregate pending under such policies of insurance or bonds, and no written notices of claims in excess of such amounts have been given by any West Suburban Entity under such policies.  West Suburban has made no claims, and no claims are contemplated to be made, under its directors’ and officers’ errors and omissions or other insurance or bankers’ blanket bond.
(c)The Assets of the West Suburban Entities include all material Assets required by the West Suburban Entities to operate the business of the West Suburban Entities as presently conducted.  All real and personal property which is material to the business of the West Suburban Entities that is leased or licensed by them is held pursuant to leases (the “West Suburban Leases”)

or licenses which are valid and enforceable in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and the availability of the equitable remedies) and, to the Knowledge of West Suburban, such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of any of the transactions contemplated hereby.  To the Knowledge of West Suburban, all improved real property owned or leased by the West Suburban Entities is in material compliance with all applicable laws, including zoning laws and the Americans with Disabilities Act of 1990.
(d)Each West Suburban Entity has fee simple title to all the real property assets listed in Section 4.10(d) of the West Suburban Disclosure Memorandum and reflected in the latest audited balance sheet included in the West Suburban Financial Statements as being owned by a West Suburban Entity (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “West Suburban Realty”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property or ad valorem taxes not yet delinquent (or being contested in good faith and for which adequate reserves have been established), (iii) the rights of landlords under the West Suburban Leases; (iv) the rights of tenants in possession under any lease agreements affecting any real estate owned included among the West Suburban Realty; (v) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by a West Suburban Entity on the date hereof or otherwise materially impair business operations at such properties, as conducted by a West Suburban Entity on the date hereof and (vi) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as used on the date hereof.
(e)To the Knowledge of West Suburban, the West Suburban Realty is in material compliance with all applicable building, fire, zoning (or are legal nonconforming uses allowed under applicable zoning ordinances) and other applicable laws, ordinances and regulations and with all deed restrictions of record, no written notice of any material violation or material alleged violation thereof has been received in the past three (3) years that has not been resolved, and there are no proposed changes therein that would materially and adversely affect the West Suburban Realty or its uses.  West Suburban has no Knowledge of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the West Suburban Realty which may materially and adversely affect the West Suburban Realty or the current use by a West Suburban Entity thereof.
(f)To the Knowledge of West Suburban, the West Suburban Realty and the real property with respect to which a West Suburban Entity is the lessee, sublessee or licensee (the “West Suburban Leased Real Properties”) are in material compliance with all applicable building, fire, zoning (or are legal nonconforming uses allows under applicable zoning ordinances) and other applicable Laws and with all deed restrictions of record, no written notice of any material violation or material alleged violation thereof has been received in the past three (3) years that has not been resolved, and there are no proposed changes therein that would materially and adversely affect the West Suburban Realty, the West Suburban Leased Real Properties, or their uses. West Suburban has no Knowledge of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the West Suburban Realty or the West

Suburban Leased Real Properties which may materially and adversely affect the West Suburban Realty or the West Suburban Leased Real Properties or the current use by a West Suburban Entity thereof.
4.11Intellectual Property.
 Except as disclosed in Section 4.11 of the West Suburban Disclosure Memorandum, each West Suburban Entity owns or has a license to use all of the Intellectual Property used by such West Suburban Entity in the course of its business, including sufficient rights in each copy possessed by each West Suburban Entity except where any such failure would not be material to West Suburban and its Subsidiaries, taken as a whole.  Each West Suburban Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such West Suburban Entity in connection with such West Suburban Entity’s business operations, and such West Suburban Entity has the right to convey by sale or license any Intellectual Property so conveyed.  To the Knowledge of West Suburban, no West Suburban Entity is in material Default under any of its Intellectual Property licenses except where such Default would not be material to West Suburban and its Subsidiaries, taken as a whole.  No proceedings have been instituted, or are pending or to the Knowledge of West Suburban threatened, which challenge the rights of any West Suburban Entity with respect to Intellectual Property used, sold, or licensed by such West Suburban Entity in the course of its business, nor has any person claimed or alleged that any West Suburban Entity has misappropriated any rights to such Intellectual Property.  To the Knowledge of West Suburban, the conduct of the business of the West Suburban Entities does not infringe any Intellectual Property of any other person.  Except as disclosed in Section 4.11 of the West Suburban Disclosure Memorandum, no West Suburban Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property, other than any license or maintenance fees specified in a license agreement with such party.  Except as disclosed in Section 4.11 of the West Suburban Disclosure Memorandum, West Suburban does not have any Contracts with its directors, officers, or employees which require such officer, director, or employee to assign any interest in any Intellectual Property to a West Suburban Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a West Suburban Entity.
4.12Environmental Matters.
(a)West Suburban has delivered, or caused to be delivered or made available to Buyer true and complete copies of all environmental site assessments, test results, analytical data, boring logs, permits for storm water, wetlands fill, or other environmental permits for construction of any building, parking lot, or other improvement, and other environmental reports and studies as they exist in the possession of any West Suburban Entity relating to its Operating Properties.  Except as disclosed in Section 4.12 of the West Suburban Disclosure Memorandum, to the Knowledge of West Suburban, there are no material violations of Environmental Laws on properties that secure loans made by West Suburban or West Suburban Bank.
(b)Each West Suburban Entity and its Operating Properties are, and have been in compliance with Environmental Laws and Permits in all material respects.
(c)There is no Litigation pending, and West Suburban has received no written notice of any threatened environmental enforcement action, investigation, or Litigation before any Governmental Authority or other forum in which any West Suburban Entity or any of its Operating

Properties (or West Suburban in respect of such Operating Property) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance with or Liability under any Environmental Law, or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material at a site currently or formerly owned, leased, or operated by any West Suburban Entity or any of its Operating Properties.
(d)To the Knowledge of West Suburban, during and prior to the period of (i) any West Suburban Entity’s ownership or operation of any of their respective current properties, (ii) any West Suburban Entity’s participation in the management of any of their respective current properties, or (iii) any West Suburban Entity’s holding of ownership or operation of, any Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting such properties.  To the Knowledge of West Suburban, during and prior to the period of (i) West Suburban Entity’s ownership or operation of any of their respective current properties, or (ii) any West Suburban Entity’s participation in the management of any of their respective current properties, there have been no material violations of any Environmental Laws with respect to such properties.
(e)Notwithstanding any other provision herein, the representations and warranties contained in Section 4.12(a) to (d) above constitute the sole representations and warranties of each West Suburban Entity with respect to their compliance, or the compliance of any properties now or previously owned or operated, with Environmental Laws or Permits or with respect to the presence of Hazardous Material.
4.13Compliance with Laws.
(a)Each of the West Suburban Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and to the Knowledge of West Suburban, there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses, except in each case where the failure to hold such Permit or make such filling, application, or registration or such Default would not be material to West Suburban and its Subsidiaries, taken as a whole.
(b)To the Knowledge of West Suburban, none of the West Suburban Entities is in material Default under any Laws or Orders applicable to its business or employees conducting its business.
(c)None of the West Suburban Entities has received any notification or communication from any Regulatory Authority or other Governmental Authority (i) asserting that West Suburban or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, or (ii) threatening to revoke any Permits.
(d)Neither West Suburban nor any of its Subsidiaries is subject to any cease-and-desist order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking with, or is subject to any capital directive by, or since January 1, 2019 has adopted any board resolutions at the request of, any Governmental Authority (each a “West Suburban

Regulatory Agreement”), nor has West Suburban or any of its Subsidiaries been advised since January 1, 2019 and prior to the date hereof by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any such West Suburban Regulatory Agreement.
(e)Except as disclosed in Section 4.13(e) of the West Suburban Disclosure Memorandum, there (i) is no material unresolved violation of Law with respect to any report or statement relating to any examinations or inspections of West Suburban or any of its Subsidiaries, (ii) since January 1, 2018, are no material written notices or correspondence received by West Suburban with respect to pending formal or informal inquiries by, or disagreements with, any Governmental Authority with respect to West Suburban’s or any of West Suburban’s Subsidiaries’ business, operations, policies, or procedures, and (iii) is not any pending or, to the Knowledge of West Suburban, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation or review of it or any of its Subsidiaries.
(f)None of the West Suburban Entities nor, to the Knowledge of West Suburban, any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, anything of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (i) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (ii) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iv) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.
(g)Each West Suburban Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and each West Suburban Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 353.3.
(h)Each West Suburban Entity’s collection and use of individually identifiable personal information relating to an identifiable or identified natural person (“IIPI”) complies in all material respects with applicable privacy or data security requirements of the Fair Credit Reporting Act, and the Gramm-Leach-Bliley Act, including implementing regulations.
4.14Labor Relations.
(a)No West Suburban Entity is the subject of any Litigation asserting that it or any other West Suburban Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other West Suburban Entity to bargain with any labor organization, trade union, workers council, or other employee representative as to wages or conditions of employment, nor is any West Suburban Entity a party to any collective bargaining agreement or subject to any bargaining order, injunction, legally binding commitment, or other Order relating to any West Suburban Entity’s relationship or dealings with its employees, any labor organization, trade union, workers council, or any other employee representative.  There is no strike, slowdown, lockout, work stoppage, or other job action or labor dispute involving any

West Suburban Entity pending or, to the Knowledge of West Suburban, threatened, and there have been no such actions or disputes in the past five (5) years.  To the Knowledge of West Suburban, there has not been any attempt by any West Suburban Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any West Suburban Entity.
(b)Except as disclosed in Section 4.14(b) of the West Suburban Disclosure Memorandum, employment of each employee and the engagement of each independent contractor of each West Suburban Entity is terminable at will by the relevant West Suburban Entity without (i) any penalty, liability, or severance obligation incurred by any West Suburban Entity, (ii) and in all cases without prior consent by any Governmental Authority.  No West Suburban Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, other than for wages, bonuses, vacation pay, sick leave, and mileage reimbursement obligations incurred, properly recorded in West Suburban’s books and records, and paid in the ordinary course in accordance with past practice and not as a result of the transactions contemplated by this Agreement, except as disclosed in Section 4.14(b) of the West Suburban Disclosure Memorandum.
(c)All of the employees employed by any West Suburban Entity in the United States are either United States citizens or are, to the Knowledge of West Suburban, legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Each West Suburban Entity has complied with E-Verify and any comparable Law.
(d)No West Suburban Entity has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any West Suburban Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any West Suburban Entity; and no West Suburban Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.
(e)Section 4.14(e) of the West Suburban Disclosure Memorandum contains a list of all independent contractors of each West Suburban Entity (separately listed by West Suburban Entity), and each such Person meets the standard for an independent contractor under all Laws (including Treasury Regulations under the Code and federal and state labor and employment Laws), and no such Person is an employee of any West Suburban Entity under any applicable Law.
(f)All West Suburban Entities are and for the past three (3) years have been in material compliance with all applicable Laws pertaining to employment and employment practices with respect to the employees of West Suburban Entities, including but not limited to all Laws relating to wages, hours, overtime, employment discrimination, workplace harassment, retaliation, family and medical leave, disability accommodation, civil rights, safety and health, workers’ compensation, pay equity, I-9 employment eligibility verification and the collection and payment of payroll withholding, unemployment, Medicare and/or social security taxes, and there are no pending, or, to the Knowledge of West Suburban, threatened, investigations, complaints, charges, claims, lawsuits, or arbitrations with respect to such Laws.

4.15Employee Benefit Plans.
(a)West Suburban has disclosed in Section 4.15(a) of the West Suburban Disclosure Memorandum, and has delivered or made available to Buyer prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any West Suburban Entity or any ERISA Affiliate thereof for the benefit of employees, former employees, officers, retirees, dependents, spouses, current or former directors, independent contractors, or other beneficiaries or under which employees, former employees, officers, retirees, dependents, spouses, current or former directors, independent contractors, or other beneficiaries are eligible to participate (each, a “West Suburban Benefit Plan,” and collectively, the “West Suburban Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above but for which any West Suburban Entity or any ERISA Affiliate thereof has or could have any direct or indirect obligation or Liability.  Any of the West Suburban Benefit Plans that is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “West Suburban ERISA Plan.”
(b)West Suburban has delivered or made available to Buyer prior to the execution of this Agreement, to the extent applicable, (i) the governing plan documents for all West Suburban Benefit Plans, including all trust agreements, life insurance contracts, and other funding arrangements, and all amendments thereto (or, if such West Suburban Benefit Plan is not written, an accurate description of the material terms thereof) (ii) the most recent favorable determination letters or opinion letters for each West Suburban ERISA Plan intended to be qualified under Section 401(a) of the Code, and all rulings, information letters, or advisory opinions issued to any West Suburban Benefit Plan during this calendar year or any of the preceding three (3) calendar years, each as issued by the United States Internal Revenue Service (“IRS”), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation (“PBGC”), (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in IRS Revenue Procedure 2019-19 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports, and valuations prepared for any West Suburban Benefit Plan for the current plan year and the three (3) preceding plan years, (v) the most recent summary plan description for each West Suburban Benefit Plan and any material modifications thereto, and (vi) all material correspondence from or to the IRS, DOL, or PBGC regarding any West Suburban Benefit Plan received or sent during this calendar year or any of the preceding three (3) calendar years.
(c)Each West Suburban Benefit Plan is in material compliance with the terms of such West Suburban Benefit Plan and, in material compliance with the requirements of all applicable Laws, including the Code and ERISA.  Each West Suburban ERISA Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or, in the alternative, appropriately relies upon an opinion letter issued to a prototype plan under which the West Suburban ERISA Plan has been adopted and, to the Knowledge of West Suburban, there exist no circumstances likely to result in revocation of any such favorable determination or opinion letter.  West Suburban has not received any written communication from any Governmental Authority questioning or challenging the compliance of any West Suburban Benefit Plan with applicable Laws.  No West Suburban Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination by any Governmental Authority that the West Suburban Benefit Plan failed to comply with applicable Laws.
(d)To the Knowledge of West Suburban, there has been no material oral or written representation or communication made by or on behalf of West Suburban with respect to any material aspect of any West Suburban Benefit Plan which is not in all material respects in accordance with the written or otherwise preexisting terms and provisions of such plans.  Neither West Suburban, any West Suburban Entity, nor, to the Knowledge of West Suburban, any administrator or fiduciary of any West Suburban Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject West Suburban, any West Suburban Entity, or Buyer, to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA.  There are no unresolved claims or disputes under the terms of, or in connection with, West Suburban Benefit Plans other than routine claims for benefits which are payable in the ordinary course of business consistent with the terms of the applicable plan, and no action, proceeding, prosecution, inquiry, hearing, or investigation has been commenced with respect to any West Suburban Benefit Plan other than routine claims for benefits.
(e)All West Suburban Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the West Suburban Benefit Plans are correct and complete in all material respects, to the extent applicable, have been timely filed with the IRS, the DOL, or PBGC, and have been distributed to participants of the West Suburban Benefit Plans (as required by Law), and there have been no material misstatements or omissions in the information set forth therein.
(f)To the Knowledge of West Suburban, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any West Suburban Benefit Plan has engaged in any nonexempt “prohibited transaction” (as described in Code Section 4975(c) or ERISA Section 406).
(g)Each West Suburban Benefit Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code is in material compliance with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended, including the market reform mandates and the employer-shared responsibility requirements, and to the Knowledge of West Suburban, no event has occurred nor circumstances exist that could reasonably be expected to cause any West Suburban Entity to be subject to any Taxes assessable under Sections 4980H(a) and 4980H(b) of the Code.  Each West Suburban Entity has complied with the annual health insurance coverage reporting requirements under Code Sections 6055 and 6056.
(h)No West Suburban Entity has ever sponsored or contributed to, or could reasonably be expected to have any Liability with respect to, any employee pension benefit plan that is subject to Title IV of ERISA.
(i)Except as disclosed in Section 4.15(i) of the West Suburban Disclosure Memorandum, or required under Part 6 of ERISA or Code Section 4980B or similar state law, no

West Suburban Entity has any material Liability or obligation for retiree or post-termination of employment or services health or life benefits under any of the West Suburban Benefit Plans, or other plan or arrangement.  With respect to any arrangement disclosed in Section 4.15(i) of the West Suburban Disclosure Memorandum, except as specifically noted in such disclosure, there are no restrictions on the Rights of such West Suburban Entity to unilaterally amend or terminate any and all such retiree or post-termination of employment or services health or life benefit plan without incurring any Liability or obtaining any consent or waiver.  No Tax under Code Sections 4980B or 5000 has been incurred with respect to any West Suburban Benefit Plan or other plan or arrangement, and to the Knowledge of West Suburban, no circumstance exists that could give rise to such Taxes.
(j)Except as disclosed in Section 4.15(j) of the West Suburban Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in connection with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” as defined under Code Section 280G, or otherwise) to any current or former employee or service provider (or beneficiary thereof) becoming due from any West Suburban Entity or under any West Suburban Benefit Plan, (ii) increase any benefits otherwise payable under any West Suburban Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, or any benefit under any life insurance owned by any West Suburban Entity or the Rights of any West Suburban Entity in, to or under any insurance on the life of any current or former officer, director, or employee of any West Suburban Entity, or change any Rights or obligations of any West Suburban Entity with respect to such insurance.
(k)Section 4.15(k) of the West Suburban Disclosure Memorandum sets forth preliminary calculations, based on assumptions set forth therein, of the estimated amount of all payments and benefits payable by any West Suburban Entity to any current or former employee or other service provider (as determined based on the valuation principles described in Section 280G of the Code and the Treasury Regulations promulgated thereunder), pursuant to any employment, salary continuation, bonus, change in control, or other agreements, plans or arrangements, in connection with a termination of employment before or following, or otherwise in connection with or contingent upon, the transactions contemplated under this Agreement.
(l)Except as disclosed in Section 4.15(l) of the West Suburban Disclosure Memorandum, no West Suburban Entity has sponsored or maintained, and no West Suburban Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.  The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of current employees and former employees of any West Suburban Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been reflected on the West Suburban Financial Statements in all material respects to the extent required by and in accordance with GAAP.

(m)Each West Suburban Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been at all times in material compliance both as to form and operation with Section 409A of the Code and the guidance issued by the IRS with respect to such plans or is not required to comply therewith due to its grandfathered status under Section 409A of the Code.
(n)All individuals who render services to any West Suburban Entity and who participate in a West Suburban Benefit Plan pursuant to the terms of such West Suburban Benefit Plan are in fact eligible to and authorized to participate in such West Suburban Benefit Plan.  All West Suburban Entities have, for purposes of the West Suburban Benefit Plans and all other purposes, correctly classified all individuals performing services for such West Suburban Entity as common law employees, independent contractors, or agents, as applicable.
(o)Neither West Suburban nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)) or any employee pension benefit plan within the meaning of ERISA Section 3(2) that is subject to Section 412 of the Code or Section 302 of ERISA or a multiple employer plan within the meaning of Section 413(c) of the Code or ERISA Sections 4063, 4064, or 4066.
(p)Except as disclosed in Section 4.15(p) of the West Suburban Disclosure Memorandum, there are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Surviving Corporation shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance Contracts as West Suburban presently holds.  Each West Suburban Entity will, upon the execution and delivery of this Agreement, and will continue to have until the Effective Time, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.
(q)Each West Suburban Benefit Plan may be amended or terminated by West Suburban without the consent of any Person.
(r)Except as disclosed in Section 4.15(r) of the West Suburban Disclosure Memorandum, no West Suburban ERISA Plan is involved or connected with any fund or other investment that has or involves any early termination, market value adjustment or other similar fee, payment requirement, or other charge.
4.16Material Contracts.
(a)Except as disclosed in Section 4.16(a) of the West Suburban Disclosure Memorandum or otherwise reflected in the West Suburban Financial Statements, as of the date of this Agreement, none of the West Suburban Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, bonus, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by any West Suburban Entity, or the guarantee by any West

Suburban Entity of any such obligation (Contracts evidencing the creation of deposit liabilities, endorsements or guarantees in connection with presentation of items for collection (e.g., personal or business checks do not relate to the borrowing of money), purchases of federal funds, advances from the Federal Reserve or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, and advances of depository institution Subsidiaries incurred in the ordinary course of West Suburban’s business, (iii) any Contract which prohibits or restricts any West Suburban Entity or any personnel of a West Suburban Entity from engaging in any business activities in any geographic area, line of business, or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers or “shrink-wrap” software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any West Suburban Entity, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract or series of contracts not in excess of $150,000 per annum), or (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract or any Contract that is a combination thereof not included on its balance sheet (collectively, the “West Suburban Contracts”).
(b)With respect to each West Suburban Contract and except as disclosed in Section 4.16(b) of the West Suburban Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no West Suburban Entity is in material Default thereunder; (iii) no West Suburban Entity has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is in Default in any respect or has repudiated or waived each material provision thereunder; (v) no other party to any such Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any such Contract as a result of a Pandemic or the Pandemic Measures; and (vi) no Consent which has not been or will not be obtained is required by a Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby.  Section 4.16(b) of the West Suburban Disclosure Memorandum lists every Consent required by any Contract involving an amount in excess of $250,000.  All of the indebtedness of any West Suburban Entity for money borrowed (other than purchases of federal funds, advances from the Federal Reserve or Federal Home Loan Bank, repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, other advances of depository institution Subsidiaries incurred in the ordinary course of West Suburban’s business, and Contracts relating to borrowings or guarantees made in the ordinary course of West Suburban’s business) is prepayable at any time by such West Suburban Entity without penalty, premium or charge, except as specified in Section 4.16(b) of the West Suburban Disclosure Memorandum.
4.17Fiduciary Activities.  Except as would not reasonably be expected to have a West Suburban Material Adverse Effect, each of West Suburban and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance in all material respects with the terms of the governing documents and applicable Law. Except as would not reasonably be expected to have a West Suburban Material Adverse Effect, none of West Suburban or any of its Subsidiaries, or any director, officer or employee thereof, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
4.18Mortgage Banking Business.

Except where any such failure would not be material to West Suburban and its Subsidiaries, taken as a whole:

(a)West Suburban and its Subsidiaries have complied with in all material respects, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by West Suburban and its Subsidiaries and satisfied in all material respects, (i) all applicable Laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between West Suburban and its Subsidiaries and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer, and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan; and
(b)Since January 1, 2018, no Agency, Loan Investor or Insurer has (i) claimed in writing that West Suburban or its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by West Suburban or its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing restrictions on the activities (including commitment authority) of West Suburban or its Subsidiaries or (iii) indicated in writing to West Suburban  or its Subsidiaries that it has terminated or intends to terminate its relationship with West Suburban or its Subsidiaries for poor performance, poor loan quality or concern with respect to West Suburban’s or its Subsidiaries’ compliance with laws.
4.19Privacy of Customer Information. For the purposes contemplated by this Agreement, each West Suburban Entity has valid rights to use all IIPI relating to customers, former customers, and prospective customers.
4.20Legal Proceedings.
 Section 4.20 of the West Suburban Disclosure Memorandum lists all Litigation that is pending against West Suburban or any of its Subsidiaries or any of their respective executive officers or directors acting in their capacity as such.  Except as disclosed in Section 4.20 of the West Suburban Disclosure Memorandum or where any such Litigation would not be material to West Suburban and its Subsidiaries, taken as a whole, there is no Litigation instituted or pending, or, to the Knowledge of West Suburban, threatened (or unasserted but considered probable of assertion) (a) against any West Suburban Entity, against any director, officer, employee, or agent of any West Suburban Entity in their capacities as such or with respect to any service to or on behalf of any West Suburban Benefit Plan or any other Person at the request of the West Suburban Entity or West Suburban Benefit Plan, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any West Suburban Entity, or (b) seeking to prevent, materially alter, or delay any of the transactions contemplated by this Agreement. To the Knowledge of West Suburban, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any Litigation against any West Suburban Entity except where any such Litigation would not be material to West Suburban and its Subsidiaries, taken as a whole.  No claim for indemnity has been made or, to the Knowledge of West Suburban, threatened by any director, officer, employee, independent contractor, or agent to any West Suburban Entity and, to the Knowledge of West Suburban, no basis for any such claim exists.

4.21Reports.  Except for immaterial late filings or as otherwise disclosed in Section 4.21 of the West Suburban Disclosure Memorandum, since January 1, 2018, each West Suburban Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities.  As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws.  As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
4.22Internal Control.  West Suburban’s internal control over financial reporting is, in all material respects, effective to provide reasonable assurance regarding the reliability of West Suburban’s financial reporting and the preparation of West Suburban financial statements for external purposes in accordance with GAAP.  West Suburban’s internal control over financial reporting is, in all material respects, effective to provide reasonable assurance (i) regarding the maintenance of records, that in reasonable detail, accurately and fairly reflect the transactions and disposition of West Suburban's consolidated Assets; (ii) that transactions are recorded as necessary to permit the preparation of West Suburban's financial statements in accordance with GAAP and that receipts and expenditures are being made only in accordance with the authorizations of West Suburban's management and directors; and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of West Suburban’s consolidated Assets that could have a material impact on West Suburban's financial statements.
4.23Loans and Transactions with Executive Officers and Directors.  West Suburban is in compliance with Federal Reserve Regulation O in all material respects.  Section 4.23 of the West Suburban Disclosure Memorandum sets forth a list of all loans as of the date hereof by West Suburban and its Subsidiaries to any directors, executive officers, and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of West Suburban or any of its Subsidiaries.  There are no employee, officer, director, or other affiliate loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market rate for similar loans to similarly situated borrowers at the time the loan was originated.  All such loans are and were originated in compliance in all material respects with all applicable Laws.
4.24Approvals.  No West Suburban Entity nor, to the Knowledge of West Suburban,

any Affiliate thereof, has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b).

4.25Takeover Laws and Provisions.  Each West Suburban Entity has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or, if necessary, to render inapplicable, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws, (collectively, “Takeover Laws”).
4.26Brokers and Finders; Opinion of Financial Advisor.  Except for the West Suburban Financial Advisor, neither West Suburban nor its Subsidiaries, or any of their respective officers, directors, employees, or Representatives, has employed any broker, finder, or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder’s or other such fees in connection with this Agreement or the transactions contemplated hereby.  Section 4.26 of the West Suburban Disclosure Memorandum lists the fees and expenses that are currently owed or payable to the West Suburban Financial Advisor and that will be owed for its services rendered to West Suburban and its Subsidiaries in connection with the Merger and transactions contemplated by this Agreement.  The Board of Directors of West Suburban has received the written opinion of the West Suburban Financial Advisor, dated the date of this Agreement, to the effect that, as of the date of such opinion, the consideration to be received in the Merger by the holders of West Suburban Common Stock is fair, from a financial point of view, to such holders.
4.27Board of Directors Recommendation.  West Suburban’s board of directors, at a meeting duly called and held, has by unanimous vote of the directors (a) adopted this Agreement and approved the transactions contemplated hereby, including the Merger and the transactions contemplated hereby and thereby, and has determined that, taken together, they are fair to and in the best interests of West Suburban’s shareholders, and (b) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of West Suburban Common Stock approve this Agreement, the Merger, and the related transactions and to call and hold a meeting of West Suburban’s shareholders at which this Agreement, the Merger, and the related transactions shall be submitted to the holders of the shares of West Suburban Common Stock for approval.
4.28PPP and Main Street Lending Program.  To the extent that West Suburban Bank has originated or otherwise participated in any program or benefit created or modified by the Coronavirus Aid, Relief, and Economic Security Act, including but not limited to the Paycheck Protection Program (“PPP”), West Suburban Bank has done so in material compliance with all Laws governing such program or benefit, including, but not limited, to all regulations and guidance issued by the SBA with the respect to loans originated pursuant to or in association with the PPP. West Suburban Bank has not originated any loan under the PPP to any “Insider”, as such term is defined under Regulation O (12 C.F.R. Part 215). To the extent that West Suburban Bank has originated or otherwise participated in any program or benefit created or modified by, or offered in association with, the Federal Reserve Board’s Main Street Lending Program, or extended credit or participated in any loan facility offered in conjunction with the Main Street Lending Program, such participation has been in material compliance with all Laws governing the program, including without limitation all regulations and guidance issued by the Federal Reserve Board, and in accordance with safe and sound banking practices.

4.29Statements True and Correct.
(a)None of the information supplied or to be supplied by any West Suburban Entity or, to the Knowledge of West Suburban, any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the information supplied or to be supplied by any West Suburban Entity or, to the Knowledge of West Suburban, any Affiliate thereof for inclusion in any Joint Proxy Statement/Prospectus to be delivered to West Suburban’s shareholders in connection with West Suburban’s Shareholders’ Meeting, and any other documents to be filed by any West Suburban Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement/Prospectus, when first mailed or delivered to the shareholders of West Suburban be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of West Suburban’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for West Suburban’s Shareholders’ Meeting.
(b)All documents that any West Suburban Entity or, to the Knowledge of West Suburban, any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.
4.30Delivery of West Suburban Disclosure Memorandum.
 West Suburban has delivered to Buyer a complete West Suburban Disclosure Memorandum herewith.
4.31No Additional Representations.  Except for the representations and warranties specifically set forth in Article 4 of this Agreement, neither West Suburban nor any of its Affiliates or Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and West Suburban hereby disclaims any such representation or warranty by West Suburban or any of its officers, directors, employees, agents, or Representatives, or any other person.
Article 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to West Suburban, except as set forth in the Buyer Disclosure Memorandum, as follows:

5.1Organization, Standing, and Power.
 Buyer is a corporation duly organized,

validly existing, and in good standing under the Laws of the State of Delaware and is a bank holding company within the meaning of the BHCA.  Buyer Bank is a national banking association duly organized, validly existing and in good standing under the Laws of the United States.  Each of Buyer and Buyer Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets.  Each of Buyer and Buyer Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.  Buyer Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder, and the deposits held by Buyer Bank are insured, up to the applicable limits, by the FDIC’s Deposit Insurance Fund.
5.2Authority of Buyer; No Breach By Agreement.
(a)Buyer has the corporate power and authority necessary to execute and deliver this Agreement, and subject to the stockholder and other actions described below, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer, subject to the adoption of this Agreement in accordance with the terms of the certificate of incorporation, as amended, and bylaws of Buyer by the holders of a majority of the outstanding shares of Buyer Common Stock (the “Requisite Buyer Stockholder Approval”), which is the only Buyer stockholder votes required for approval of this Agreement and consummation of the Merger.  Subject to any approvals referred to in Sections 8.1(a) and 8.1(b), this Agreement represents a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and the availability of the equitable remedies).
(b)Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer and Buyer Bank of the transactions contemplated hereby, nor compliance by Buyer and Buyer Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Buyer’s certificate of incorporation or bylaws or the articles of incorporation (or equivalent document) or bylaws of any Buyer Subsidiary or any resolution adopted by the board of directors or the stockholders of any Buyer Entity, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material Asset of any Buyer Entity under, any material Contract or any material Permit of any Buyer Entity, or (iii)  subject to receipt of the requisite Consents referred to in Sections 8.1(b) and 8.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Buyer Entity or any of their respective material Assets.
(c)Except for (i) the filing of applications and notices with, and approval of such applications and notices from the Federal Reserve, the FDIC, the OCC and the Illinois Department of Financial and Professional Regulation, Division of Banking, (ii) the filing of any other required applications, filings, or notices with any other federal or state banking, insurance, or other Regulatory Authorities, self-regulatory authorities, or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings, and notices set forth on Section 5.2(c) of the Buyer Disclosure Memorandum, (iii) the filing with the SEC of the Joint Proxy Statement/Prospectus and the Registration Statement, and declaration by the SEC of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger with the Illinois Secretary of State and Secretary of State of the State of Delaware, (v) the filing of applications, filings and notices, as applicable, with NASDAQ and such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states, (vi) any consents, authorizations, approvals, filings, or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the Merger, regulation of broker-dealers, investment advisers, or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules and regulations of the Nasdaq Stock Market, (vii) any filings or notices that are required under consumer finance, mortgage banking and other similar laws, and (viii) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Buyer of the Merger and the other transactions contemplated by this Agreement.
5.3Capital Stock.
(a)The authorized capital stock of Buyer consists of 60,000,000 shares of Buyer Common Stock, of which 28,707,737 shares are issued and outstanding as of the date of this Agreement and 6,249,647 shares are held as treasury stock.  All of the issued and outstanding shares of capital stock of Buyer are duly and validly issued and outstanding and are fully paid and nonassessable.  To the Knowledge of Buyer, none of the outstanding shares of capital stock of Buyer has been issued in violation of any preemptive rights of the current or past shareholders of Buyer.  Buyer Common Stock is listed for trading and quotation on the Nasdaq Stock Market.  The shares of Buyer Common Stock to be issued in the Merger will be (i) duly authorized, validly issued, fully paid, and nonassessable; (ii) registered under the Securities Act; and (iii) listed for trading and quotation on the Nasdaq Stock Market.
(b)Except as disclosed on Section 5.3(b) of the Buyer Disclosure Memorandum, there are no shares of capital stock or other equity securities of Buyer reserved for issuance, and no outstanding Rights with respect to any Buyer securities or any right or privilege (whether preemption or contractual) capable of becoming a Right for the purchase, subscription, exchange, or issuance of any securities of Buyer.
5.4Buyer Subsidiaries.  Buyer has no Subsidiaries except as set forth in Section 5.4 of the Buyer Disclosure Memorandum, and Buyer owns all of the equity interests in each of its Subsidiaries.  No capital stock (or other equity interest) of any such Subsidiary is or may become required to be issued (other than to another Buyer Entity) by reason of any Rights, and there are no Contracts by which any such Subsidiary is bound to issue (other than to another Buyer Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any Buyer Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any such Subsidiary (other than to another Buyer Entity).  There are no Contracts relating to the Rights of any Buyer Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any such Subsidiary.  All of the shares of capital stock (or other equity interests) of each Subsidiary are fully paid and nonassessable and are owned directly or indirectly by Buyer free and clear of any Lien except as set forth in Section 5.4 of the Buyer Disclosure Memorandum.  Each Subsidiary is duly qualified or licensed to transact business in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.
5.5Financial Statements.
(a)Each of the Buyer Financial Statements (including, in each case, any related notes) that are contained in the Exchange Act Documents required to be filed by Buyer since January 1, 2018 (the “Buyer Exchange Act Reports”), including any Buyer Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the Exchange Act was, or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act),  fairly presented in accordance with GAAP the consolidated financial position of Buyer and its Subsidiaries as of the respective dates and the consolidated results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect, and were certified to the extent required by the Sarbanes-Oxley Act.
(b)Buyer’s independent registered public accountants, which have expressed their opinion with respect to the Buyer Financial Statements and its Subsidiaries whether or not included in Buyer’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Buyer Financial Statements (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (ii) “independent” with respect to Buyer within the meaning of Regulation S-X, and (iii) with respect to Buyer, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws.  Buyer’s independent registered public accountants have audited Buyer’s year-end financial statements, and have reviewed Buyer’s interim financial statements, that are included in the Buyer Financial Statements.  Section 5.5(b) of the Buyer Disclosure Memorandum lists all non-audit services performed by Buyer’s independent registered public accountants for Buyer or Buyer Bank.
(c)Buyer maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information relating to Buyer and its Subsidiaries is made known on a timely basis to Buyer’s principal executive officer and Buyer’s principal financial officer.
5.6Absence of Undisclosed Liabilities.
Neither Buyer nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Buyer and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Buyer or any of its Subsidiaries in Buyer’s or such Subsidiary’s financial statements.

5.7Fiduciary Activities.  Except as would not reasonably be expected to have a Buyer Material Adverse Effect, each of Buyer and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance in all material respects with the terms of the governing documents and applicable Law. Except as would not reasonably be expected to have a Buyer Material Adverse Effect, none of Buyer or any of its Subsidiaries, or any director, officer or employee thereof, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
5.8Privacy of Customer Information.  For the purposes contemplated by this Agreement, each Buyer Entity has valid rights to use all IIPI relating to customers, former customers, and prospective customers.
5.9Legal Proceedings. Except as disclosed in Section 5.9 of the Buyer Disclosure Memorandum, there is no material litigation instituted or pending, or, to the Knowledge of Buyer, threatened (a) against any Buyer Entity, or to which any assets, interest, or right of any of them may be subject, or (b) seeking to prevent, materially alter, or delay any of the transactions contemplated by this Agreement.  To the Knowledge of Buyer, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any material Litigation against any Buyer Entity.  There is no Order either (i) outstanding against any Buyer Entity, or (ii) seeking to prevent, materially alter, or delay any of the transactions contemplated by this Agreement.
5.10Reports.  Except for immaterial late filings or as otherwise disclosed in Section 5.10 of the Buyer Disclosure Memorandum, since January 1, 2018, each Buyer Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities.  As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws.  As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
5.11Absence of Certain Changes or Events.  Except as disclosed in the Buyer Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.11 of the Buyer Disclosure Memorandum, from December 31, 2020 through the date of this Agreement, (a) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, and

(b) since December 31, 2020, the Buyer Entities have conducted their respective businesses in the ordinary course of business consistent with past practice.

5.12Tax Matters.
(a)All Buyer Entities have timely filed with the appropriate Taxing Authorities all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects.  None of the Buyer Entities is the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice.  All material Taxes of the Buyer Entities to the extent due and payable (whether or not shown on any Tax Return) have been fully and timely paid.  There are no Liens for any material Taxes (other than a Lien for current tax year real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Buyer Entities.  Except as disclosed in Section 5.12(a) of the Buyer Disclosure Memorandum, no written claim has ever been made by any Taxing Authority in a jurisdiction where any Buyer Entity does not file a Tax Return that such Buyer Entity may be subject to Taxes by that jurisdiction.
(b)Except as disclosed in section 5.12(b) of the Buyer Disclosure Memorandum, none of the Buyer Entities has received any written notice of assessment or proposed assessment in connection with any Taxes.  Except as disclosed in section 5.12(b) of the Buyer Disclosure Memorandum, there are no ongoing or pending Tax disputes, claims, audits, or examinations regarding any Taxes of any Buyer Entity, any Tax Returns of any Buyer Entity, or the assets of any Buyer Entity.  No officer or employee responsible for Tax matters of any Buyer Entity expects any Taxing Authority to assess any additional material Taxes for any period for which Tax Returns have been filed.  No issue has been raised by a Taxing Authority in any prior examination of any Buyer Entity, which, by application of the same or similar principles, could be expected to result in a proposed material deficiency for any subsequent taxable period.  None of the Buyer Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.
(c)Neither Buyer nor Buyer Bank has taken any action, failed to take any action, or has Knowledge of any fact that would be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(d)Except as disclosed in Section 5.12(d) of the Buyer Disclosure Memorandum, as of the date of this Agreement and as a result of the Merger and the transactions contemplated hereby, none of the Buyer Entities is obligated to make any payments or is a party to any Contract that could reasonably obligate it to make any payments for which a deduction could be disallowed by reason of Sections 280G, 162(m) or 404 of the Code, or which could be subject to withholding under Section 4999 of the Code.
(e)Except as disclosed in section 5.12(e) of the Buyer Disclosure Memorandum, each Buyer Entity is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.
(f)No Buyer Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.
5.13Allowance for Credit Losses. Buyer’s allowance for credit losses is, and has been since January 1, 2021, in material compliance with Buyer’s methodology for determining the adequacy of its allowance for credit losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board in all material respects.
5.14Assets.
(a)Except as disclosed in Section 5.14(a) of the Buyer Disclosure Memorandum or as disclosed or reserved against in the Buyer Financial Statements, the Buyer Entities have good and marketable title, free and clear of all Liens except those permitted in Section 5.14(d), to all of their respective Assets.  In addition, to the Knowledge of Buyer, all material tangible properties used in the businesses of the Buyer Entities are in operating condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Buyer’s past practices.

(b)The Buyer Entities currently maintain insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility, in such amounts as management of Buyer has reasonably determined to be prudent.  None of the Buyer Entities has received written notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to any Buyer Entity, any act or occurrence, or that any Asset, officer, director, employee or agent of any Buyer Entity will not be covered by such insurance or bond.

(c)The Assets of the Buyer Entities include all material Assets required by the Buyer Entities to operate the business of the Buyer Entities as presently conducted.  All real and personal property which is material to the business of the Buyer Entities that is leased or licensed by them is held pursuant to leases (the “Buyer Leases”) or licenses which are valid and enforceable in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and the availability of the equitable remedies) and, to the Knowledge of Buyer, such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of any of the transactions contemplated hereby.  To the Knowledge of Buyer, all improved real property owned or leased by the Buyer Entities is in material compliance with all applicable laws, including zoning laws and the Americans with Disabilities Act of 1990.

(d)Each Buyer Entity has fee simple title to all the real property assets reflected in the latest audited balance sheet included in the Buyer Financial Statements as being owned by a Buyer Entity (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Buyer Realty”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property or ad valorem taxes not yet delinquent (or being contested in good faith and for which adequate reserves have been established), (iii) the rights of landlords under the Buyer Leases; (iv) the rights of tenants in possession under any lease agreements affecting any real estate owned included among the Buyer Realty; (v) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by an Buyer Entity on the date hereof or otherwise materially impair business operations at such properties, as conducted by a Buyer Entity on the date hereof and (vi) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as used on the date hereof.

(e)To the Knowledge of Buyer, the Buyer Realty is in material compliance with all applicable building, fire, zoning (or are legal nonconforming uses allowed under applicable zoning ordinances) and other applicable laws, ordinances and regulations and with all deed restrictions of record, no written notice of any material violation or material alleged violation thereof has been received in the past three (3) years that has not been resolved, and there are no proposed changes therein that would materially and adversely affect the Buyer Realty or its uses.  Buyer has no Knowledge of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the Buyer Realty which may materially and adversely affect the Buyer Realty or the current use by a Buyer Entity thereof.

(f)To the Knowledge of Buyer, the Buyer Realty and the real property with respect to which a Buyer Entity is the lessee, sublessee or licensee (the “Buyer Leased Real Properties”) are in material compliance with all applicable building, fire, zoning (or are legal nonconforming uses allows under applicable zoning ordinances) and other applicable Laws and with all deed restrictions of record, no written notice of any material violation or material alleged violation thereof has been received in the past three (3) years that has not been resolved, and there are no proposed changes therein that would materially and adversely affect the Buyer Realty, the Buyer Leased Real Properties, or their uses. Buyer has no Knowledge of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the Buyer Realty or the Buyer Leased Real Properties which may materially and adversely affect the Buyer Realty or the Buyer Leased Real Properties or the current use by a Buyer Entity thereof.

5.15Intellectual Property.  Except as disclosed in Section 5.15 of the Buyer Disclosure Memorandum, each Buyer Entity owns or has a license to use all of the Intellectual Property used by such Buyer Entity in the course of its business, including sufficient rights in each copy possessed by each Buyer Entity except where any such failure would not be material to Buyer and its Subsidiaries, taken as a whole.  Each Buyer Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such Buyer Entity in connection with such Buyer Entity’s business operations, and such Buyer Entity has the right to convey by sale or license any Intellectual Property so conveyed.  To the Knowledge of Buyer, no Buyer Entity is in material Default under any of its Intellectual Property licenses except where such Default would not be material to Buyer and its Subsidiaries, taken as a whole.  Except as disclosed in section 5.15 of the Buyer Disclosure Memorandum, no proceedings have been instituted, or are pending or to the Knowledge of Buyer threatened, which challenge the rights of any Buyer Entity with respect to Intellectual Property used, sold, or licensed by such Buyer Entity in the course of its business, nor has any person claimed or alleged that any Buyer Entity has misappropriated any rights to such Intellectual Property.  Except as disclosed in section 5.125 of the Buyer Disclosure Memorandum, to the Knowledge of Buyer, the conduct of the business of the Buyer Entities does not infringe any Intellectual Property of any other person.  Except as disclosed in Section 5.15 of the Buyer Disclosure Memorandum, no Buyer Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property, other than any license or maintenance fees specified in a license agreement with such party.  Except as disclosed in Section 5.15 of the Buyer Disclosure Memorandum, Buyer does not have any Contracts with its directors, officers, or employees which require such officer, director, or employee to assign any interest in any Intellectual Property to an Buyer Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Buyer Entity.
5.16Environmental Matters.
(a)Each Buyer Entity and its Operating Properties are, and have been in compliance with Environmental Laws and Permits in all material respects.

(b)There is no Litigation pending, and Buyer has received no written notice of any threatened environmental enforcement action, investigation, or Litigation before any Governmental Authority or other forum in which any Buyer Entity or any of its Operating Properties (or Buyer in respect of such Operating Property) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance with or Liability under any Environmental Law, or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material at a site currently or formerly owned, leased, or operated by any Buyer Entity or any of its Operating Properties.

(c)To the Knowledge of Buyer, during and prior to the period of (i) any Buyer Entity’s ownership or operation of any of their respective current properties, (ii) any Buyer Entity’s participation in the management of any of their respective current properties, or (iii) any Buyer Entity’s holding of ownership or operation of, any Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting such properties.  To the Knowledge of Buyer, during and prior to the period of (i) Buyer Entity’s ownership or operation of any of their respective current properties, or (ii) any Buyer Entity’s participation in the management of any of their respective current properties, there have been no material violations of any Environmental Laws with respect to such properties.

(d)Notwithstanding any other provision herein, the representations and warranties contained in Section 5.16(a) to (c) above constitute the sole representations and warranties of each Buyer Entity with respect to their compliance, or the compliance of any properties now or previously owned or operated, with Environmental Laws or Permits or with respect to the presence of Hazardous Material.

5.17Compliance with Laws.

(a)Each of the Buyer Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and, to the Knowledge of Buyer, there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses, except in each case where the failure to hold such Permit or make such filing, application, or registration or such Default would not be material to Buyer and its Subsidiaries, taken as a whole.

(b)To the Knowledge of Buyer, none of the Buyer Entities is in material Default under any Laws or Orders applicable to its business or employees conducting its business.

(c)Since December 31, 2018, none of the Buyer Entities has received any written notification or communication from any Governmental Authority (i) asserting that Buyer or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces,  or (ii) threatening to revoke any Permits.

(d)Neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking with, or is subject to any capital directive by, or since January 1, 2019 has adopted any board resolutions at the request of, any Governmental Authority (each a “Buyer Regulatory Agreement”), nor has Buyer or any of its Subsidiaries been advised since January 1, 2019 and prior to the date hereof by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Buyer Regulatory Agreement.

(e)There (i) is no material unresolved violation of Law with respect to any report or statement relating to any examinations or inspections of Buyer or any of its Subsidiaries, (ii) since January 1, 2018, are no material written notices or correspondence received by Buyer with respect to pending formal or informal inquiries by, or disagreements with, any Governmental Authority with respect to Buyer’s or any of Buyer’s Subsidiaries’ business, operations, policies, or procedures, and (iii) is not any pending or, to the Knowledge of Buyer, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of it or any of its Subsidiaries.

(f)None of the Buyer Entities nor, to the Knowledge of Buyer, any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, anything of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (i) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (ii) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iv) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

(g)Each Buyer Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act.

(h)Each Buyer Entity’s collection and use of IIPI complies in all material respects with applicable privacy or data security requirements of the Fair Credit Reporting Act, and the Gramm-Leach-Bliley Act, including implementing regulations.

5.18Labor Relations.

(a)No Buyer Entity is the subject of any Litigation asserting that it or any other Buyer Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Buyer Entity to bargain with any labor organization, trade union, workers council, or other employee representative as to wages or conditions of employment, nor is any Buyer Entity a party to any collective bargaining agreement or subject to any bargaining order, injunction, legally binding commitment, or other Order relating to any Buyer Entity’s relationship or dealings with its employees, any labor organization, trade union, workers council, or any other employee representative. There is no strike, slowdown, lockout, work stoppage, or other job action or labor dispute involving any Buyer Entity pending or, to the Knowledge of Buyer, threatened, and there have been no such actions or disputes in the past five (5) years. To the Knowledge of Buyer, there has not been any attempt by any Buyer Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Buyer Entity.

(b)All of the employees employed by any Buyer Entity in the United States are either United States citizens or are, to the Knowledge of Buyer, legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Each Buyer Entity has complied with E-Verify and any comparable Law.

(c)No Buyer Entity has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Buyer Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Buyer Entity; and no Buyer Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.

(d)Except as disclosed in Section 5.18(d) of the Buyer Disclosure Memorandum, all independent contractors of each Buyer Entity meet the standard for an independent contractor under all Laws (including Treasury Regulations under the Code and federal and state labor and employment Laws), and no such Person is an employee of any Buyer Entity under any applicable Law.

(e)Except as disclosed in section 5.18(e) of the Buyer Disclosure Memorandum, all Buyer Entities are and for the past three (3) years have been in material compliance with all applicable Laws pertaining to employment and employment practices with respect to the employees of Buyer and its Subsidiaries, including but not limited to all Laws relating to wages, hours, overtime, employment discrimination, workplace harassment, retaliation, family and medical leave, disability accommodation, civil rights, safety and health, workers’ compensation, pay equity, I-9 employment eligibility verification and the collection and payment of payroll withholding, unemployment, Medicare and/or social security taxes, and there are no pending, or, to the Knowledge of Buyer, threatened, investigations, complaints, charges, claims, lawsuits, or arbitrations with respect to such Laws.

5.19Employee Benefit Plans.

(a)Each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any Buyer Entity or any ERISA Affiliate thereof for the benefit of employees, former employees, officers, retirees, dependents, spouses, current or former directors, independent contractors, or other beneficiaries or under which employees, former employees, officers, retirees, dependents, spouses, current or former directors, independent contractors, or other beneficiaries are eligible to participate (each, a “Buyer Benefit Plan,” and collectively, the “Buyer Benefit Plans”) is in material compliance with the terms of such Buyer Benefit Plan and, in material compliance with the requirements of all applicable Laws, including the Code and ERISA. Any of the Buyer Benefit Plans that is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Buyer ERISA Plan.”  Each Buyer ERISA Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or, in the alternative, appropriately relies upon an opinion letter issued to a prototype plan under which the Buyer ERISA Plan has been adopted and, to the Knowledge of Buyer, there exist no circumstances likely to result in revocation of any such favorable determination or opinion letter. Buyer has not received any written communication from any Governmental Authority questioning or challenging the compliance of any Buyer Benefit Plan with applicable Laws. No Buyer Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination by any Governmental Authority that the Buyer Benefit Plan failed to comply with applicable Laws.

(b)To the Knowledge of Buyer, there has been no material oral or written representation or communication made by or on behalf of Buyer with respect to any material aspect of any Buyer Benefit Plan which is not in all material respects in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither Buyer, any Buyer Entity, nor, to the Knowledge of Buyer, any administrator or fiduciary of any Buyer Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Buyer, any Buyer Entity, or Buyer to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, Buyer Benefit Plans other than routine claims for benefits which are payable in the ordinary course of business consistent with the terms of the applicable plan, and no action, proceeding, prosecution, inquiry, hearing, or investigation has been commenced with respect to any Buyer Benefit Plan other than routine claims for benefits.

(c)All Buyer Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Buyer Benefit Plans are correct and complete in all material respects; to the extent applicable, have been timely filed with the IRS, the DOL, or the PBGC, and have been distributed to participants of the Buyer Benefit Plans (as required by Law); and there have been no material misstatements or omissions in the information set forth therein.

(d)To the Knowledge of Buyer, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any Buyer Benefit Plan has engaged in any nonexempt “prohibited transaction” (as described in Code Section 4975(c) or ERISA Section 406).
(b)Each Buyer Benefit Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code is in material compliance with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended, including the market reform mandates and the employer-shared responsibility requirements, and to the Knowledge of Buyer, no event has occurred nor circumstances exist that could reasonably be expected to cause any Buyer Entity to be subject to any Taxes assessable under Sections 4980H(a) and 4980H(b) of the Code.  Each Buyer Entity has complied with the annual health insurance coverage reporting requirements under Code Sections 6055 and 6056.
(c)Except as disclosed in section 5.12(f) of the Buyer Disclosure Memorandum, no Buyer Entity has ever sponsored or contributed to, or could reasonably be expected to have any Liability with respect to, any employee pension benefit plan that is subject to Title IV of ERISA.
(d)No Tax under Code Sections 4980B or 5000 has been incurred with respect to any Buyer Benefit Plan or other plan or arrangement, and to the Knowledge of Buyer, no circumstance exists that could give rise to such Taxes.
(e)Except as disclosed in Section 5.19(h) of the Buyer Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in connection with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” as defined under Code Section 280G, or otherwise) to any current or former employee or service provider (or beneficiary thereof) becoming due from any Buyer Entity or under any Buyer Benefit Plan, (ii) increase any benefits otherwise payable under any Buyer Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, or any benefit under any life insurance owned by any Buyer Entity or the Rights of any Buyer Entity in, to or under any insurance on the life of any current or former officer, director, or employee of any Buyer Entity, or change any Rights or obligations of any Buyer Entity with respect to such insurance.

(i)Except as disclosed in Section 5.19(i) of the Buyer Disclosure Memorandum, no Buyer Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Buyer Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been reflected on the Buyer Financial Statements in all material respects to the extent required by and in accordance with GAAP.

(j)Each Buyer Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been at all times in material compliance both as to form and operation with Section 409A of the Code and the guidance issued by the IRS with respect to such plans or is not required to comply therewith due to its grandfathered status under Section 409A of the Code.
(k)Except as disclosed in section 5.19(k) of the Buyer Disclosure Memorandum, all individuals who render services to any Buyer Entity and who participate in a Buyer Benefit Plan pursuant to the terms of such Buyer Benefit Plan are in fact eligible to and authorized to participate in such Buyer Benefit Plan.  All Buyer Entities have, for purposes of the Buyer Benefit Plans and all other purposes, correctly classified all individuals performing services for such Buyer Entity as common law employees, independent contractors, or agents, as applicable.

(l)Except as disclosed in section 5.19(l) of the Buyer Disclosure Memorandum, neither Buyer nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)) or any employee pension benefit plan within the meaning of ERISA Section 3(2) that is subject to Section 412 of the Code or Section 302 of ERISA or a multiple employer plan within the meaning of Section 413(c) of the Code or ERISA Sections 4063, 4064, or 4066.

5.20Approvals.  No Buyer Entity nor, to the Knowledge of Buyer, any Affiliate thereof, has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b).
5.21Brokers and Finders.  Except for the Buyer Financial Advisor, neither Buyer nor its Subsidiaries, nor any of their respective officers, directors, employees, or Representatives, has employed any broker, finder, or investment banker, or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finder’s or other such fees in connection with this Agreement or the transactions contemplated hereby.
5.22Board of Directors Recommendation.  Buyer’s board of directors, at a meeting duly called and held, has by unanimous vote of the directors (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Buyer and the Buyer’s stockholders, and (b) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of Buyer Common Stock adopt this Agreement, the Merger, and the related transactions, including the approval of the issuance of shares of Buyer Common Stock in connection with the Merger, and to call and hold a meeting of Buyer’s stockholders at which this Agreement, the Merger, and the related transactions, including the approval of the issuance of the shares of Buyer Common Stock in connection with the Merger, shall be submitted to the holders of the shares of Buyer Common Stock for adoption and approval.
5.23PPP and Main Street Lending Program.  To the extent that Buyer Bank has originated or otherwise participated in any program or benefit created or modified by the Coronavirus Aid, Relief, and Economic Security Act, including but not limited to the PPP, Buyer

Bank has done so in material compliance with all Laws governing such program or benefit, including, but not limited, to all regulations and guidance issued by the SBA with the respect to loans originated pursuant to or in association with the PPP. Buyer Bank has not originated any loan under the PPP to any “Insider”, as such term is defined under Regulation O (12 C.F.R. Part 215). To the extent that Buyer Bank has originated or otherwise participated in any program or benefit created or modified by, or offered in association with, the Federal Reserve Board’s Main Street Lending Program, or extended credit or participated in any loan facility offered in conjunction with the Main Street Lending Program, such participation has been in material compliance with all Laws governing the program, including without limitation all regulations and guidance issued by the Federal Reserve Board, and in accordance with safe and sound banking practices.
5.24Available Consideration.  Buyer has available to it, or as of the Effective Time will have available to it, sufficient shares of authorized and unissued Buyer Common Stock and all funds necessary for the issuance and payment of the Merger Consideration and has funds available to it and to satisfy its payment obligations under this Agreement.
5.25Statements True and Correct.
(a)None of the information supplied or to be supplied by any Buyer Entity or, to the Knowledge of Buyer, any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the information supplied or to be supplied by any Buyer Entity or, to the Knowledge of Buyer, any Affiliate thereof for inclusion in the Joint Proxy Statement/Prospectus to be delivered to West Suburban’s shareholders in connection with West Suburban’s Shareholders’ Meeting, and any other documents to be filed by any Buyer Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement/Prospectus, when first mailed or delivered to the shareholders of West Suburban be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of West Suburban’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for West Suburban’s Shareholders’ Meeting.
(b)All documents that any Buyer Entity or, to the Knowledge of Buyer, any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.
5.26Delivery of the Buyer Disclosure Memorandum.  Buyer has delivered to West Suburban a complete Buyer Disclosure Memorandum herewith.

5.27No Additional Representations.
 Except for the representations and warranties specifically set forth in Article 5 of this Agreement, neither Buyer nor any of its Affiliates or Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to West Suburban, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Buyer hereby disclaims any such representation or warranty by Buyer or any of its officers, directors, employees, agents, or Representatives, or any other person.
Article 6
CONDUCT OF BUSINESS PENDING CONSUMMATION
6.1Affirmative Covenants of West Suburban and Buyer.
(a)From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of Buyer shall have been obtained (which Consent shall not be unreasonably withheld, delayed, or conditioned), and except as otherwise expressly contemplated herein, West Suburban shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its Rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, (iv) consult with Buyer prior to entering into or making any loans that exceed regulatory loan to value guidelines, and (v) take no action which would be reasonably likely to (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of either Party to perform its covenants and agreements under this Agreement.
(b)From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of West Suburban shall have been obtained (which Consent shall not be unreasonably withheld, delayed, or conditioned), and except as otherwise contemplated herein, Buyer shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, and (iv) take no action which would reasonably be likely to (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of either Party to perform its covenants and agreements under this Agreement.
(c)West Suburban and Buyer each shall, and shall cause each of its Subsidiaries to, cooperate with the other Party and provide all necessary corporate approvals, and cooperate in seeking all approvals of any business combinations of West Suburban and its Subsidiaries requested by Buyer, provided, the effective time of such business combinations is on or after the Effective Time of the Merger.

(d)Buyer and West Suburban shall cooperate and use their commercially reasonable efforts to deliver to West Suburban’s Tax advisors and Buyer’s Tax counsel and Tax advisors a certificate containing representations reasonably requested by such  advisors in connection with the rendering of the Tax opinion to be issued by such advisors with respect to the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code as required under Section 8.1(g) and in connection with the filing of the Registration Statement.  West Suburban’s Tax advisors and Buyer’s Tax counsel and Tax advisors shall be entitled to rely upon such representations in rendering any such opinions.
6.2Negative Covenants of West Suburban.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of Buyer shall have been obtained (which Consent shall not be unreasonably withheld, delayed, or conditioned), and except as otherwise contemplated herein, West Suburban covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)amend the articles of incorporation (or equivalent document), bylaws, or other governing instruments of any West Suburban Entity;
(b)incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of any West Suburban Entity consistent with past practices (which exception shall include borrowings from correspondent banks under existing lines of credit outstanding as of the date of this Agreement and for West Suburban Entities that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from a Federal Reserve Bank or a Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities), or grant any Lien on any material Asset of any West Suburban Entity (other than in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of West Suburban Bank’s business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the West Suburban Disclosure Memorandum);
(c)except for repurchases of West Suburban Common Stock distributed by the West Suburban ESOP, in the ordinary course of business and in a manner consistent with past practices, repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any West Suburban Entity;
(d)issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of West Suburban Common Stock, any other capital stock of any West Suburban Entity, or any Right;
(e)declare or pay any dividend or make any other distribution in respect of West Suburban’s capital stock, other than dividends from wholly owned West Suburban Subsidiaries to West Suburban, and other than West Suburban’s regular quarterly dividend declared prior to the

Effective Time in an amount not to exceed $6.00 per issued and outstanding share of West Suburban Common Stock;
(f)except for this Agreement and for shares issuable upon the exercise of Rights outstanding as of the date hereof with respect to West Suburban capital stock, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of West Suburban Common Stock, any other capital stock of any West Suburban Entity, or any Right;
(g)adjust, split, combine, or reclassify any capital stock of any West Suburban Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of West Suburban Common Stock, or sell, lease, mortgage, or otherwise dispose of (i) any shares of capital stock of any West Suburban Subsidiary or (ii) any material Asset other than in the ordinary course of business;
(h)except in the ordinary course of business consistent with past practice, purchase any securities or make any material investment (whether by purchase of stock or securities, contributions to capital, material Asset transfers, or purchase of any material Assets) in any Person other than a wholly owned West Suburban Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures of loans in the ordinary course of business;
(i)except as otherwise contemplated by this Agreement or as may be required by any existing West Suburban Benefit Plan: (i) grant any bonus or increase in compensation or benefits to the employees, officers, directors or other services providers of any West Suburban Entity (except (x) increases in compensation or benefits in accordance with past practice for employees that are not directors or executive officers, or (y) as disclosed in Section 6.2(i) of the West Suburban Disclosure Memorandum), (ii) commit or agree to pay any severance or termination pay (other than severance or termination pay in the ordinary course of business consistent with past practice), or any stay or other bonus to any director, officer, employee or other service provider of any West Suburban Entity (except as disclosed in Section 6.2(i) of the West Suburban Disclosure Memorandum), (iii) enter into or amend any severance agreements with officers, employees, directors, or other services providers of any West Suburban Entity, (iv) change any fees or other compensation or other benefits to directors of any West Suburban Entity, or (v) accelerate or vest or commit or agree to accelerate or vest amounts, benefits or rights payable to any employee, director, officer or other service provider by any West Suburban Entity under any West Suburban Benefit Plan;

(j)enter into or amend any employment Contract between any West Suburban Entity and any Person (unless such amendment is required by Law) that West Suburban Entity does not have the right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time, except in the case of amendments to comply with Section 409A of the Code;
(k)except as disclosed on Section 6.2(k) of the West Suburban Disclosure Memorandum, (i) adopt any new Employee Benefit Plan of any West Suburban Entity or terminate or withdraw from, or make any material change in or to, any existing West Suburban Benefit Plan, other than any such change that is required by Law or to maintain continuous benefits at current levels or that is necessary or advisable to maintain the tax qualified status of any such plan, or (ii) make any distributions from such West Suburban Benefit Plan, except as required by Law or the terms of such plan or in the ordinary course of business consistent with past practice;
(l)make any material change in any Tax or accounting practices or methods or in systems of internal accounting controls over financial reporting, except as may be appropriate and necessary to conform to changes in Tax Laws, regulatory guidelines or GAAP;
(m)commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of any West Suburban Entity for material money damages or restrictions upon the operations of any West Suburban Entity, except as disclosed in Section 6.2(m) of the West Suburban Disclosure Memorandum;
(n)except in the ordinary course of business consistent with past practice, enter into, modify, amend, or terminate any material Contract that contemplates an annual expenditure in excess of $150,000 or a term greater than twenty-four (24) months;
(o)make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except, (i) with respect to any extension of credit with an unpaid balance of less than $5,000,000 if secured and $1,000,000 if unsecured, and (ii) with respect to any extension of credit a maturity of ten (10) years or less, in conformity with existing lending policies and practices, or waive, release, compromise, or assign any material rights or claims, or make any adverse changes in the mix, rates, terms, or maturities of West Suburban’s deposits and other Liabilities; provided, that Buyer shall be deemed to have consented to such extension of credit if Buyer does not object within a review period of three (3) business days following the date of delivery of notice of such transaction by West Suburban to Buyer;
(p)except for loans or extensions of credit consistent with existing policies and practices and applicable Law, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of West Suburban or West Suburban Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;
(q)restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(r)make any capital expenditures in excess of $150,000 other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary Taxes;
(s)establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office unless otherwise requested by Buyer;

(t)knowingly take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 8 not being satisfied or in a violation of any provision of this Agreement;
(u)knowingly take, or fail to take, any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(v)agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.2;
(w)maintain West Suburban Bank’s allowance for loan losses in a manner inconsistent with GAAP and applicable regulatory guidelines and accounting principles, practices, and methods inconsistent with past practices of West Suburban Bank; or
(x)take any action that is intended to, or would or would be reasonably likely to result in any of the conditions set forth in Article 8 not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law.
6.3Negative Covenants of Buyer.

During the period from the date of this Agreement to the Effective Time, except as contemplated by this Agreement, Buyer shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written Consent of West Suburban (which Consent shall not be unreasonably withheld, delayed, or conditioned):

(a)amend its certificate of incorporation or bylaws or similar governing documents of any of its Subsidiaries in a manner that changes any material term or provision of the Buyer Common Stock or that otherwise would materially and adversely affect the economic benefits of the Merger to the holders of West Suburban Common Stock or would materially impede Buyer’s ability to consummate the transactions contemplated by this Agreement;
(b)knowingly take, or fail to take, any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(c)(i) adjust, split, combine or reclassify any capital stock or other equity interest, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or distribution (except for (A) dividends paid in the ordinary course of business by any direct or indirect wholly owned Buyer Subsidiary to Buyer or any other direct or indirect wholly owned Buyer Subsidiary, (B) quarterly cash dividends on Buyer Common Stock consistent with past practice, and (C) dividends in respect of the outstanding trust preferred securities of Buyer as of the date hereof or make any other distribution on any shares of its capital stock or other equity interest), or (iii) sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any material Buyer Subsidiary;

(d)except in the ordinary course of business consistent with past practice or involving less than $25,000,000 in purchase price proceeds, purchase any securities or make any material investment (whether by purchase of stock or securities, contributions to capital, material Asset transfers, or purchase of any material Assets) in any Person other than a wholly owned Buyer Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures of loans in the ordinary course of business;
(e)take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article 8 not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law; or
(f)agree to or make any commitment to, take, or adopt any resolutions of the board of directors of Buyer in support of, any of the actions prohibited by this Section 6.3.
6.4Control of the Other Party’s Business.  Prior to the Effective Time, nothing contained in this Agreement (including, without limitation, Sections 6.1, 6.2, or 6.3) shall give Buyer directly or indirectly, the right to control or direct the operations of West Suburban.  Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries’ respective operations.
6.5Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (a) has had or is reasonably likely to have, individually or in the aggregate, a West Suburban Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, (b) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (c) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.
6.6Reports.  West Suburban and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall make available to Buyer copies of all such reports promptly after the same are filed (except to the extent such report constitutes confidential supervisory information or the disclosure thereof would otherwise be prohibited by applicable Law).  West Suburban and its Subsidiaries shall also make available to Buyer monthly financial statements, copies of all written materials provided to members of West Suburban’s board of directors in connection with its regular monthly meetings (other than reports or presentations prepared by the West Suburban Financial Advisor or legal counsel in connection with the Merger or materials containing confidential supervisory information) and quarterly call reports.  The financial statements of West Suburban, whether or not contained in any such reports filed with any other Regulatory Authority, will fairly present the consolidated financial position of West Suburban as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material).  As of their respective dates, such reports of West Suburban filed with any Regulatory Authority shall be prepared in accordance with the Laws applicable to such reports.

6.7Buyer Entity Use and Disclosure of IIPI.  Buyer acknowledges that IIPI disclosed to Buyer Entities in connection with this Agreement has been and will be disclosed pursuant to 15 U.S.C. 6802(e)(7).  Buyer Entities shall not use or disclose IIPI, nor permit the use or disclosure of IIPI, other than for the purposes described in 15 U.S.C. 6802(e)(7).
Article 7

ADDITIONAL AGREEMENTS

7.1West Suburban Shareholder Approval.
(a)Unless this Agreement has been terminated in accordance with Article 10 and subject to Buyer’s compliance with its obligations under Section 7.2 and Section 7.3 of this Agreement, the West Suburban Shareholders’ Meeting shall be convened and this Agreement shall be submitted to the shareholders of West Suburban at the West Suburban Shareholders’ Meeting for the purpose of voting on the approval of this Agreement and the other transactions contemplated hereby, and nothing contained herein shall be deemed to relieve West Suburban of such obligation.  In furtherance of this obligation, West Suburban shall take, in accordance with applicable Law and its respective articles or certificate of incorporation, as amended, and bylaws, all action necessary to call, give notice of, convene, and hold the West Suburban’s Shareholders’ Meeting as promptly as reasonably practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement.  West Suburban’s board of directors has resolved to recommend that its shareholders approve this Agreement and shall include such recommendation in the Joint Proxy Statement/Prospectus  delivered to shareholders of West Suburban, except to the extent West Suburban’s board of directors has made an Adverse Recommendation Change (as defined below) in accordance with the terms of this Agreement.  West Suburban shall solicit and use its reasonable efforts to obtain the Requisite West Suburban Shareholder Approval.
(b)Neither West Suburban’s board of directors nor any committee thereof shall, except as permitted by this Agreement: (x) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the West Suburban Recommendation, or (y) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (each, an “Adverse Recommendation Change”); provided that, notwithstanding the foregoing, prior to the receipt of the Requisite West Suburban Shareholder Approval, West Suburban’s board of directors may make an Adverse Recommendation Change if and only if:
(i)West Suburban’s board of directors determines in good faith, after consultation with the West Suburban Financial Advisor and outside counsel, that it has received an Acquisition Proposal (that did not result from a knowing and material breach of Section 7.4) that is a Superior Proposal;

(ii)West Suburban’s board of directors determines in good faith, after consultation with West Suburban’s outside counsel, that a failure to make an Adverse Recommendation Change would be inconsistent with West Suburban’s board of directors’ fiduciary duties to West Suburban or its shareholders under applicable Law;

(iii)West Suburban’s board of directors provides written notice (a “Notice of Recommendation Change”) to Buyer of its receipt of the Superior Proposal and its intent to announce an Adverse Recommendation Change on the second business day following delivery of such notice, which notice shall specify the material terms and conditions of the Superior Proposal (it being understood that any amendment to any material term of such Superior Proposal shall require a new Notice of Recommendation Change);

(iv)after providing such Notice of Recommendation Change, West Suburban shall negotiate in good faith with Buyer (if requested by Buyer) and provide Buyer reasonable opportunity during the subsequent two (2) business day period to make such adjustments in the terms and conditions of this Agreement as would enable West Suburban’s board of directors to proceed without an Adverse Recommendation Change (provided, however, that Buyer shall not be required to propose any such adjustments); and

(v)West Suburban’s board of directors, following such two (2) business day period, again determines in good faith, after consultation with the West Suburban Financial Advisor and outside counsel, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would violate their fiduciary duties to West Suburban and its shareholders under applicable Law.

7.2Buyer Stockholder Approval.  Buyer shall submit to its stockholders this Agreement and any other matters required to be approved by stockholders in order to carry out the intentions of this Agreement.  In furtherance of that obligation, Buyer shall take, in accordance with applicable Law, applicable rules of Nasdaq and its respective articles or certificate of incorporation, as amended, and bylaws, all action necessary to call, give notice of, convene, and hold the Buyer’s Stockholders’ Meeting as promptly as reasonably practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement.  Buyer’s board of directors shall recommend that its stockholders approve this Agreement and shall include such recommendation in the Joint Proxy Statement/Prospectus delivered to stockholders of Buyer.  Buyer shall solicit and use its reasonable efforts to obtain the Requisite Buyer Stockholder Approval.
7.3Registration of Buyer Common Stock.
(a)As promptly as reasonably practicable (and in any event, within forty-five (45) calendar days) following the date hereof, Buyer and West Suburban shall prepare and file with the SEC the Registration Statement, which shall include the Joint Proxy Statement/Prospectus and Buyer shall promptly prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus.  West Suburban will furnish to Buyer the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Buyer on the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC.  Each of Buyer and West Suburban shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby.  Each of Buyer and West Suburban will use their reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the West Suburban shareholders and Buyer stockholders, as applicable, as promptly as practicable after the Registration Statement is declared effective under the Securities Act.  Buyer will advise West Suburban, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement.  If at any time prior to the Effective Time any information relating to Buyer or West Suburban, or any of their respective Affiliates, officers or directors, should be discovered by Buyer or West Suburban which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and, to the extent required by Law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Buyer with the SEC and disseminated by the Parties to their respective shareholders/stockholders.
(b)Buyer shall also take any action required to be taken under any applicable state Securities Laws in connection with the Merger and each of Buyer and West Suburban shall furnish all information concerning it and the holders of West Suburban Common Stock as may be reasonably requested in connection with any such action.
(c)Prior to the Effective Time, Buyer shall take such action as shall be necessary to permit the additional shares of Buyer Common Stock to be issued by Buyer in exchange for the shares of West Suburban Common Stock to be traded on the primary exchange on which Buyer Common Stock is listed.
7.4Other Offers, etc.
(a)From the date of this Agreement through the first to occur of the Effective Time or termination of this Agreement, West Suburban shall not, and shall use its reasonable best efforts to cause its Affiliates and Representatives not to, directly or indirectly (i) solicit or initiate, or knowingly encourage, induce or facilitate, the making, submission, or announcement of any proposal that constitutes an Acquisition Proposal, (ii) participate in any discussions (except to notify a third-party of the existence of restrictions provided in this Section 7.4) or negotiations regarding, or disclose or provide any nonpublic information with respect to, or knowingly facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (iii) enter into any agreement (including any agreement in principle, letter of intent or understanding, merger agreement, stock purchase agreement, asset purchase agreement, or share exchange agreement, but excluding a confidentiality agreement of the type described below) relating to any Acquisition Transaction, or (iv) propose or agree to do any of the foregoing; provided, however, that prior to the Requisite West Suburban Shareholder Approval, this Section 7.4 shall not prohibit a West Suburban Entity from furnishing nonpublic information regarding any West Suburban Entity to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide, unsolicited written Acquisition Proposal submitted by such Person or Group if: (A) the Acquisition Proposal did not result from a breach of this Section 7.4 by any West Suburban Entity or Representative or Affiliate thereof (other than any breach that is unintentional or immaterial), (B) West Suburban’s board of directors shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, (C) West Suburban’s board of directors concludes in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law to West Suburban and its shareholders, (D) (1) West Suburban gives Buyer prompt (but in no event more than 48 hours) notice (which notice may be oral, and, if oral, shall be subsequently confirmed in writing) (x) of West Suburban’s receipt of any Acquisition Proposal and (y) of West Suburban’s furnishing nonpublic information to, or entering into negotiations with, such Person or Group, and (2) West Suburban receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to West Suburban than the confidentiality terms of the non-disclosure agreement entered into by West Suburban and Buyer dated as of March 19, 2021, and (E) contemporaneously with or promptly after furnishing any such nonpublic information to such Person or Group, West Suburban furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by West Suburban to Buyer).  In addition to the foregoing, West Suburban shall keep Buyer reasonably informed on a prompt basis of the status and material terms of any such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof.
(b) Except as specifically permitted under Section 7.4(a), West Suburban shall, and shall use its reasonable best efforts to cause its and its Subsidiaries’, directors, officers, employees, and Representatives to immediately cease any and all existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal (other than to advise them of the existence of this Agreement) and will use and cause to be used all commercially reasonable best efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.
(c)Nothing contained in this Agreement shall prevent a Party or its board of directors from (i) complying with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; (ii) making any disclosures to West Suburban’s shareholders if West Suburban’s board of directors determines in good faith, after consultation with its outside counsel, that the failure to make such disclosures would be reasonably likely to be inconsistent with applicable Law; (iii) informing any Person of the existence of this provisions contained in this Section 7.4, or (iv) making any “stop, look, and listen” communication to West Suburban’s shareholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to West Suburban’s shareholders).
7.5Consents of Regulatory Authorities.
The Parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation and applications within twenty (20) business days from the date hereof, to effect all applications, notices, petitions and filings, and to obtain all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein.  Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

7.6Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.
7.7Investigation and Confidentiality.
(a)Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests, including, but not limited to, conducting any environmental assessment with respect to any property; provided, that such investigation shall (i) be reasonably related to the transactions contemplated hereby and  not interfere unnecessarily with normal operations, and (ii) not extend to the sampling of the building materials, groundwater, surface water, indoor or outdoor air, soil or soil vapor, without that Party’s prior written consent.  No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party.  Between the date hereof and the Effective Time, each Party shall permit the other Party’s senior officers and independent auditors to meet with such Party’s senior officers, including officers responsible for such Party’s financial statements and the internal controls and such Party’s independent public accountants, to discuss such matters as the Party may deem reasonably necessary or appropriate, including for Buyer to satisfy its obligations under Sections 302, 404, and 906 of the Sarbanes-Oxley Act.
(b)In addition to each Party’s obligations pursuant to Section 7.7(a), each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement.  If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.
(c)West Suburban shall use its commercially reasonable efforts to exercise, and shall not waive any of, its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to West Suburban to preserve the confidentiality of the information relating to West Suburban Entities provided to such Persons and their Affiliates and Representatives.
(d)Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a West Suburban Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.
7.8Press Releases.
Prior to the Effective Time, West Suburban and Buyer shall consult with each other and agree as to the form and substance of any press release or communication with shareholders of West Suburban or with the stockholders of Buyer, or other public disclosure materially related to this Agreement, or any other transaction contemplated hereby; provided, that nothing in this Section 7.8 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.
7.9Charter Provisions. Each West Suburban Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the articles of incorporation, bylaws, or other governing instruments of any West Suburban Entity or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any West Suburban Entity that may be directly or indirectly acquired or controlled by them.
7.10Employee Benefits and Contracts.
(a)All persons who are employees of West Suburban Entities immediately prior to the Effective Time and whose employment is not terminated, if any, at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time or the time of the Bank Merger, as applicable, become employees of Buyer or Buyer Bank, as applicable.  Except for those agreements set forth on Section 7.10(a) of the Buyer Disclosure Memorandum, which will be terminated by Buyer as of the Effective Time and all amounts due thereunder shall be paid in accordance with the employment agreement or any such other agreement with respect thereto as may be entered into between the parties, as applicable, Buyer and Buyer Bank shall assume all West Suburban employment and change of control agreements existing as of the date of this Agreement that have been disclosed to Buyer, regardless of whether the employees with such agreements are Continuing Employees or receive new agreements with Buyer.  All of the Continuing Employees shall be employed at will, and no contractual right with respect to employment shall inure to such employees because of this Agreement, except as otherwise contemplated by this Agreement.
(b)As of the Effective Time, each (i) Continuing Employee shall be employed on the same terms and conditions as similarly situated employees of Buyer Bank and eligible to participate in each applicable Buyer Benefit Plan with full credit for prior service with West

Suburban solely for purposes of eligibility and vesting; and (ii) Buyer shall make available employer-provided benefits under Buyer Benefit Plans to each Continuing Employee on the same basis as it provides such coverage to similarly situated Buyer or Buyer Bank employees.  With respect to Buyer Benefit Plans providing health coverage, Buyer shall use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to a Continuing Employee or their covered dependents who were covered under a similar West Suburban Benefit Plan at the Effective Time of the Merger.  In addition, if any such transition occurs during the middle of a plan year, Buyer shall use commercially reasonable efforts to cause any such successor Buyer Benefit Plan providing health coverage to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment and other cost-sharing amounts previously paid by a Continuing Employee respecting his or her participation in the corresponding West Suburban Benefit Plan during that plan year prior to the transition effective date.  Notwithstanding the foregoing, and in lieu of the same, Buyer may continue West Suburban’s health and other employee welfare benefit plans for each Continuing Employee as in effect immediately prior to the Effective Time.
(c)Any Continuing Employees who are not parties to an employment, change in control, or other type of agreement that provides for severance or other compensation upon a change in control or upon a separation from service following a change in control who remain employed by Buyer or any of its Subsidiaries as of the Effective Time, and whose employment is terminated by Buyer or any of its Subsidiaries prior to the first anniversary of the Effective Time shall receive, subject to such Continuing Employee’s execution and non-revocation of a general release of claims in a form reasonably satisfactory to Buyer, the following severance benefits: four (4) weeks of base salary for each twelve (12) months of such Continuing Employee’s prior employment with West Suburban; provided, however, that in no event will the total amount of severance for any single Continuing Employee be greater than twelve (12) weeks of such base salary; and provided, further, that Buyer acknowledges and agrees that payments made in connection with the termination of existing employment agreements listed on Section 7.10(a) of the Buyer Disclosure Memorandum, the West Suburban retention bonus agreements listed on Section 7.10(c) of the Buyer Disclosure Memorandum, and stay bonuses described in Section 7.10(d) below shall not be deemed by Buyer to provide “severance or other compensation upon a change in control or upon a separation from service following a change in control” for the purposes of this Section 7.10(c).
(d)No later than thirty (30) days following the date of this Agreement, Buyer and West Suburban shall agree upon the names of the Continuing Employees to whom Buyer shall pay a stay bonus after the Closing and setting forth the compensation to be paid to each such Continuing Employee, which shall be in addition to any severance payment to such Continuing Employee otherwise provided pursuant to Section 7.10(c) of this Agreement.
(e)Simultaneously herewith, Keith W. Acker and Matthew R. Acker (each an “Executive Officer” and together the “Executive Officers”) shall enter into agreements in the form of Exhibits C-1 through C-2, respectively (the “Officer Agreements”).

(f)West Suburban shall take all appropriate action to terminate any West Suburban Benefit Plan which provides for a “cash or deferred arrangement” pursuant to Code Section 401(k) (each, a “401(k) Plan”) as of immediately prior to the Closing Date; provided, however, that Buyer agrees that nothing in this Section 7.10 will require West Suburban to cause the final dissolution and liquidation of, or to amend (other than as may be required to maintain such plan’s compliance with the Code, ERISA, or other applicable Law), said plan prior to the Closing Date.  At the Effective Time, Buyer shall assume all responsibility for winding down the 401(k) Plan in accordance with generally accepted best practices and applicable Law.  As soon as practicable following the Closing Date, Buyer shall file all necessary documents with the IRS for a determination letter for the termination of the 401(k) Plan.  As soon as practicable following the earlier of (i) receipt of a favorable determination letter from the IRS regarding the qualified status of the 401(k) Plan upon its termination or (ii) a participant’s qualifying termination event pursuant to the 401(k) Plan, the account balances in the 401(k) Plan either shall be distributed to the participants or transferred to an eligible tax-qualified retirement plan or individual retirement account as the participants may direct. Buyer shall take all reasonable steps necessary to allow Continuing Employees to rollover any distributions and outstanding 401(k) Plan loans from the 401(k) Plan into a qualified retirement plan sponsored and maintained by Buyer.  In addition, upon not less than ten (10) days’ notice prior to the Closing Date from Buyer to West Suburban, West Suburban shall cause the termination, amendment, or other appropriate modification of each other  West Suburban Benefit Plan as specified by Buyer in such notice such that no West Suburban Entity shall sponsor or otherwise have any further Liability thereunder in connection with such applicable West Suburban Benefit Plans, effective as of the date which immediately precedes the Closing Date.

(g)Prior to seeking shareholder approval of the Merger, West Suburban shall engage an independent trustee (the “ESOP Trustee”) for the West Suburban ESOP to take any and all appropriate actions in connection with the transactions contemplated by this Agreement, including reviewing this Agreement and making a voting recommendation to the participants of the West Suburban ESOP in connection with West Suburban’s Shareholders’ Meeting and voting, with respect to the Merger and this Agreement, the number of shares of West Suburban Common Stock held by the West Suburban ESOP in accordance with Section 6.03 thereof.  West Suburban Entities shall cooperate in promptly providing all material information requested by the ESOP Trustee in connection with its services as described above.  West Suburban shall, prior to Closing, pay all fees and costs incurred by, or reasonably estimated to be due from, West Suburban for or in connection with the services of the ESOP Trustee and any advisors thereto.  West Suburban shall cause to be distributed to the ESOP Trustee and to each ESOP participant or beneficiary the same notices and information statement relating to the Merger as are distributed to each non-ESOP holder of West Suburban Common Stock. Prior to and effective as of the Effective Time, West Suburban will amend the West Suburban ESOP to permit diversification and terminate the West Suburban ESOP in accordance with Section 7.10(f) above. At the Effective Time, Buyer shall assume all responsibility for winding down the West Suburban ESOP in accordance with generally accepted best practices and applicable Law. All remaining shares of West Suburban Common Stock held by the West Suburban ESOP as of the Effective Time shall be converted into the right to receive the Merger Consideration. After conversion of the shares of West Suburban Common Stock for the right to receive the Merger Consideration, the cash received upon the conversion of the unallocated shares of West Suburban Common Stock held by the West Suburban ESOP shall be allocated in accordance with the West Suburban ESOP. As soon as practicable following the Closing Date, Buyer shall file all necessary documents with the IRS for a determination letter for the termination of the West Suburban ESOP. As soon as practicable following the earlier of (i) receipt of a favorable determination letter from the IRS regarding the qualified status of the West Suburban ESOP upon its termination or (ii) a participant’s qualifying termination event pursuant to the West Suburban ESOP, the account balances in the West Suburban ESOP either shall be distributed to the participants or transferred to an eligible tax-qualified retirement plan or individual retirement account as the participants may direct. Buyer shall take all reasonable steps necessary to allow Continuing Employees to rollover any distributions from the West Suburban ESOP into a qualified retirement plan sponsored and maintained by Buyer.

(h)No officer, employee, or other Person (other than the Parties to this Agreement) shall be deemed a third-party or other beneficiary of this Section 7.10, and no such Person shall have any right or other entitlement to enforce any provision of this Agreement or seek any remedy in connection with this Agreement, except as set forth in Section 7.11.  No provision of this Agreement constitutes or shall be deemed to constitute, an Employee Benefit Plan or other arrangement, an amendment of any Employee Benefit Plan or other arrangement, or any provision of any Employee Benefit Plan or other arrangement.
7.11Indemnification.
(a)Buyer shall, and shall cause the Surviving Corporation to, indemnify, defend, and hold harmless the present and former directors and executive officers of the West Suburban Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees, or agents of West Suburban or, at West Suburban’s request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the IBCA, Section 402 of the Sarbanes-Oxley Act, the Securities Laws, and FDIC Regulations Part 359, and by the articles of incorporation, as amended, and bylaws of West Suburban as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not Buyer is insured against any such matter.
(b)At or prior to the Effective Time, Buyer shall use its reasonable efforts (and West Suburban shall cooperate prior to the Effective Time in these efforts) to purchase a non-rescindable extended reporting period for West Suburban’s existing directors’ and officers’ liability insurance policy with a duration of at least six (6) years after the Effective Time (provided, that Buyer may substitute therefore (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of West Suburban given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that Buyer shall not be obligated to make aggregate annual premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to West Suburban’s directors and officers, 300% of the annual premium payments on West Suburban’s current policy in effect as of the date of this Agreement (the “Maximum Amount”).  If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Buyer shall use its reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.
(c)Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.11, upon learning of any such Liability or Litigation, shall promptly notify Buyer and the Surviving Corporation thereof in writing.  In the event of any such Litigation (whether arising before or after the Effective Time), Buyer or the Surviving Corporation shall have the right to assume the defense thereof, and, in such event, neither Buyer nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Buyer or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received.
(d)If Buyer or the Surviving Corporation or any successors or assigns thereof  consolidates with or merges into any other Person and will not be the continuing or surviving Person of such consolidation or merger or transfer of all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation shall assume the obligations set forth in this Section 7.11.
(e)The provisions of this Section 7.11 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.
7.12Support Agreements.
Upon execution of this Agreement, each of West Suburban and West Suburban Bank’s directors and the additional officers and shareholder(s) of West Suburban set forth on Section 7.12 of the West Suburban Disclosure Memorandum shall execute and deliver a Support Agreement, dated as of the date hereof, in the form of Exhibit B attached hereto, pursuant to which each such stockholder will vote his, her, or its shares of West Suburban Common Stock in favor of this Agreement and the transactions contemplated hereby.
7.13Tax Covenants of Buyer. At and after the Effective Time, Buyer covenants and agrees that it:
(a)will not take any action that could reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a)(1)(A) of the Code;
(b)will maintain all books and records and prepare and file all federal, state and local income Tax Returns and schedules thereto of Buyer, West Suburban, and all Affiliates thereof in a manner consistent with the Merger’s being qualified as a reorganization and nontaxable exchange under Section 368(a)(1)(A) of the Code (and comparable provisions of any applicable state or local Tax Laws);
(c)will, either directly or through a member of Buyer’s “qualified group” within the meaning of Treasury Regulation Section 1.368-1(d)(4)(ii) (the “Qualified Group”), continue at least one significant historic business line of West Suburban, or use at least a significant portion of the historic business assets of West Suburban in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d);
(d)in connection with the Merger, will not reacquire, and will not permit any Person that is a “related person” (as defined in Treasury Regulation Section 1.368-1(e)(4)) to Buyer to acquire, any of the Buyer Common Stock issued in connection with the Merger; and
(e)will not sell or otherwise dispose of any of West Suburban’s Assets acquired in the Merger, and will not cause or permit Buyer Bank to sell or otherwise dispose of any of West Suburban Bank’s assets acquired in the Bank Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or described and permitted in Treasury Regulation Section 1.368-2(k).
7.14Corporate Governance.
(a)Effective immediately after the Effective Time, Buyer and Buyer Bank shall increase the size of their respective boards of directors by three (3) and appoint three (3) current members of the board of directors of West Suburban as mutually agreed by Buyer and West Suburban prior to the Effective Time (each such director, a “West Suburban Director”) to serve as directors of the Surviving Corporation and Buyer Bank. One (1) West Suburban Director shall serve as a Class I director, one (1) West Suburban Director shall serve as a Class II director, and one (1) West Suburban Director shall serve as a Class III director of the Surviving Corporation.  The appointment of each West Suburban Director to the respective boards of directors of the Surviving Corporation and Buyer Bank shall be subject to the respective bylaws of the Surviving Corporation and Buyer Bank, and each such West Suburban Director must (A) be reasonably acceptable to the Corporate Governance and Nominating Committee of the board of directors of the Surviving Corporation and Buyer Bank and (B) satisfy and comply with the requirements regarding service as a member of the Board of Directors of each of the Surviving Corporation and Buyer Bank, as provided under applicable Law and the practices and policies of such board of directors that are generally applicable to its members.
(b)Subject to and in accordance with the bylaws of the Surviving Corporation, effective as of the Effective Time, the officers of Buyer and Buyer Bank in office immediately prior to the Effective Time and the effective time of the Bank Merger, respectively, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation and Buyer Bank from and after the Effective Time and the effective time of the Bank Merger, respectively, in accordance with the respective bylaws of the Surviving Corporation and Buyer Bank.
Article 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
8.1Conditions to Obligations of Each Party.
 The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.5:

(a)Shareholder/Stockholder Approval.  (i) The shareholders of West Suburban shall have approved this Agreement by the Requisite West Suburban Shareholder Approval, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of the articles of incorporation, as amended, and bylaws of West Suburban, and (ii) the stockholders of Buyer shall have approved this Agreement by the Requisite Buyer Stockholder Approval, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of the certificate of incorporation, as amended, and bylaws of Buyer.
(b)Regulatory Approvals.  All Consents of, applications to, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger and the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.  No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the board of directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Buyer would not, in its reasonable judgment, have entered into this Agreement.
(c)Consents and Approvals.  Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a West Suburban Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.  No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the board of directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Buyer would not, in its reasonable judgment, have entered into this Agreement.
(d)Registration Statement.  The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement.
(e)Legal Proceedings.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.
(f)Exchange Listing.  Buyer shall have filed with the Nasdaq Stock Market a notification form for the listing of all shares of Buyer Common Stock to be delivered as Merger Consideration, and the Nasdaq Stock Market shall not have objected to the listing of such shares of Buyer Common Stock.
(g)Tax Opinion.  West Suburban and Buyer shall have received the opinion of their respective tax advisors, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, substantially to the effect that on the basis of the facts, representations, and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) Buyer and West Suburban will each be a party to that reorganization within the meaning of Section 368(b) of the Code.  Such opinion may be based on, in addition to the review of such matters of fact and Law as the opinion given considers appropriate, representations contained in certificates of officers of Buyer and West Suburban.
8.2Conditions to Obligations of Buyer.
 The obligations of Buyer to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to Section 10.5(a):
(a)Representations and Warranties.  For purposes of this Section 8.2(a), the accuracy of the representations and warranties of West Suburban set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date).  The representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.26 shall be true and correct (except for inaccuracies which are de minimis in amount or effect).  There shall not exist inaccuracies in the representations and warranties of West Suburban set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.26) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a West Suburban Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.
(b)Performance of Agreements and Covenants.  The agreements and covenants of West Suburban to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.
(c)Officers’ Certificate.  West Suburban shall have delivered to Buyer (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to West Suburban and in Sections 8.2(a), 8.2(b) and 8.2(e), have been satisfied.
(d)Secretary’s Certificate.  West Suburban and West Suburban Bank shall have delivered to Buyer a certificate of the secretary of West Suburban, dated as of the Closing Date, certifying as to (i) the incumbency of officers of West Suburban executing documents executed and delivered in connection herewith, (ii) a copy of the articles of incorporation of West Suburban, as amended, as in effect from the date of this Agreement until the Closing Date, along with a certificate (dated not more than ten (10) calendar days prior to the Closing Date) of the Illinois Secretary of State as to the good standing of West Suburban, (iii) a copy of the bylaws of West Suburban as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the resolutions of West Suburban’s board of directors authorizing and approving the applicable matters contemplated hereunder, (v) a certificate of the Federal Reserve (dated not more than ten (10) days prior to the Closing Date) certifying that West Suburban is a registered bank holding company, (vi) a copy of the charter, as amended, of West Suburban Bank as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the bylaws of West Suburban Bank as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the Illinois Department of Financial and Professional Regulation, Division of Banking (dated not more than ten (10) days prior to the Closing Date) as to the good standing of Bank, and (ix) a certificate of the FDIC (dated not more than ten (10) days prior to the Closing Date) certifying that West Suburban Bank is an insured depository institution.
(e)No Material Adverse Effect.  There shall not have occurred any West Suburban Material Adverse Effect from December 31, 2020, to the Effective Time.
(f)Dissenting Shares.  As of the Closing Date, the holders of no more than ten percent (10%) of the issued and outstanding shares of West Suburban Common Stock that is issued and outstanding shall have taken the actions required under the IBCA to qualify their West Suburban Common Stock as Dissenting Shares.

(g)Officer Agreements.  The Officer Agreements in the forms attached hereto as Exhibit C-1 through C-2 shall have been executed by the proposed respective parties thereto (and such parties shall not have advised the Buyer that they intend to breach any such agreements) and delivered to Buyer.
8.3Conditions to Obligations of West Suburban.

The obligations of West Suburban to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by West Suburban pursuant to Section 10.5(b):

(a)Representations and Warranties.  For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).  The representations and warranties set forth in Sections 5.1, 5.2(a), 5.2(b)(i), 5.3, and 5.21 shall be true and correct (except for inaccuracies which are de minimis in amount or effect).  There shall not exist inaccuracies in the representations and warranties of Buyer set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2(a), 5.2(b)(i), 5.3, and 5.21) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Buyer Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.
(b)Performance of Agreements and Covenants.  The agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.
(c)Officers’ Certificate.  Buyer shall have delivered to West Suburban a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to Buyer and in Sections 8.3(a), 8.3(b), and 8.3(e) have been satisfied.
(d)Secretary’s Certificate.  Buyer shall have delivered to West Suburban a certificate of the secretary of Buyer, dated as of the Closing Date, certifying as to (i) the incumbency of officers of Buyer executing documents executed and delivered in connection herewith, (ii) a copy of the certificate of incorporation of Buyer as in effect from the date of this Agreement until the Closing Date, along with a certificate of existence (dated not more than 10 days prior to the Closing Date) of the Secretary of State of the State of Delaware as to the good standing of Buyer, (iii) a copy of the bylaws of Buyer as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the resolutions of Buyer’s board of directors authorizing and approving the applicable matters contemplated hereunder, (v) a certificate of the Federal Reserve Bank (dated not more than 10 days prior to the Closing Date) certifying that Buyer is a registered bank holding company, (vi) a copy of the articles of association of Buyer Bank as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the bylaws of Buyer Bank as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the Office of the Comptroller of the Currency as to the good standing of Buyer Bank, and (ix) certificate of the FDIC (dated not more than 10 days prior to the Closing Date) certifying that Buyer Bank is an insured depository institution.
(e)No Material Adverse Effect.  There shall not have occurred any Buyer Material Adverse Effect from the December 31, 2020, to the Effective Time.
Article 9
TERMINATION
9.1Termination.
 Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of West Suburban and/or Buyer, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:
(a)by mutual written agreement of Buyer and West Suburban if each of the board of directors of Buyer and the board of directors of West Suburban so determine by vote of a majority of the members of its entire board; or
(b)by either Party (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 8.2(a) or (b), or 8.3(a) or (b), as applicable; or

(c)by either Party (provided, that the terminating Party may not terminate this Agreement pursuant to this paragraph if it has breached any of its related obligations under this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and non-appealable, (iii) the Requisite West Suburban Shareholder Approval is not obtained at West Suburban’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or (iv) the Requisite Buyer Stockholder Approval is not obtained at Buyer’s Stockholders’ Meeting where such matters were presented to such stockholders for approval and voted upon; or
(d)by either Party in the event that the Merger shall not have been consummated by December 31, 2021 (the “Outside Date”), if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(d); provided, however, that (i) the Outside Date may be extended by mutual written agreement of the Parties, and  (ii) if on the Outside Date, the conditions set forth in Section 8.1(b) shall not have been satisfied but all other conditions set forth in Article 8 shall be satisfied or capable of being satisfied, then the Outside Date shall be extended to March 31, 2022; provided, further, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any Party if the failure by such Party to perform any of its obligations under this Agreement required to be performed prior to the Closing has been a direct or indirect cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; or;
(e)by Buyer (provided, that Buyer is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that (i) the West Suburban board of directors shall have made an Adverse Recommendation Change; (ii) West Suburban’s board of directors shall have failed to reaffirm the West Suburban Recommendation within fifteen (15) business days after Buyer requests such in writing at any time following the public announcement of an Acquisition Proposal, or (iii) West Suburban shall have failed to comply in all respects with its obligations under Section 7.1 or 7.4; or
(f)by West Suburban, prior to the Requisite West Suburban Shareholder Approval (and provided that West Suburban has complied in all material respects with Section 7.1 and Section 7.4), in order to enter into a Superior Proposal.
9.2Effect of Termination.
 In the event of the termination and abandonment of this Agreement by either Buyer or West Suburban pursuant to Section 9.1, this Agreement shall have no further effect, except that (a) the provisions of Sections 7.7(b) (Confidentiality), 9.2 (Effect of Termination), 9.3 (Termination Fee), and Article 10 (Miscellaneous) shall survive any such termination and abandonment, and (b) no such termination shall relieve the breaching Party from Liability resulting from any willful and material breach by that Party of this Agreement.

9.3Termination Fee.
(a)If West Suburban terminates this Agreement pursuant to Section 9.1(f) of this Agreement or Buyer terminates this Agreement pursuant to Section 9.1(e), then West Suburban shall pay to Buyer an amount equal to $11,875,000 (the “Termination Fee”) by wire transfer of immediately available funds within five (5) business days of such termination.
(b)If (i) after the date of this Agreement, an Acquisition Proposal with respect to West Suburban shall have been communicated to or otherwise made known to the shareholders, senior management, or board of directors of West Suburban, or any Person shall have publicly announced an intention to make an Acquisition Proposal with respect to West Suburban, and such Acquisition Proposal shall not have been withdrawn, (ii) thereafter this Agreement is terminated (A) by either Party pursuant to Section 9.1(c)(iii), (B) by either Party pursuant to Section 9.1(d) (if the Requisite West Suburban Shareholder Approval has not theretofore been obtained), or (C) by Buyer pursuant to Section 9.1(b), and (iii) within twelve (12) months of such termination an Acquisition Transaction is consummated, then West Suburban shall pay to Buyer the Termination Fee by wire transfer of immediately available funds within five (5) business days of the consummation of such Acquisition Transaction.
(c)The Parties acknowledge that the agreements contained in this Article 9 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if West Suburban fails to pay promptly any fee payable by it pursuant to this Section 9.3, then West Suburban shall pay to Buyer its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal), plus one percent (1%), as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.
9.4Non-Survival of Representations and Covenants.
 Except for Article 3 (Manner of Converting Shares), Sections 7.10 (Employee Benefits and Contracts), and 7.11 (Indemnification), this Article 9 (Termination) and Article 10 (Miscellaneous), the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.
Article 10
MISCELLANEOUS
10.1Definitions.
(a)Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“401(k) Plan” shall have the meaning as set forth in Section 7.10(f).

“Acquisition Proposal” means any proposal (whether communicated to West Suburban or publicly announced to West Suburban’s shareholders) by any Person (other than Buyer or any of its Affiliates) for an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from West Suburban by any Person or Group (other than Buyer or any of its Affiliates) of fifty percent (50%) or more in interest of the total outstanding voting securities of West Suburban, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Buyer or any of its Affiliates) beneficially owning fifty percent (50%) or more in interest of the total outstanding voting securities of West Suburban, or any merger, consolidation, business combination or similar transaction involving West Suburban pursuant to which the shareholders of West Suburban immediately preceding such transaction hold less than seventy-five percent (75%) of the equity interests in the surviving or resulting entity (which includes the Buyer corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of fifty percent (50%) or more of the consolidated Assets of West Suburban and its Subsidiaries, taken as a whole; or (iii) any liquidation or dissolution of West Suburban.

“Adverse Recommendation Change” shall have the meaning as set forth in Section 7.1(b).

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agency” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (x) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by West Suburban or any of its Subsidiaries or Buyer or any of its Subsidiaries or (y) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities.

“Agreement” shall have the meaning as set forth in the Preamble.

“Articles of Merger” shall have the meaning as set forth in Section 1.3.

“Assets” of a Person means all of the assets, properties, businesses and Rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Bank Merger” shall have the meaning as set forth in Section 1.5.

“Bank Merger Agreement” shall have the meaning as set forth in Section 1.5.

“BHCA” shall have the meaning as set forth in Section 4.1.

“Buyer” shall have the meaning as set forth in the Preamble.

“Buyer Bank” shall have the meaning as set forth in Section 1.5.

“Buyer Benefit Plan(s)” shall have the meaning as set forth in Section 5.19(a).

“Buyer Common Stock” means the common stock, par value $1.00 per share, of Buyer.

“Buyer Disclosure Memorandum” means the written information entitled “Buyer Disclosure Memorandum” delivered with this Agreement to West Suburban and attached hereto.

“Buyer Entities” means, collectively, Buyer and all Buyer Subsidiaries.  Each of Buyer and any Buyer Subsidiary is, individually, a “Buyer Entity.”

“Buyer ERISA Plan” shall have the meaning as set forth in Section 5.19(a).

“Buyer Exchange Act Reports” shall have the meaning as set forth in Section 5.5(a).

“Buyer Financial Advisor” means Citigroup Global Markets Inc.

“Buyer Financial Statements” means (i) the consolidated balance sheets of Buyer as of December 31, 2020 and 2019, and the related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the three fiscal years ended December 31, 2020, 2019, and 2018 as filed by Buyer in Exchange Act Documents, and (ii) the consolidated balance sheets of Buyer (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, as amended, filed with respect to periods ended subsequent to December 31, 2020.

“Buyer Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has had or is reasonably expected to have a material adverse effect on (i) the financial position, property, business, assets or results of operations of Buyer and its Subsidiaries, taken as a whole, or (ii) the ability of Buyer to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “Buyer Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws (including the Pandemic Measures) of general applicability or interpretations thereof by Governmental Authorities, (B) changes in SEC, GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of Buyer (or any of its Subsidiaries) taken with the prior written Consent of West Suburban in contemplation of the transactions contemplated hereby, (D) changes in economic conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, except to the extent the Buyer is materially and adversely affected in a disproportionate manner as compared to other comparable participants in the banking industry, (E) changes resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (F) changes resulting from the public disclosure of the execution of this Agreement, public disclosure or contemplated consummation of the transactions contemplated hereby (including any effect on a party’s relationship with its customers or employees) or actions expressly required by this Agreement or the pendency of the transactions contemplated by this Agreement, or (G) the direct effects of compliance with this Agreement on the operating performance of Buyer. “Buyer Material Adverse Effect” shall not be deemed to include any failure to meet analyst projections, in and of itself, or, in and of itself, or the trading price of the Buyer Common Stock (it being understood that the facts or occurrences giving rise or contributing to any such effect, change or development which affects or otherwise relates to the failure to meet analyst financial forecasts or the trading price, as the case may be, may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Buyer Material Adverse Effect).

“Buyer Regulatory Agreement” shall have the meaning as set forth in Section 5.17(d).

“Buyer Subsidiaries” means the Subsidiaries of Buyer, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Buyer in the future and held as a Subsidiary by Buyer at the Effective Time.

“Buyer Stock Price” shall mean the average of the closing sale prices of Buyer Common Stock as reported on the Nasdaq Stock Market during the twenty (20) consecutive trading dates ending on and including the fifth (5th) trading day prior to the Closing Date.

“Buyer’s Stockholders’ Meeting” means the meeting of Buyer’s stockholders to be held pursuant to Section 7.2, including any adjournment or adjournments thereof.

“Cash Consideration” shall have the meaning as set forth in 3.1(a).

“CERCLA” shall have the meaning as set forth under the definition of “Environmental Laws” in this Section 10.1(a).

“Certificates” shall have the meaning as set forth in Section 3.1(b).

“Closing” shall have the meaning as set forth in Section 1.2.

“Closing Date” means the date on which the Closing occurs.

“Code” shall have the meaning as set forth in the Recitals.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Continuing Employee” shall have the meaning as set forth in Section 7.10(a).

“Contract” means any written agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party that is binding on any Person or its capital stock, Assets or business.

“Default” means (i) any material breach or violation of or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a material breach or violation of or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would constitute material breach or violation of or default under any Contract, Law, Order, or Permit.

“DGCL” shall have the meaning as set forth in Section 1.1.

“Dissenting Share” shall have the meaning as set forth in Section 3.6.

“DOL” shall have the meaning as set forth in Section 4.15(b).

“Effective Time” shall have the meaning as set forth in Section 1.3.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency or state or local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq. (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i)–(vi) of this subparagraph; (viii) any amendments to the statutes, laws or ordinances listed in parts (i)–(vi) of this subparagraph, in existence on the date hereof, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i)–(vii) of this subparagraph; and (x) any other Law, statute, ordinance, amendment, rule, regulation, guideline, directive, Order or the like in effect now or in the future relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a West Suburban Entity or Buyer Entity, as the context requires, would be treated as a single employer under Code Section 414(b), (c), (m), or (o).

“ESOP Trustee” shall have the meaning set forth in Section 7.10(g).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act Documents” means all forms, proxy statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Exchange Agent” shall have the meaning as set forth in Section 3.2(a).

“Exchange Agent Agreement” shall have the meaning as set forth in Section 3.2(c).

“Exchange Fund” shall have the meaning as set forth in Section 3.2(a).

“Exchange Ratio” shall have the meaning as set forth in Section 3.1(a).

“Executive Officer” or “Executive Officers” shall have the meaning as set forth in Section 7.10(e).

“Extinguished Shares” shall have the meaning as set forth in Section 3.1(d).

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of Chicago.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.

“Group” shall have the meaning as set forth in Section 13(d) of the Exchange Act.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, and HSRA regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos, and polychlorinated biphenyls (PCBs):  (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“IBCA” shall have the meaning as set forth in Section 1.1.

“IIPI” shall have the meaning as set forth in Section 4.13(h).

“Indemnified Party” shall have the meaning as set forth in Section 7.11(a).

“Insurer” shall mean a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by West Suburban or any of its Subsidiaries, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“IRS” shall have the meaning as set forth in Section 4.15(b).

“Joint Proxy Statement/Prospectus” shall have the meaning as set forth in Section 4.2(c).

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are actually known or would have actually been known after reasonable inquiry of such Person by the chairman, president, chief financial officer, chief credit officer, or any senior or executive vice president of such Person without any further investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or Order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including reasonable attorneys’ fees, costs of investigation,

collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loan Investor” shall mean any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by West Suburban or any of its Subsidiaries, or a security backed by or representing an interest in any such mortgage loan.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Maximum Amount” shall have the meaning as set forth in Section 7.11(b).

“Merger” shall have the meaning as set forth in Section 1.1.

“Merger Consideration” shall have the meaning as set forth in Section 3.1(a).

“Notice of Recommendation Change” shall have the meaning as set forth in Section 7.1(b).

“Officer Agreements” shall have the meaning as set forth in Section 7.10(e).

“Operating Properties” means all real property (including, without limitation, all buildings, fixtures, or other improvements located thereon) now, hereafter or heretofore owned, leased, operated, or used by West Suburban or any of the West Suburban Subsidiaries.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

“Outside Date” shall have the meaning as set forth in Section 9.1(d).

“Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof, and the governmental and other responses thereto.

“Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other directives, guidelines, orders, or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.

“Party” means West Suburban or Buyer, and “Parties” means both such Persons.

“PBGC” shall have the meaning as set forth in Section 4.15(b).

“Per Share Purchase Price” shall have the meaning as set forth in Section 3.1(a).

“Permit” means any federal, state, local, and foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business, the absence of which or a Default under would constitute a Buyer or West Suburban Material Adverse Effect, as the case may be.

“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“PPP” shall have the meaning as set forth in Section 4.28.

“Qualified Group” shall have the meaning as set forth in Section 7.13(c).

“RCRA” shall have the meaning as set forth under the definition of “Environmental Laws” in this Section 10.1(a).

“Registration Statement” shall have the meaning as set forth in Section 4.2(c).

“Regulatory Authorities” means, collectively, the SEC, the Nasdaq Stock Market, FINRA, the Illinois Department of Financial and Professional Regulation, Division of Banking, the FDIC, the Department of Justice, the Federal Reserve, the Office of the Comptroller of the Currency, and all other federal, state, county, local, other Governmental Authorities, and self-regulatory authorities having jurisdiction over a Party or its Subsidiaries.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

“Requisite Buyer Stockholder Approval” shall have the meaning as set forth in Section 5.2(a).

“Requisite West Suburban Shareholder Approval” shall have the meaning as set forth in Section 4.2(a).

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SBA” means the Small Business Administration.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Stock Consideration” shall have the meaning set forth in Section 3.1(a).

“Subsidiaries” means all those corporations, banks, associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its buyer (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof; provided, the term Subsidiary shall not include any entity that was organized solely to facilitate the resolution of debt previously contracted.

“Superior Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of at least a majority of the outstanding equity interest in, or all or substantially all of the assets and liabilities of, West Suburban Entities and (ii) with respect to which the board of directors of West Suburban (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal, and (B) determines in its good faith judgment (after consultation with outside counsel and the West Suburban Financial Advisor or such other advisor as West Suburban may use) to be more favorable to West Suburban’s shareholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the board of directors of West Suburban, after obtaining the advice of the West Suburban Financial Advisor or such other advisor as West Suburban may use, the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction and close it timely, and any proposed changes to this Agreement that may be proposed by Buyer in response to such Acquisition Proposal).

“Support Agreements” shall have the meaning as set forth in the Recitals.

“Surviving Corporation” means Buyer as the surviving corporation resulting from the Merger.

“Takeover Laws” shall have the meaning as set forth in Section 4.25.

“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other information supplied or required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries, including any attachment or schedule thereto or amendment thereof.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Termination Fee” shall have the meaning as set forth in Section 9.3(a).

“WARN Act” shall have the meaning as set forth in Section 4.14(d).

“West Suburban” shall have the meaning as set forth in the Preamble.

“West Suburban Bank” shall have the meaning as set forth in Section 1.5.

“West Suburban Benefit Plan(s)” shall have the meaning as set forth in Section 4.15(a).

“West Suburban Book-Entry Shares” shall have the meaning as set forth in Section 3.1(b).

“West Suburban Common Stock” means the common stock, no par value per share, of West Suburban.

“West Suburban Contracts” shall have the meaning as set forth in Section 4.16(a).

“West Suburban Deferred Loan” and “West Suburban Deferred Loans” shall have the meaning as set forth in Section 4.9(b).

“West Suburban Director” shall have the meaning as set forth in Section 7.14.

“West Suburban Disclosure Memorandum” means the written information entitled “West Suburban Disclosure Memorandum” delivered with this Agreement to Buyer and attached hereto.

“West Suburban Entities” means, collectively, West Suburban and all West Suburban Subsidiaries. Each of West Suburban and any West Suburban Subsidiary is, individually, a “West Suburban Entity.”

“West Suburban ERISA Plan” shall have the meaning as set forth in Section 4.15(a).

“West Suburban ESOP” means the West Suburban Bank Employee Stock Ownership Plan (as amended and restated effective January 17, 2008), if and as amended.

“West Suburban Financial Advisor” means Keefe, Bruyette & Woods, Inc.

“West Suburban Financial Statements” means (i) the consolidated balance sheets of West Suburban as of December 31, 2020 and 2019, and the related statements of income, comprehensive income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2020, 2019, and 2018, and (ii) the consolidated balance sheets of West Suburban (including related notes and schedules, if any) and related statements of income changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) with respect to calendar quarterly periods ended subsequent to December 31, 2020.

“West Suburban Leased Real Properties” shall have the meaning as set forth in Section 4.10(f).

“West Suburban Leases” shall have the meaning as set forth in Section 4.10(c).

“West Suburban Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has had or is reasonably expected to have a material adverse effect on (i) the financial position, business, property, assets or results of operations of West Suburban and its Subsidiaries, taken as a whole, or (ii) the ability of West Suburban to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “West Suburban Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws (including the Pandemic Measures) of general applicability or interpretations thereof by Governmental Authorities, (B) changes in SEC, GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of West Suburban (or any of its Subsidiaries) taken with the prior written Consent of Buyer in contemplation of the transactions contemplated hereby, (D) changes in economic conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, except to the extent the West Suburban is materially and adversely affected in a disproportionate manner as compared to other comparable participants in the banking industry, (E)

changes resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (F) changes resulting from the public disclosure of the execution of this Agreement, public disclosure or contemplated consummation of the transactions contemplated hereby (including any effect on a party's relationships with its customers or employees) or actions expressly required by this Agreement or the pendency of the transactions contemplated by this Agreement, or (G) the direct effects of compliance with this Agreement on the operating performance of West Suburban.

“West Suburban Realty” shall have the meaning as set forth in Section 4.10(d).

“West Suburban Recommendation” shall have the meaning as set forth in the Recitals.

“West Suburban Subsidiaries” means the Subsidiaries of West Suburban.

“West Suburban’s Shareholders’ Meeting” means the meeting of West Suburban’s shareholders to be held pursuant to Section 7.1(a), including any adjournment or adjournments thereof.

(b)Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example.  The word “or” shall be interpreted to mean “and/or”.
10.2Expenses.
 Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of West Suburban, shall be paid at Closing and prior to the Effective Time.
10.3Entire Agreement.  Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.  Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement (a) other than as specifically provided in Sections 7.10 and 7.11 and (b) provided that West Suburban, on behalf of its shareholders, may pursue damages (including claims for damages based on loss of the economic benefits of the transactions contemplated hereby to West Suburban shareholders) in the event of Buyer’s breach of this Agreement, and provided that the Rights referenced in this clause (b) may be exercised only by West Suburban (on behalf of its shareholders as their agent) through actions expressly approved by the West Suburban board of directors, and no shareholders of West Suburban, whether purporting to act in its capacity as a shareholder or purporting to assert any right (derivatively or otherwise) on behalf of West Suburban, shall have any right or ability to exercise or cause the exercise of any such right.
10.4Amendments.  To the extent permitted by Law, and subject to Section 1.4, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder/stockholder approval of this

Agreement has been obtained; provided, that after any such approval by the holders of West Suburban Common Stock, there shall be made no amendment that reduces or modifies in any respect the consideration to be received by holders of West Suburban Common Stock.

10.5Waivers.
(a)Prior to or at the Effective Time, Buyer, acting through its chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by West Suburban, to waive or extend the time for the compliance or fulfillment by West Suburban of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.  No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.
(b)Prior to or at the Effective Time, West Suburban, acting through its chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of West Suburban under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.  No such waiver shall be effective unless in writing signed by a duly authorized officer of West Suburban.
(c)The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement.  No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.
10.6Assignment.
 Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written Consent of the other Party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
10.7Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, properly addressed electronic mail delivery (with confirmation of delivery receipt), by registered or certified mail (postage pre-paid), or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

Buyer:Old Second Bancorp, Inc.

or Buyer Bank:37 South River Street

Aurora, Illinois 60507

Attention: James L. Eccher

Email: jeccher@oldsecond.com

Copy to Counsel:Nelson Mullins Riley & Scarborough LLP

2 West Washington Street, Suite 700

Greenville, SC 29601

Attention: J. Brennan Ryan

Email: brennan.ryan@nelsonmullins.com

West Suburban:West Suburban Bancorp, Inc.

711 South Meyers Road

Lombard, Illinois 60148

Attention: Duane G. Debs, President

Kevin J. Acker, Chairman

Keith Kotche, Director

Email: ddebs@westsuburbanbank.com

kjacker@westsuburbanbank.com

kkotche@westsuburbanbank.com

Copy to Counsel:Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention: Edwin S. del Hierro

Email: ed.delhierro@kirkland.com

10.8Governing Law.  Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Illinois.  The Parties agree that any suit, action or proceeding brought by either Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Cook County, Illinois.  Each of the Parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
10.9Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.10Captions; Articles and Sections.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.  Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.  Disclosure of an item in one of the West Suburban Disclosure Memorandum or the Buyer Disclosure Memorandum, as applicable, shall be deemed to modify both (a) the representations and warranties contained in the section of this Agreement to which it corresponds in number and (b) any other representation and warranty of West Suburban or Buyer, as applicable, in this Agreement to the extent that it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other representation and warranty.
10.11Interpretations.
(a)Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise.  No Party to this Agreement shall be considered the drafter of this Agreement.  The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.
(b)No disclosure, representation, or warranty shall be required to be made (or any other action taken) pursuant to or in connection with this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Authority by any Party hereto to the extent prohibited by applicable Law, and to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.
(c)Any reference contained in this Agreement to specific statutory or regulatory provisions or to specific Governmental Authorities includes any successor statute or regulation, or Governmental Authority, as the case may be.  Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Articles of this Agreement.
10.12Enforcement of Agreement.
 The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
10.13Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Signatures appear on next page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

OLD SECOND BANCORP, INC.

By:  /s/ James L. Eccher

Name: James L. Eccher

Title: President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger and Reorganization

WEST SUBURBAN BANCORP, INC.

By:  /s/ Kevin Acker

Name: Kevin Acker

Title: Chairman

Signature Page to Agreement and Plan of Merger and Reorganization

EXHIBIT A

FORM OF BANK MERGER AGREEMENT

AGREEMENT TO MERGE

among

WEST SUBURBAN BANK

and

OLD SECOND NATIONAL BANK

under the charter of

OLD SECOND NATIONAL BANK

This AGREEMENT TO MERGE (this “Agreement”) is made as of [●], 2021 by and among WEST SUBURBAN BANK (“West Suburban Bank”), an Illinois-chartered banking corporation, being headquartered at 701 Westmore Meyers Road, City of Lombard, County of DuPage, in the State of Illinois, and OLD SECOND NATIONAL BANK (hereinafter referred to as “Old Second Bank”), a national banking association organized under the laws of the United States, being headquartered at 37-39 South River Street, City of Aurora, County of Kane, in the State of Illinois.

WHEREAS, Old Second Bancorp, Inc., the parent company of Old Second Bank (“Old Second”), and West Suburban Bancorp, Inc., the parent company of West Suburban Bank (“West Suburban”), have entered into that certain Agreement and Plan of Merger and Reorganization, dated as of July 25, 2021 (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which, subject to the terms and conditions of the Merger Agreement, West Suburban shall merge with and into Old Second (the “Merger”);

WHEREAS, the Merger Agreement contemplates that following the consummation of the Merger and pursuant to this Agreement, West Suburban Bank will merge with and into Old Second Bank (the “Bank Merger”); and

WHEREAS, the boards of directors of each of West Suburban Bank and Old Second Bank have approved this Agreement and the transactions contemplated hereby, including the Bank Merger.

NOW, THEREFORE, the parties hereto hereby agree as follows:

Section 1.

At the Effective Time (as defined below) West Suburban Bank shall be merged into Old Second Bank under the charter of the latter.  Old Second Bank shall be the surviving entity of the Bank Merger and shall continue its existence as a national banking association following the consummation of the Bank Merger (the “Surviving Association”), and the separate existence of West Suburban Bank shall cease. The closing of the Bank Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency in connection with the Bank Merger (such time, the “Effective Time”).

Section 2.

The name of the Surviving Association shall be Old Second National Bank.

Section 3.

The business of the Surviving Association shall be that of a national banking association.  This business shall be conducted by the Surviving Association at its main office to be located at 37-39 South River Street, Aurora, Kane County, Illinois and at its legally established branches.  The established offices of West Suburban Bank immediately prior to the Bank Merger shall become branch facilities of the Surviving Association.

Section 4.

The amount of the capital stock that the Surviving Association shall be authorized to issue shall be [⚫] shares of common stock, $[⚫] par value per share, and at the Effective Time, the Surviving Association shall have [⚫] shares outstanding.

Section 5.

All assets of West Suburban Bank, and Old Second Bank as they exist at the Effective Time shall pass to and vest in the Surviving Association without any conveyance or other transfer.  The Surviving Association shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of a trust department, of West Suburban Bank and Old Second Bank existing as of the Effective Time.

Section 6.

Each share of capital stock of Old Second Bank, par value $[⚫] per share, which is issued and outstanding immediately prior to the Bank Merger shall be unchanged and shall remain issued and outstanding and the holders of it shall retain their present rights.

Each share of capital stock of West Suburban Bank, par value $[⚫] per share, which is issued and outstanding immediately prior to the Bank Merger shall cease to exist and the certificates for such shares shall, as promptly as practicable thereafter, be cancelled and no payments made in consideration therefor.

Section 7.

Upon consummation of the Bank Merger, the directors and officers of the Surviving Association shall be the persons serving as directors and officers of Old Second Bank immediately prior to the Effective Time.  Directors of the Surviving Association shall serve for such terms in accordance with the Articles of Association and Bylaws of the Surviving Association.

Section 8.

From and after the Effective Time, the Articles of Association and Bylaws of the Surviving Association shall be the Articles of Association and Bylaws of Old Second Bank, each as in effect immediately prior to the Bank Merger, until the same shall be amended or changed as provided by law.

Section 9.

This Agreement shall terminate immediately and automatically without any further action on the part of West Suburban Bank or Old Second Bank, or any other person, upon the termination of the Merger Agreement.

Section 10.

The respective obligations of West Suburban Bank and Old Second Bank under this Agreement shall be conditioned upon (i) the prior consummation of the Mergers in accordance with the Merger Agreement and (ii) this Agreement having been ratified and confirmed by the written consent of Old Second as the sole shareholder of Old Second Bank, by the written consent of West Suburban as the sole shareholder of West Suburban Bank, in each case as required by applicable law.

Section 11.

This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and each of which shall be deemed an original.

[Signatures on Following Page]

WITNESS, the signatures and seals of the merging banks as of the date first written above, each set by its president and/or chief executive officer attested to by its secretary, pursuant to a resolution of its board of directors.

WEST SUBURBAN BANK

By:

Name: _______________

Title:  ________________

Attest:

Name:

Title: Secretary

OLD SECOND NATIONAL BANK

By:

Name: ________________

Title:  _________________

Attest:

Name:

Title: Secretary

EXHIBIT B

FORM OF VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of July 25, 2021, by and among Old Second Bancorp, Inc., a Delaware corporation (“Old Second”), West Suburban Bancorp, Inc., an Illinois corporation (“West Suburban”), and [⚫], a [⚫]  (“Shareholder”).

RECITALS

WHEREAS, Shareholder, solely in Shareholder’s capacity as a shareholder of West Suburban, desires to support the transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, dated as of even date herewith, by and between Old Second and West Suburban (the “Merger Agreement”), that provides for, among other things, the merger of West Suburban with and into Old Second pursuant to the terms set forth in the Merger Agreement (the “Merger”); and

WHEREAS, Shareholder, West Suburban and Old Second are executing this Agreement as a material inducement and condition to Old Second entering into, executing and performing the Merger Agreement and the transactions contemplated therein (the “Transactions”), including, without limitation, the Merger;

NOW, THEREFORE, in consideration of, and as a material inducement to the execution and delivery of the Merger Agreement by Old Second and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.Representations and Warranties.  Shareholder represents and warrants to Old Second as follows:

(a)Shareholder owns and has the right to vote [⚫] shares (“Shareholder’s Shares”) of West Suburban Common Stock, which Shareholder’s Shares include shares of West Suburban Common Stock (the “Plan Shares”) allocated to Shareholder’s account under the West Suburban Bank Employee Stock Ownership Plan (the “Plan”).

(b)This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Shareholder, enforceable in accordance with its terms and conditioned, with respect to the Plan Shares, on obtaining the approval of the Trustee of the Plan except, in all cases, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and the availability of the equitable remedies.

(c)Neither the execution and delivery of this Agreement nor the compliance by Shareholder with the terms of this Agreement will result in a violation of, or a default under, or conflict with, any loan or credit arrangement, Liens (as defined in Section 1(e) of this Agreement), trust,  legally binding agreement or restriction of any kind to which Shareholder is a party or bound or to which the Shareholder’s Shares are subject.  Compliance by Shareholder with the terms of this Agreement will not violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, arbitral award, statute, law, rule or regulation legally binding upon Shareholder or Shareholder’s Shares.

(d)Shareholder’s Shares and, if certificated, the certificates representing Shareholder’s Shares are now, and at all times during the term hereof will be, held by Shareholder (or by a nominee, custodian or the Plan Trustee for the benefit of such Shareholder, including, without limitation, Shareholder’s Plan Shares, free and clear of all pledges, liens, security interests, proxies, voting trusts or agreements or any other encumbrances (any such encumbrance, a “Lien”), except for (i) any the agreements contemplated herein, and (ii) Liens, if any, which have been previously disclosed in writing to Old Second and will not prevent Shareholder from complying with the terms of this Agreement except for the powers of the Trustee of the Plan with respect to the Plan Shares.

(e)Shareholder understands and acknowledges that Old Second is entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

2.Voting Agreements.  While this Agreement is in effect, Shareholder hereby agrees with, and covenants to, Old Second as follows subject to the express agreement and acknowledgement by Old Second that Shareholder is executing this Agreement solely in Shareholder’s capacity as a shareholder of West Suburban and not in any other capacity, such as a director or officer of West Suburban or as a fiduciary of any trusts in which Shareholder is not the sole beneficiary and that notwithstanding anything herein to the contrary nothing herein shall be construed to limit or affect any action or inaction by Shareholder as a director, officer or fiduciary of West Suburban or any affiliate of West Suburban:

(a)At any meeting of the shareholders of West Suburban called to vote upon the Merger Agreement and/or the Transactions, and at any adjournment or postponement thereof, or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement and/or the Transactions is sought (collectively, the “Shareholders’ Meeting”), Shareholder shall use Shareholder’s best efforts to vote (or cause to be voted), and with respect to the Plan Shares to direct the Trustee(s) of the Plan to vote (or cause to be voted), all of Shareholder’s Shares (i) in favor of the approval of the terms of the Merger Agreement and each of the Transactions that are presented to the Shareholders of West Suburban for a vote and (ii) against any Acquisition Proposal other than the Merger.

(b)Shareholder further agrees not to vote or execute any written consent to rescind in any manner any prior vote taken that is contemplated by Section 2(a)(i) of this Agreement.

3.Covenants.  While this Agreement is in effect, Shareholder further agrees with, and covenants to, Old Second as follows:

(a)Without the prior written consent of Old Second, Shareholder shall not (i) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, transfer, hypothecation or other disposition of Shareholder’s Shares or any interest therein), or consent to any Transfer of, any or all of Shareholder’s Shares or any interest therein, except to Old Second pursuant to the Merger Agreement (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, except to Old Second (iii) grant or solicit any proxy, written consent, power of attorney or other authorization in or with respect to Shareholder’s Shares or the right to vote or direct the vote or provide a written consent or waiver with respect to Shareholder’s Shares, except for those consistent with this Agreement, or (iv) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares for any purpose (other than to satisfy its obligations under this Agreement).  The restriction on the Transfer of Shareholder’s Shares set forth in this Section 3(a) shall terminate upon termination of this Agreement pursuant to the terms of Section 7 hereof.  Notwithstanding anything herein to the contrary, (A) subsequent to the Shareholders Meeting in which the West Suburban shareholders approve the Merger Agreement, Shareholder may Transfer Shareholder’s Shares to any third party and (B) at any time after the date hereof, Shareholder may Transfer any or all of Shareholder’s Shares to Shareholder’s spouse, ancestors or descendants or make other transfers solely for estate planning purposes; provided, however, that in any such case, prior to and as a condition to the effectiveness of any Transfer under clause (B) above, each person to which any of Shareholder’s Shares or any interest in any of Shareholder’s Shares are Transferred shall have executed and delivered to Old Second an agreement to be bound by the terms of this Agreement.  Shareholder shall provide email notice to Old Second of any Transfer on the same day thereof.

(b)Shareholder hereby waives any rights of appraisal, or rights to dissent from the Merger or the Transactions that such Shareholder may have.

4.Certain Events.  In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of West Suburban affecting West Suburban Common Stock, or the acquisition of additional shares of West Suburban Common Stock or other voting securities of West Suburban by Shareholder (including as a result of additional allocations under the Plan), the number of shares of West Suburban Common Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of West Suburban Common Stock or other voting securities of West Suburban issued to or acquired by Shareholder.

5.Specific Performance; Remedies; Attorneys’ Fees.  Shareholder acknowledges that it is a condition to the willingness of Old Second to enter into the Merger Agreement that certain shareholders of West Suburban and the Plan Trustee execute and deliver this form of Agreement and that it will be impossible to measure the monetary damages to Old Second in the event that Shareholder fails to comply with the obligations imposed by this Agreement.  Accordingly, in the event of any such failure, irreparable damage will occur and Old Second will not have any adequate remedy at law.  The parties hereto agree that Old Second shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or to prevent any breach and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which it is entitled at law or in equity.  In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby, the prevailing party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the party against which such action or proceeding is brought, in addition to any other relief to which such prevailing party may be entitled.

6.Termination. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written consent of the parties hereto, and this Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) an Adverse Recommendation Change (as defined in the Merger Agreement) or (c) the consummation of the Transactions.  Upon such termination, no party shall have any further obligations or liabilities hereunder.

7.Severability.  If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void, illegal or unenforceable (including to the extent that the application of this Agreement to the Plan Shares would violate ERISA or other applicable laws, in which case such Plan Shares shall be excluded), the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

8.Miscellaneous.

(a)Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

(b)As used herein, the singular shall include the plural and any reference to gender shall include all other genders.  The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.

(c)All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by electronic transmission to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Old Second or West Suburban, to the addresses set forth in Section [10.8] of the Merger Agreement; and (ii) if to Shareholder, to its address set forth below its signature on the last page hereof and, in the case of Plan Shares, with a copy to the Plan Trustee.

(d)The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)This Agreement may be executed in two or more counterparts by electronic means, all of which shall be considered and have the same force and effect as one and the same agreement.

(f)This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(g)This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Illinois without regard to the applicable conflicts of laws principles thereof.

(h)Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties.  Any assignment in violation of the foregoing shall be void.

(i)No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

[Signatures on the following page(s)]

IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Voting and Support Agreement as of the day and year first above written.

OLD SECOND BANCORP, INC.

By:

Name:

Title:

WEST SUBURBAN BANCORP, INC.

By:

Name:

Title:

SHAREHOLDER

By:

Name:

Address:

EXHIBIT C

FORM OF OFFICER AGREEMENTS

EXHIBIT C-1

FORM OF OFFICER AGREEMENT – KEITH W. ACKER

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of July 25, 2021 (“Effective Date”), by and between Old Second Bancorp, Inc. (the “Company” or “Bank”) and Keith W. Acker (the “Executive”).

RECITALS

WHEREAS, the Bank is presently engaged in the general business of providing community banking and trust business services.  The Bank’s services include, but are not limited to demand, savings, time deposit, individual retirement, and Keogh deposit accounts; commercial, industrial, consumer, and real estate lending, including installment loans, farm loans, lines of credit, and overdraft checking; safe deposit operations; and trust services.  The Bank is also in the business of providing services such as the sale of traveler’s checks, money orders, cashier’s checks and foreign currency, direct deposit, discount brokerage, debit cards, credit cards, and other special services; and

WHEREAS, the Executive is currently employed by West Suburban Bancorp, Inc. (“WSBI”) pursuant to that certain Restated Employment Agreement dated May 12, 2016 (the “Prior Agreement”); and

WHEREAS, WSBI is merging (the “Merger”) with and into the Bank pursuant to that certain Agreement and Plan of Merger and Reorganization dated July 25, 2021 (the “Merger Agreement”), upon the Effective Time (as defined in the Merger Agreement) (the “Effective Time”) as of which the Executive’s Prior Agreement is being terminated and all benefits accrued thereunder paid in full; and

WHEREAS, the Bank wishes to retain the Executive and the Executive wishes to continue employment with the Bank under the terms and provisions set forth below; and

WHEREAS, the Bank and the Executive desire to enter into this Agreement providing certain benefit to the Executive and certain protection for the Bank, subject to and in accordance with this Agreement;

WHEREAS, the Executive understands and agrees that the Bank has developed and continues to develop goodwill through the use of various trade names that the Bank is authorized to use, and through the effort and expense of the Bank in attracting and retaining its customers or clients; and

WHEREAS, in the course of employment, the Executive has had and will continue to have knowledge or access to important trade secrets, customer or client lists, and other confidential information including information about customers or clients of the Bank and the particular needs of such customers or clients; and

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WHEREAS, Executive acknowledges that the restrictions contained herein are necessary and reasonable in scope and duration and are a material inducement for the Bank to enter into this Agreement and continue a relationship with the Executive.

NOW, THEREFORE, in consideration of the foregoing recitals and the provisions hereafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties hereto agree as follows:

1.Employment.  The Bank hereby agrees to continue to employ the Executive from and after the Effective Date as Executive Vice President and the Executive hereby agrees to serve in such role and continue in such employment, on a full-time basis, for the Term (hereinafter defined) of and in accordance with this Agreement acting at all times in good faith and in the Bank’s best interests.

2.Compensation.  The Bank shall pay the Executive an annualized base salary of $417,484.76.  This annual salary shall be subject to increase, but not decrease, from time to time by the Bank at the Bank’s sole discretion.  All compensation shall be payable in accordance with the payment policy and payroll process established by the Bank from time to time.

3.Benefits.

a.Retirement, Welfare and Fringe Benefits.  The Executive shall receive the same or similar benefits and/or fringe benefits as the Bank may provide and/or modify from time to time, in the Bank’s sole discretion, to similarly situated executives.  Such benefits may include, but are not limited to, participation in Health and Dental Insurance, Life Insurance, Long Term Disability coverage, and 401(k) and Profit Sharing Savings Plans.  Participation in any such benefits shall be governed and interpreted by the applicable plan documents or written policies.  Nothing in this Agreement guarantees the Executive the right to participate in any of the Bank’s currently sponsored benefit plans or prevents the Bank from exercising its right to terminate those plans or offerings in the future.

b.Expense Reimbursement.  During the Term, the Executive shall be authorized to incur reasonable client-related expenses in carrying out the Executive’s duties for the Bank under this Agreement and shall be eligible for reimbursement of such expenses pursuant to the Bank’s expense reimbursement policies as in effect from time to time.  In addition, the Bank will promptly (not to exceed thirty (30) days) reimburse the Executive for the monthly amount of his club dues for his current membership level at Medinah Country Club, following the Executive’s submission of reasonable substantiation for each such expense, which shall be submitted to the Bank within thirty (30) days after such expense is paid.

4.Consideration for Restrictive Covenants.  In connection with this Agreement, Executive is agreeing to certain restrictions on Executive’s post-employment activities, as set forth herein.  In exchange for the restrictive covenants contained herein, Executive is being offered and accepts the valuable consideration described herein, including the Bank’s agreeing to continue to employ Executive in an at-will employment relationship while granting Executive access or continuing access to the Bank’s proprietary and confidential business information, including customer relationships, as its employee acting in good faith and in the Bank’s best interests.

5.Position and Responsibilities.  The Executive agrees to serve on behalf of the Bank or any of its subsidiaries or affiliates in the position of Executive Vice President. The Executive shall have such duties and responsibilities as may be assigned to the Executive from time to time by the [⚫] of the Bank which duties and responsibilities shall be commensurate with the Executive’s position. The Executive shall perform all duties assigned to the Executive faithfully and efficiently, subject to the direction of the [⚫] of the Bank and shall have such authorities and powers as are inherent to the undertakings applicable to the

______(Initial)

Executive’s position and necessary to carry out the responsibilities and duties required of the Executive hereunder.  While employed under this Agreement, the Executive shall at all times devote his full time, attention, and best efforts on behalf of the Bank, and shall perform all services, acts, and duties connected with his position in such manner as the Bank from time to time shall direct.  During the Term, in addition to any duties connected to his position, the Executive shall provide reasonable assistance with the transition the business,  customers, and employees of WSBI over to the Bank.

6.Term of Employment.  The Bank agrees to employ the Executive and the Executive agrees to continue employment with the Bank on the terms set forth in this Agreement until the first (1st) anniversary of the Effective Time (the “Term”); provided that either the Bank or the Executive shall have the right to earlier terminate this Agreement and their employment relationship at any time, with or without cause or notice (the date such termination takes effect, the “Termination Date”), subject to the following:

a.Resignation with Good Reason; Termination Other Than for Cause.  If, prior to the end of the Term, the Executive terminates his employment with Good Reason or the Bank terminates his employment other than for Cause, then the Executive shall be entitled to (i) his earned but unpaid base salary through the Termination Date, his eligible business expenses incurred on or before the Termination Date (provided that all required submissions for expense reimbursement are made in accordance with the Bank’s expense reimbursement policy within fifteen (15) days following the Termination Date) and any benefits due or payable under the Bank’s qualified retirement and health and welfare benefit plans, including but not limited to rights to continue coverage under the Bank’s group health plans pursuant to COBRA (collectively, the “Accrued Obligations”); and (ii) continued payments of base salary in accordance with Section 2 for the remainder of the Term.   For purposes of this Agreement,

“Good Reason” means, without the Executive’s express written consent, the occurrence of any one of the following within the Term:

(A) a material reduction or alteration in the nature or status of the Executive’s authority, duties or responsibilities from those set forth in Sections 1 and 5;

(B) the requirement that the Executive be based at a location in excess of twenty-five (25) miles from the location of the Executive’s principal job location or office as of the Effective Date of this Agreement;

I a material reduction of the Executive’s compensation and/or other benefits or perquisites in effect on the Effective Date, or as the same shall be increased from time to time; provided, however, that a change to, or replacement of, an existing benefit will not give rise to a “Good Reason” if such change or replacement is implemented with respect to all employees generally; or

(C) the Bank, or any successor company, commits a material breach of any provision of this Agreement including, but not limited to the Bank failing to obtain the assumption of, or the successor company refusing to assume the obligations of this Agreement within the Term.

Notwithstanding the foregoing, none of the conditions described in Paragraphs (A) through (C) of this Paragraph (d) shall constitute Good Reason unless the Executive first provides written notice of the occurrence of one of the foregoing conditions to the Company within ninety (90) days of the initial occurrence of the condition, and such Good Reason remains uncured thirty (30) days of receiving such notice.  The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

______(Initial)

“Cause” means the occurrence of any one or more of the following:

(a)A demonstrably willful and deliberate act or failure to act by the Executive (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, which causes actual material financial injury to the Company, or any of its subsidiaries, and which act or inaction is not remedied within fifteen (15) business days of written notice from the Company or the subsidiary for which the Executive works; or

(b)The Executive’s conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude which causes material harm, financial or otherwise, to the Company or any of its subsidiaries.

b.Termination for Cause; Resignation without Good Reason.  If, prior to the end of the Term, the Executive’s employment is terminated by the Executive or the Bank for any reason other than those stated in paragraph (a) above (including for Cause), then the Executive (or his estate, if applicable) shall be entitled only to the Accrued Obligations hereunder and shall have no right to further payments or benefits under this Agreement.

COVENANTS OF THE EXECUTIVE

The Executive acknowledges that the Executive has been and will continue to be provided intimate knowledge of the business practices, trade secrets, and other confidential and proprietary information of the Company and its subsidiaries (including the Confidential Information), which, if exploited by the Executive, would seriously, adversely, and irreparably affect the interests of the Company and its subsidiaries and the ability of each to continue its business and, therefore, the Executive hereby agrees to be bound by the restrictions contained in  Sections 7 through 12 below (the “Restrictive Covenants”).

7.Use and Maintenance of Confidential Information

(a)Confidentiality and Loyalty.

(i)The Executive acknowledges that heretofore or hereafter during the course of his employment he has produced and may hereafter produce and have access to material, records, data, trade secrets and information not generally available to the public (collectively, "Confidential Information") regarding the Company and its subsidiaries and affiliates. Accordingly, during and subsequent to termination of this Agreement, the Executive shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any such Confidential Information, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Company, required by a law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with performance by the Executive of his duties hereunder. All records, files, documents and other materials or copies thereof relating to the Company's business which the Executive shall prepare or use, shall be and remain the sole property of the Company, shall not be removed from the Company's premises without its written consent, and shall be promptly returned to the Company upon termination of the Executive's employment.

(ii)Notwithstanding the foregoing, an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or

______(Initial)

indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, the Executive has the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.  Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. §1833(b).  Nothing in this Agreement shall be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by an unauthorized user.

(iii)Nothing contained in this Section 7 shall limit the Executive's right to report to proper governmental authorities, including a court or legislative body, alleged unlawful employment practices or alleged criminal conduct, to make truthful statements in any reporting or subsequent investigation relating to such report, to seek legal advice relating to such report, or from responding to a lawful subpoena or other compulsory legal process. Nothing shall limit the Executive from filing a charge or complaint with any governmental, administrative or judicial agency (each, an "Agency”) pursuant to any applicable whistleblower statute or program (each, a "Whistleblower Program”).  The Executive acknowledges that this Section 7 does not limit (i) the Executive's ability communicate, in connection with a charge or complaint pursuant to any Whistleblower Program with any Agency or otherwise participate in any investigation or proceeding that may be conducted by such Agency, including providing documents or other information, without notice to the Employer, or (ii) the Executive's right to receive an award for information provided to such Agency pursuant to any Whistleblower Program.

8.Return of Property.  Upon termination of the Executive’s employment with the Bank, for any reason and for any cause, or at any time thereafter upon request of the Bank, the Executive shall deliver to the Bank all materials of any nature which are in the Executive’s possession or control and which are, or which contain, Confidential Information or which are otherwise the property of the Bank or of any of the Bank’s customers, including but not limited to writings, customer lists, price lists, designs, documents, records, data, memoranda, tapes and disks containing software, computer source code listings, routines, file layouts, record layouts, system design information, models, manuals, documentation and notes; provided, however, that Executive shall not be required to return the cell phone, cell phone number, or laptop computer in his possession as of the Effective Date.  The Executive agrees that the Executive shall not reproduce copies of any such Confidential Information at any time without specific written authorization from the Bank.

9.Non-Competition and Non-Solicitation. The parties have agreed that the primary service area of the Bank’s operations, including lending and deposit taking functions in which the Executive actively participates extends to an area that encompasses a thirty-five (35)-mile radius from each banking or other office location of the Bank and any of its subsidiaries or affiliates where the Executive has provided services on behalf of the Bank (or its predecessors) during the twelve (12)-month period immediately preceding the termination of the Executives’ employment for any reason (the “Restrictive Area”).  Therefore, as an essential ingredient of and in consideration of this Agreement the Executive’s employment with the Bank, including the benefits set forth in this Agreement, the Executive, during the Executive’s employment with the Bank and for a period of eighteen (18) months immediately following the termination of the Executives’ employment for any reason (the “Restrictive Period”), whether such termination occurs during the Term of this Agreement or thereafter, shall not directly or indirectly do any of the following:

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(a)Engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation or control of, be employed by, associated with or in any manner connected with, serve as a director, officer or consultant to, lend the Executive’s name or any similar name to, lend the Executive’s credit to or render services or advice to, in each case in the capacity that the Executive provided services to the Bank or any subsidiary or affiliate thereof, any Financial Institution; provided, however, that the ownership by the Executive of shares of the capital stock of any Financial Institution, which shares are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System and which do not represent more than five percent (5%) of the institution’s outstanding capital stock, shall not violate any terms of this Agreement;

(b)Either for the Executive or any Financial Institution: (i) induce or attempt to induce any employee of the Bank or any of its subsidiaries or affiliates with whom the Executive had significant contact to leave the employ of the Bank or any of its Subsidiaries or affiliates; (ii) in any way interfere with the relationship between the Bank or any of its subsidiaries or affiliates and any employee of the Bank or any of its subsidiaries or affiliates with whom the Executive had significant contact; or (iii) induce or attempt to induce any customer, supplier, licensee or business relation of the Bank or any of its subsidiaries or affiliates with whom the Executive had significant contact to cease doing business with the Bank or its subsidiaries or affiliates or in any way interfere with the relationship between the Bank or any of its subsidiaries or affiliates and their respective customers, suppliers, licensees or business relations with whom the Executive had significant contact;

(c)Either for the Executive or any Financial Institution, solicit the business of any person or entity known to the Executive to be a customer of the Bank or any of its subsidiaries or affiliates, where the Executive had significant contact with such person or entity, with respect to products, activities or services that compete in whole or in part with the products, activities or services of the Bank or any of its subsidiaries or affiliates.

(d)For the purposes of this Agreement, “Financial Institution” means any person, firm, partnership, corporation or trust that owns, operates or is in the process of forming a bank, savings bank, savings and loan association, credit union or similar financial institution, or any unit, division or subsidiary of any of the foregoing, with an office located, or to be located, at an address identified in a filing with any regulatory agency, within the Restrictive Area.

10.Remedies for Breach of Restrictive Covenants.  The Executive has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and the Executive acknowledges that the covenants contains in Sections 7-9 of this Agreement are reasonable with respect to their duration, geographical area and scope.  The Executive further acknowledges that the restrictions contained in Sections 7-9 of this Agreement are reasonable and necessary for the protection of legitimate business interests of the Bank, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Bank and such interests, and that such restrictions were a material inducement to the Bank to enter into this Agreement.  In the event of any violation or threatened violation of these restrictions, the Bank, in addition to and not in limitation of, any other rights, remedies or damages available to the Bank under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Executive and any and all person directly or indirectly acting for or with the Executive, as the case may be.

11.No Indirect Action.  The Executive agrees to not take any action indirectly or in concert with others that would violate this Agreement if the action were taken directly.  This prohibition applies regardless of whether the Executive initiates the improper contact.  The Executive also agrees not to aid or assist any competing financial organization or any other person, firm, corporation, or other business entity to do any of the aforesaid acts.  This applies to actions the Executive may take in any capacity, i.e., as

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proprietor, partner, joint venturer, stockholder, director, officer, trustee, principal, agent, servant, employee, or in any other capacity.

12.No Prior Conflicting Agreements.  The Executive certifies that the Executive has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude the Executive from complying with the provisions of this Agreement or prevent the Executive from providing any services for the Bank, including without limitation, any conflicting noncompetition or confidentiality agreements with prior employers.  The Executive acknowledges that he has disclosed any and all agreements addressing restrictive covenants or obligations to prior employers and that he will comply with all enforceable provisions of such agreements.

ENFORCEMENT

13.Governing Law and Submission to Jurisdiction/Venue.  This Agreement shall be governed in all respects by the laws of the State of Illinois.  Any disputes arising under this Agreement shall be tried in the courts sitting within the State of Illinois, and the Executive hereby consents and submits his or her person to the jurisdiction of any such court for such purpose.  Should this Agreement come before any court for interpretation or enforcement, it is the intent of the parties that the terms and provisions of this Agreement be given their fair and literal meaning, and that this Agreement is not to be strictly construed against any party, including the drafter of this Agreement.  The Parties hereto acknowledge that Kane County, Illinois is a convenient forum, agree that any controversy or claim relating to this Agreement shall be brought in State or Federal Court in and for Kane County, Illinois and therefore submit to the personal jurisdiction of such courts.

14.Rights and Remedies Upon Breach of Agreement.  If the Executive should breach, or threaten to commit a breach, of any of the provisions of this Agreement, the Bank shall have the right and remedy to have the restrictive covenants contained herein be enforced by any court of competent jurisdiction, without the necessity of posting a bond, it being agreed that any breach or threatened breach of restrictive covenants would cause irreparable injury to the Bank and that money damages would not alone provide an adequate remedy to the Bank.  The Bank shall also have any other right or remedy available to it under law or in equity including the right to seek and recover monetary damages for lost profits and other compensable damages.

15.Notice to Future Employers.  For the period of twelve (12) months immediately following the end of employment by the Bank, the Executive will inform each new employer, prior to accepting employment, of the existence of this Agreement and provide that employer with a copy of this Agreement.  The Executive further agrees that Bank may, if it so desires, send a copy of this Agreement to, or otherwise make the provisions hereof known to, any such employer or prospective employer.

16.Indemnification.

In addition to any rights to indemnification available to the Executive pursuant to the terms of the Merger Agreement:

a.To the maximum extent provided to other executive officers of the Bank, the Bank shall indemnify and hold the Executive harmless (including advances of attorneys’ fees and other litigation expenses) for losses or damages incurred by the Executive as a result of all causes of action arising from the Executive’s performance of duties for the benefit of the Bank, whether or not the claim is asserted during the Term. The Executive shall be covered under any directors’ and officers’ insurance that the Bank

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maintains for executive officers of the Bank in the same manner and on the same basis as such executive officers of the Bank.

b.In the event the Executive becomes a party, or is threatened to be made a party, to any action, suit, or proceeding for which the Bank has agreed to provide insurance coverage or indemnification under this Section 16, the Bank shall, to the full extent permitted by law and consistent with policies for executive officers of the Bank, advance all expenses (including reasonable attorneys’ fees), judgments, fines, and amounts paid in settlement (“Expenses”) incurred by the Executive in connection with the investigation, defense, settlement, or appeal of any threatened, pending, or completed action, suit, or proceeding; provided, however, that the Executive must provide the Bank with a written undertaking from the Executive (i) to reimburse the Bank for all Expenses actually paid by the Bank to or on behalf of the Executive in the event it be determined that the Executive is not entitled to indemnification by the Bank for such Expenses, and (ii) to assign the Bank all rights of the Executive to indemnification, under any policy of directors’ and officers’ liability insurance or otherwise, to the extent of the amount of Expenses actually paid by the Bank to or on behalf of the Executive.

17.Tolling/Autoextender.Any period of restriction contained herein shall be extended and tolled for any period of breach, such that the Bank receives the full benefit of the bargain with respect to the agreed upon period of restriction.

18.Internal Revenue Code Section 409A.  It is intended that the Agreement shall comply with the provisions of Section 409A of the Code and the related U.S. Treasury Department regulations and guidance promulgated thereunder (“Code Section 409A”) so as not to subject the Executive to the payment of additional taxes and interest under Code Section 409A, and shall be interpreted, operated and administered in a manner consistent with those intentions.  To the extent that any payment hereunder constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A, then the following shall apply:

a.For purposes of determining the timing of any such payment, all references in this Agreement to Termination Date shall mean a “separation from service” as defined in Code Section 409A.

b.For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments.

c.If the Executive is a Specified Employee (as defined in Code Section 409A) as of his separation from service with the Bank, then, only to the extent required pursuant to Code Section 409A(a)(2)(B)(i), payments due under this Agreement shall be subject to a six (6) month delay following the Executive’s separation from service.  All delayed payments shall be accumulated and paid in lump-sum catch-up payment as of first day of the seventh-month following separation from service (or, if earlier, the date of death of the Executive) with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect of the first day of such six-month period.  Any portion of the benefits hereunder that were not otherwise due to be paid during the six-month period following the termination shall be paid to the Executive in accordance with the payment schedule established herein.

Notwithstanding the foregoing, the Bank makes no representations or promises as to the tax effect of any payments under this Agreement or their compliance with Code Section 409A.

19.Amendment.  This Agreement may be amended only in writing and only if such writing is signed by the Executive and by the President of the Bank.

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20.Notices.  Notices under this Agreement shall be effective upon actual delivery and can be made by hand delivery, electronic mail, overnight delivery service, or by certified or registered mail, postage prepaid with return receipt requested.  Notices shall be addressed as follows (or to such other or additional address as either party may designate by written notice to the other):

If to Bank:

Old Second Bancorp, Inc.

c/o Chris Lasse, Senior Vice President, Human Resources

37 S. River Street

Aurora, IL

Email: classe@oldsecond.com

If to the Executive:

Personal or company email address

21.Survival of Provisions.  Any provision of this Agreement, which by terms or reasonable implication is to be or may be performed or effective after the termination of the Agreement, shall be deemed to survive such termination.

22.Severability and Modification.  If any provision of this Agreement shall be in part, or as applied to any circumstance, under the laws of any jurisdiction which may govern for such purpose, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, either generally or as applied to such circumstance, or shall be deemed excised from this Agreement as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.  The Bank and the Executive hereby agree that the restrictive covenants as set forth herein are separate and distinct restrictive covenants, designed to operate under different factual circumstances, and that the invalidity of one of said covenants shall not affect the validity and/or enforceability of the other covenants.

23.Assignability; Binding Nature.  This Agreement will be binding upon the Bank, and upon the Executive and the Executive’s respective successors, heirs, and assigns.  This Agreement may not be assigned by the Executive except that the Executive’s rights to compensation and benefits hereunder, subject to the limitations of this Agreement, may be transferred by will or operation of law.  The rights and obligations of the Bank under this Agreement may be assigned to a subsidiary or affiliate of the Bank, or to a corporation or any entity which becomes the successor to the Bank as the result of a purchase of assets or stock, merger or other corporate reorganization, and which continues the business of the Bank.

24.No Waiver.  No failure on the part of any party to this Agreement to exercise, and no delay on their part in exercising any right, power or remedy hereunder shall operate as a waiver thereof.

25.Miscellaneous.  Nothing in this Agreement shall be construed to limit or negate any common law torts or any statutory protections, including, but not limited to, an action under the Illinois Trade Secrets Act or the federal Defend Trade Secrets Act, available to the Bank, where it provides the Bank with broader protection than that provided herein.

26.Counterparts.  This Agreement may be executed in any number of identical counterparts, each of which shall be deemed a duplicate original, and all of which together shall constitute but one and the same agreement.

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27.Headings and Interpretation.  The headings or titles of the sections of this agreement are intended for ease of reference only and shall have no effect whatsoever on the construction or interpretation of any provision of this Agreement.  The use in this Agreement of the words “including,” “such as,” and words of similar import following any general statement, term, or matter shall not be construed to limit such statement, term, or matter in any manner, whether or not language of non-limitation (such as “without limitation” or “but not limited to”) is used in connection therewith, but rather shall be deemed to refer to all other terms or matters that could reasonably fall within the scope of the general statement, term or matter.  All provisions of this Agreement have been negotiated at arm’s length, and this Agreement shall not be construed for or against any party by reason of the authorship or alleged authorship of any provision hereof.

28.At-Will Employment Status.  The Executive acknowledges and understands that the Executive is to be at all times an employee-at-will.  This employee-at-will status may only be modified in writing by the President of the Bank.

29.Entire Agreement.  The provisions of this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede any prior agreements or understandings pertaining to said subject matter.  This Agreement supersedes and replaces the Prior Agreement in full.  Further, the parties acknowledge that there are no prior or contemporaneous oral or written representations, promises or agreements not expressed or referred to herein.

30.Conditioned Upon Merger.  This Agreement shall not take effect unless and until the Effective Time of the Merger.  If the Merger does not take effect, this Agreement shall be null and void.

(Signature Page Follows)

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THE EXECUTIVE AND THE BANK, BY ITS DESIGNATED REPRESENTATIVE, HEREBY ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND EACH OF THE PROVISIONS OF THIS AGREEMENT, THAT THEY HAVE EXECUTED THIS AGREEMENT VOLUNTARILY AND WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND THAT THEY INTEND TO BE FULLY BOUND BY THE SAME.

Accepted on: ___________________

Signature:__________________________________________

Keith W. Acker

Bank: Old Second Bancorp, Inc.

By:Chris Lasse,  SVP Human Resources

Signature:_________________________________

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EXHIBIT C-2

FORM OF OFFICER AGREEMENT – MATTHEW R. ACKER

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of [⚫] (“Effective Date”), by and between Old Second Bancorp, Inc. (the “Company” or “Bank”) and Matthew R. Acker (the “Executive”).

RECITALS

WHEREAS, the Bank is presently engaged in the general business of providing community banking and trust business services.  The Bank’s services include, but are not limited to demand, savings, time deposit, individual retirement, and Keogh deposit accounts; commercial, industrial, consumer, and real estate lending, including installment loans, farm loans, lines of credit, and overdraft checking; safe deposit operations; and trust services.  The Bank is also in the business of providing services such as the sale of traveler’s checks, money orders, cashier’s checks and foreign currency, direct deposit, discount brokerage, debit cards, credit cards, and other special services; and

WHEREAS, the Executive is currently employed by West Suburban Bancorp, Inc. (“WSBI”) pursuant to that certain Restated Employment Agreement dated January 4, 2021 (the “Prior Agreement”); and

WHEREAS, WSBI is merging (the “Merger”) with and into the Bank pursuant to that certain Agreement and Plan of Merger and Reorganization dated July 25, 2021 (the “Merger Agreement”), upon the Effective Time (as defined in the Merger Agreement) (the “Effective Time”) as of which the Executive’s Prior Agreement is being terminated and all benefits accrued thereunder paid in full; and

WHEREAS, the Bank wishes to retain the Executive and the Executive wishes to continue employment with the Bank under the terms and provisions set forth below; and

WHEREAS, the Bank and the Executive desire to enter into this Agreement providing certain benefit to the Executive and certain protection for the Bank, subject to and in accordance with this Agreement;

WHEREAS, the Executive understands and agrees that the Bank has developed and continues to develop goodwill through the use of various trade names that the Bank is authorized to use, and through the effort and expense of the Bank in attracting and retaining its customers or clients; and

WHEREAS, in the course of employment, the Executive has had and will continue to have knowledge or access to important trade secrets, customer or client lists, and other confidential information including information about customers or clients of the Bank and the particular needs of such customers or clients; and

WHEREAS, Executive acknowledges that the restrictions contained herein are necessary and reasonable in scope and duration and are a material inducement for the Bank to enter into this Agreement and continue a relationship with the Executive.

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NOW, THEREFORE, in consideration of the foregoing recitals and the provisions hereafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties hereto agree as follows:

1.Employment.  The Bank hereby agrees to continue to employ the Executive from and after the Effective Date as Senior Vice President and the Executive hereby agrees to serve in such role and continue in such employment, on a full-time basis, for the Term (hereinafter defined) of and in accordance with this Agreement acting at all times in good faith and in the Bank’s best interests.

2.Compensation.

a.Base Salary.  The Bank shall pay the Executive an annualized base salary of $245,104.14.  This annual salary shall be subject to increase, but not decrease, from time to time by the Bank at the Bank’s sole discretion; provided that, for 2023, the base salary shall increase by no less than three percent (3%) of the amount in effect as of the Effective Date.  All compensation shall be payable in accordance with the payment policy and payroll process established by the Bank from time to time.  In addition Executive will be eligible, and may receive, up to 20% of base salary in an annual bonus, payable in accordance with the Bank’s annual incentive plan.

b.Bonus.  In addition to the Base Salary, the Executive shall be eligible to earn two performance incentive bonuses in the target amounts, and with the performance objectives, performance period and other key terms as set forth in Exhibit A to this Agreement (“Incentive Bonuses”).  Achievement of performance objectives shall be determined in good faith by the Board of Directors of the Bank (the “Company Board”).  The actual Incentive Bonus earned for a performance period shall be paid in a single cash lump sum payment within thirty (30) days following the close of such performance period, subject to the Executive’s continued employment by the Bank through the end of the performance period; provided, however, if the Executive is not employed at the end of the performance period solely by reason of termination of Executive's employment by the Company without Cause, resignation by the Executive with Good Reason, or a Qualifying Termination in Connection with a Change in Control as described in Sections 6(a) and (b) below, or the Executive's death, during the applicable performance period, the Executive will be entitled to full target bonus payment as if he continued to be actively employed as of the end of the applicable performance period.

3.Benefits.

a.Retirement, Welfare and Fringe Benefits.  The Executive shall receive the same or similar benefits and/or fringe benefits as the Bank may provide and/or modify from time to time, in the Bank’s sole discretion, to similarly situated executives.  Such benefits may include, but are not limited to, participation in Health and Dental Insurance, Life Insurance, Long Term Disability coverage, and 401(k) and Profit Sharing Savings Plans.  Participation in any such benefits shall be governed and interpreted by the applicable plan documents or written policies.  Nothing in this Agreement guarantees the Executive the right to participate in any of the Bank’s currently sponsored benefit plans or prevents the Bank from exercising its right to terminate those plans or offerings in the future.

b.Reimbursement of Club Dues.  The Bank will promptly (not to exceed thirty (30) days) reimburse the Executive for the monthly amount of his golf club membership dues (not to exceed $500 per month), following the Executive’s submission of reasonable substantiation for each such expense, which shall be submitted to the Bank within thirty (30) days after such expense is paid.

4.Consideration for Restrictive Covenants.  In connection with this Agreement, Executive is agreeing to certain restrictions on Executive’s post-employment activities, as set forth herein.  In exchange

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for the restrictive covenants contained herein, Executive is being offered and accepts the valuable consideration described herein, including the Bank’s agreeing to continue to employ Executive in an at-will employment relationship while granting Executive access or continuing access to the Bank’s proprietary and confidential business information, including customer relationships, as its employee acting in good faith and in the Bank’s best interests.

5.Position and Responsibilities.  The Executive agrees to serve on behalf of the Bank or any of its subsidiaries or affiliates in the position of Senior Vice President with his principal office in Aurora or Lombard, Illinois.  The Executive shall have such duties and responsibilities as may be assigned to the Executive from time to time by the Executive Vice President/Chief Financial Officer of the Bank which duties and responsibilities shall be commensurate with the Executive’s position. The Executive shall perform all duties assigned to the Executive faithfully and efficiently, subject to the direction of the Executive Vice President/Chief Financial Officer of the Bank and shall have such authorities and powers as are inherent to the undertakings applicable to the Executive’s position and necessary to carry out the responsibilities and duties required of the Executive hereunder.  While employed under this Agreement, the Executive shall at all times devote his full time, attention, and best efforts on behalf of the Bank, and shall perform all services, acts, and duties connected with his position in such manner as the Bank from time to time shall direct.  During the Term, in addition to any duties connected to his position, the Executive shall provide reasonable assistance with the transition the business,  customers, and employees of WSBI over to the Bank.

6.Term of Employment.  The Bank agrees to employ the Executive and the Executive agrees to continue employment with the Bank on the terms set forth in this Agreement until the second (2nd) anniversary of the Effective Time (the “Term”).  Either the Bank or the Executive shall have the right to earlier terminate this Agreement and their employment relationship at any time, with or without cause or notice (the date such termination takes effect, the “Termination Date”), subject to the following:

a.Resignation with Good Reason; Termination Other Than for Cause.  If, prior to the end of the Term the Executive terminates his employment with Good Reason or the Bank terminates his employment other than for Cause (a “Qualifying Termination”), then the Executive shall be entitled to

(i) his earned but unpaid base salary through the Termination Date, any unpaid annual bonus earned for a prior year (payable at its normal time), his eligible business expenses incurred on or before the Termination Date (provided that all required submissions for expense reimbursement are made in accordance with the Bank’s expense reimbursement policy within fifteen (15) days following the Termination Date) and any benefits due or payable under the Bank’s qualified retirement and health and welfare benefit plans, including but not limited to rights to continue coverage under the Bank’s group health plans pursuant to COBRA (collectively, the “Accrued Obligations”);

(ii) a lump sum cash amount equal to the Executive’s continued payments of base salary for the greater of (A) twelve (12) months or (B) the remainder of the Term.  Such payment shall be paid to the Executive within thirty (30) days of the Executive’s termination of employment.  Section For clarification, a termination of the Executive’s employment by reason of death or disability shall not constitute a Qualifying Termination; and

(iii)  payment of the target amount of the Incentive Bonuses as described in Section 2(b) above.

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b. Qualifying Termination in Connection with a Change in Control. In the event of a Qualifying Termination within six (6) months before or following a Change in Control and during the Term, the Executive will be entitled to the following benefits:

(i) the Accrued Obligations;

(ii) a lump-sum cash amount equal to two (2) times the sum of (A) the greater of the Executive’s annual rate of base salary in effect upon the date of the Qualifying Termination or the Executive’s annual rate of base salary in effect immediately prior to the occurrence of the Change in Control, plus (B) the average of the annual cash bonuses paid to the Executive for the three (3) calendar years immediately preceding the year in which the Qualifying Termination occurs.  Such payment shall be paid to the Executive within thirty (30) days of the Executive’s termination of employment (or the later Change in Control, where applicable); and

(iii) immediate 100% vesting of all stock options, stock awards, and any other awards which had been granted to the Executive by the Bank or any of its affiliates under any incentive compensation plan;

(iv) the Health Continuation Benefit;

(v) standard outplacement services from a nationally recognized outplacement firm of the Executive’s selection, for a period of up to one (1) year from the Executive’s date of Qualifying Termination; provided that such service shall be at the Bank’s expense to a maximum amount not to exceed twenty thousand dollars ($20,000); and

(vi) his Incentive Bonuses as described in Section 2(b) above.

c.Termination for Cause; Resignation without Good Reason.  If, prior to the end of the Term, the Executive’s employment is terminated by the Executive or the Bank for any reason other than those stated in paragraphs (a) and (b) above (including for Cause), then the Executive (or his estate, if applicable) shall be entitled only to the Accrued Obligations hereunder and shall have no right to further payments or benefits under this Agreement.

d.Definitions. For purposes of this Agreement:

“Good Reason” means, without the Executive’s express written consent, the occurrence of any one of the following within the Term:

(A) a material reduction or alteration in the nature or status of the Executive’s authority, duties or responsibilities from those set forth in Sections 1 and 5;

(B) the requirement that the Executive be based at a location in excess of twenty-five (25) miles from both locations of the Executive’s principal office as of the Effective Date of this Agreement, as specified in Section 5;

(C) a material reduction of the Executive’s compensation and/or other benefits or perquisites in effect on the Effective Date, or as the same shall be increased from time to time; provided, however, that a change to, or replacement of, an existing benefit will not give rise to a “Good Reason” if such change or replacement is implemented with respect to all employees generally; or

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(D) the Bank, or any successor company, commits a material breach of any provision of this Agreement including, but not limited to the Bank failing to obtain the assumption of, or the successor company refusing to assume the obligations of this Agreement within the Term.

Notwithstanding the foregoing, none of the conditions described in Paragraphs (A) through (D) of this Paragraph (d) shall constitute Good Reason unless the Executive first provides written notice of the occurrence of one of the foregoing conditions to the Company within ninety (90) days of the initial occurrence of the condition, and such Good Reason remains uncured thirty (30) days of receiving such notice.  The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

“Cause” means the occurrence of any one or more of the following:

(a)A demonstrably willful and deliberate act or failure to act by the Executive (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, which causes actual material financial injury to the Company, or any of its subsidiaries, and which act or inaction is not remedied within fifteen (15) business days of written notice from the Company or the subsidiary for which the Executive works; or

(b)The Executive’s conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude which causes material harm, financial or otherwise, to the Company or any of its subsidiaries.

“Change in Control” means, and shall be deemed to have occurred upon, the first to occur of any of the following events:

(1) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto (the “Exchange Act”), and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof) (a “Person”) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing thirty‑three percent (33%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(2) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Company Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(3) consummation of: (i) a merger or consolidation to which the Company is a party if the stockholders before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty‑seven percent (67%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power

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of the Company’s voting securities outstanding immediately before such merger or consolidation; or (ii) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the Company’s assets.

However, in no event shall a Change in Control be deemed to have occurred, with respect to the Executive if the Executive is part of a purchasing group which consummates the Change-in-Control transaction.  The Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group (except for (i) passive ownership of less than two percent (2%) of the stock of the purchasing company, or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing directors).

“Health Continuation Benefit” means, at the exact same cost to the Executive, and at the same coverage level as in effect as of the Executive’s date of Qualifying Termination (subject to changes in coverage levels applicable to all employees generally), a continuation of the Executive’s (and the Executive’s eligible dependents’) health insurance coverage for a period of time following the Qualifying Termination equal to the shorter of (i) twenty-four (24) months or (ii) the maximum period allowed pursuant to any one or more of the provisions of Treas. Reg. Section 1.409A-1(b)(9)(v) which would be exempt from the definition of “deferred compensation” thereunder (the “benefit continuation period”); provided, however, that such continuation of health insurance coverage shall be provided only to the extent that it does not result in any additional tax or other penalty being imposed on the Bank by reason of the provision of such continuation coverage causing a violation of Section 2716 of the Public Health Service Act during a period of time Section 2716 is enforced by the Internal Revenue Service through Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”).  The applicable COBRA health insurance benefit continuation period shall begin at the end of this benefit continuation period.  The providing of health insurance benefits by the Company shall be discontinued prior to the end of the benefit continuation period in the event that the Executive subsequently becomes covered under the health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the Executive or the Executive’s eligible dependents.  For purposes of enforcing this offset provision, the Executive shall have the duty to inform the Company as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment.  The Executive shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

COVENANTS OF THE EXECUTIVE

The Executive acknowledges that the Executive has been and will continue to be provided intimate knowledge of the business practices, trade secrets, and other confidential and proprietary information of the Company and its subsidiaries (including the Confidential Information), which, if exploited by the Executive, would seriously, adversely, and irreparably affect the interests of the Company and its subsidiaries and the ability of each to continue its business and, therefore, the Executive hereby agrees to be bound by the restrictions contained in this Sections 7 through 12 below (the “Restrictive Covenants”).

7.Use and Maintenance of Confidential Information

(a)Confidentiality and Loyalty.

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(i)The Executive acknowledges that heretofore or hereafter during the course of his employment he has produced and may hereafter produce and have access to material, records, data, trade secrets and information not generally available to the public (collectively, “Confidential Information”) regarding the Company and its subsidiaries and affiliates. Accordingly, during and subsequent to termination of this Agreement, the Executive shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any such Confidential Information, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Company, required by a law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with performance by the Executive of his duties hereunder. All records, files, documents and other materials or copies thereof relating to the Company's business which the Executive shall prepare or use, shall be and remain the sole property of the Company, shall not be removed from the Company's premises without its written consent, and shall be promptly returned to the Company upon termination of the Executive's employment.

(ii)Notwithstanding the foregoing, an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, the Executive has the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.  Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. §1833(b).  Nothing in this Agreement shall be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by an unauthorized user.

(iii)Nothing contained in this Section 7 shall limit the Executive's right to report to proper governmental authorities, including a court or legislative body, alleged unlawful employment practices or alleged criminal conduct, to make truthful statements in any reporting or subsequent investigation relating to such report, to seek legal advice relating to such report, or from responding to a lawful subpoena or other compulsory legal process. Nothing shall limit the Executive from filing a charge or complaint with any governmental, administrative or judicial agency (each, an “Agency”) pursuant to any applicable whistleblower statute or program (each, a “Whistleblower Program”).  The Executive acknowledges that this Section 7 does not limit (i) the Executive's ability communicate, in connection with a charge or complaint pursuant to any Whistleblower Program with any Agency or otherwise participate in any investigation or proceeding that may be conducted by such Agency, including providing documents or other information, without notice to the Employer, or (ii) the Executive's right to receive an award for information provided to such Agency pursuant to any Whistleblower Program.

8.Return of Property.  Upon termination of the Executive’s employment with the Bank, for any reason and for any cause, or at any time thereafter upon request of the Bank, the Executive shall deliver to the Bank all materials of any nature which are in the Executive’s possession or control and which are, or which contain, Confidential Information or which are otherwise the property of the Bank or of any of the Bank’s customers, including but not limited to writings, customer lists, price lists, designs, documents, records, data, memoranda, tapes and disks containing software, computer source code listings, routines, file layouts, record layouts, system design information, models, manuals, documentation and notes; provided,

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however, that Executive shall not be required to return the cell phone, cell phone number, or laptop computer in his possession as of the Effective Date.  The Executive agrees that the Executive shall not reproduce copies of any such Confidential Information at any time without specific written authorization from the Bank.

9.Non-Competition and Non-Solicitation. The parties have agreed that the primary service area of the Bank’s operations, including lending and deposit taking functions in which the Executive actively participates extends to an area that encompasses a thirty-five (35)-mile radius from each banking or other office location of the Bank and any of its subsidiaries or affiliates where the Executive has provided services on behalf of the Bank (or its predecessors) during the twelve (12)-month period immediately preceding the termination of the Executives’ employment for any reason (the “Restrictive Area”).  Therefore, as an essential ingredient of and in consideration of this Agreement the Executive’s employment with the Bank, including the benefits set forth in this Agreement, the Executive, during the Executive’s employment with the Bank and for a period of eighteen (18) months immediately following the termination of the Executives’ employment for any reason (the “Restrictive Period”), whether such termination occurs during the Term of this Agreement or thereafter, shall not directly or indirectly do any of the following:

(a)Engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation or control of, be employed by, associated with or in any manner connected with, serve as a director, officer or consultant to, lend the Executive’s name or any similar name to, lend the Executive’s credit to or render services or advice to, in each case in the capacity that the Executive provided services to the Bank or any subsidiary or affiliate thereof, any Financial Institution; provided, however, that the ownership by the Executive of shares of the capital stock of any Financial Institution, which shares are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System and which do not represent more than five percent (5%) of the institution’s outstanding capital stock, shall not violate any terms of this Agreement;

(b)Either for the Executive or any Financial Institution: (i) induce or attempt to induce any employee of the Bank or any of its subsidiaries or affiliates with whom the Executive had significant contact to leave the employ of the Bank or any of its Subsidiaries or affiliates; (ii) in any way interfere with the relationship between the Bank or any of its subsidiaries or affiliates and any employee of the Bank or any of its subsidiaries or affiliates with whom the Executive had significant contact; or (iii) induce or attempt to induce any customer, supplier, licensee or business relation of the Bank or any of its subsidiaries or affiliates with whom the Executive had significant contact to cease doing business with the Bank or its subsidiaries or affiliates or in any way interfere with the relationship between the Bank or any of its subsidiaries or affiliates and their respective customers, suppliers, licensees or business relations with whom the Executive had significant contact;

(c)Either for the Executive or any Financial Institution, solicit the business of any person or entity known to the Executive to be a customer of the Bank or any of its subsidiaries or affiliates, where the Executive had significant contact with such person or entity, with respect to products, activities or services that compete in whole or in part with the products, activities or services of the Bank or any of its subsidiaries or affiliates.

(d)For the purposes of this Agreement, “Financial Institution” means any person, firm, partnership, corporation or trust that owns, operates or is in the process of forming a bank, savings bank, savings and loan association, credit union or similar financial institution, or any unit, division or subsidiary of any of the foregoing, with an office located, or to be located, at an address identified in a filing with any regulatory agency, within the Restrictive Area.

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10.Remedies for Breach of Restrictive Covenants.  The Executive has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and the Executive acknowledges that the covenants contains in Sections 7-9 of this Agreement are reasonable with respect to their duration, geographical area and scope.  The Executive further acknowledges that the restrictions contained in Sections 7-9 of this Agreement are reasonable and necessary for the protection of legitimate business interests of the Bank, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Bank and such interests, and that such restrictions were a material inducement to the Bank to enter into this Agreement.  In the event of any violation or threatened violation of these restrictions, the Bank, in addition to and not in limitation of, any other rights, remedies or damages available to the Bank under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Executive and any and all person directly or indirectly acting for or with the Executive, as the case may be.

11.No Indirect Action.  The Executive agrees to not take any action indirectly or in concert with others that would violate this Agreement if the action were taken directly.  This prohibition applies regardless of whether the Executive initiates the improper contact.  The Executive also agrees not to aid or assist any competing financial organization or any other person, firm, corporation, or other business entity to do any of the aforesaid acts.  This applies to actions the Executive may take in any capacity, i.e., as proprietor, partner, joint venturer, stockholder, director, officer, trustee, principal, agent, servant, employee, or in any other capacity.

12.No Prior Conflicting Agreements.  The Executive certifies that the Executive has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude the Executive from complying with the provisions of this Agreement or prevent the Executive from providing any services for the Bank, including without limitation, any conflicting noncompetition or confidentiality agreements with prior employers.  The Executive acknowledges that he has disclosed any and all agreements addressing restrictive covenants or obligations to prior employers and that he will comply with all enforceable provisions of such agreements.

ENFORCEMENT

13.Governing Law and Submission to Jurisdiction/Venue.  This Agreement shall be governed in all respects by the laws of the State of Illinois.  Any disputes arising under this Agreement shall be tried in the courts sitting within the State of Illinois, and the Executive hereby consents and submits his or her person to the jurisdiction of any such court for such purpose.  Should this Agreement come before any court for interpretation or enforcement, it is the intent of the parties that the terms and provisions of this Agreement be given their fair and literal meaning, and that this Agreement is not to be strictly construed against any party, including the drafter of this Agreement.  The Parties hereto acknowledge that Kane County, Illinois is a convenient forum, agree that any controversy or claim relating to this Agreement shall be brought in State or Federal Court in and for Kane County, Illinois and therefore submit to the personal jurisdiction of such courts.

14.Rights and Remedies Upon Breach of Agreement.  If the Executive should breach, or threaten to commit a breach, of any of the provisions of this Agreement, the Bank shall have the right and remedy to have the restrictive covenants contained herein be enforced by any court of competent jurisdiction, without the necessity of posting a bond, it being agreed that any breach or threatened breach of restrictive covenants would cause irreparable injury to the Bank and that money damages would not alone provide an adequate remedy to the Bank.  The Bank shall also have any other right or remedy available to it under law or in equity including the right to seek and recover monetary damages for lost profits and other compensable damages.

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15.Notice to Future Employers.  For the period of twelve (12) months immediately following the end of employment by the Bank, the Executive will inform each new employer, prior to accepting employment, of the existence of this Agreement and provide that employer with a copy of this Agreement.  The Executive further agrees that Bank may, if it so desires, send a copy of this Agreement to, or otherwise make the provisions hereof known to, any such employer or prospective employer.

16.Indemnification.

In addition to any rights to indemnification available to the Executive pursuant to the terms of the Merger Agreement:

a.To the maximum extent provided to other executive officers of the Bank, the Bank shall indemnify and hold the Executive harmless (including advances of attorneys’ fees and other litigation expenses) for losses or damages incurred by the Executive as a result of all causes of action arising from the Executive’s performance of duties for the benefit of the Bank, whether or not the claim is asserted during the Term. The Executive shall be covered under any directors’ and officers’ insurance that the Bank maintains for executive officers of the Bank in the same manner and on the same basis as such executive officers.

b.In the event the Executive becomes a party, or is threatened to be made a party, to any action, suit, or proceeding for which the Bank has agreed to provide insurance coverage or indemnification under this Section 16, the Bank shall, to the full extent permitted by law and consistent with policies for executive officers of the Bank, advance all expenses (including reasonable attorneys’ fees), judgments, fines, and amounts paid in settlement (“Expenses”) incurred by the Executive in connection with the investigation, defense, settlement, or appeal of any threatened, pending, or completed action, suit, or proceeding; provided, however, that the Executive must provide the Bank with a written undertaking from the Executive (i) to reimburse the Bank for all Expenses actually paid by the Bank to or on behalf of the Executive in the event it be determined that the Executive is not entitled to indemnification by the Bank for such Expenses, and (ii) to assign the Bank all rights of the Executive to indemnification, under any policy of directors’ and officers’ liability insurance or otherwise, to the extent of the amount of Expenses actually paid by the Bank to or on behalf of the Executive.

17.Tolling/Autoextender.Any period of restriction contained herein shall be extended and tolled for any period of breach, such that the Bank receives the full benefit of the bargain with respect to the agreed upon period of restriction.

18.Internal Revenue Code Section 409A.  It is intended that the Agreement shall comply with the provisions of Section 409A of the Code and the related U.S. Treasury Department regulations and guidance promulgated thereunder (“Code Section 409A”) so as not to subject the Executive to the payment of additional taxes and interest under Code Section 409A, and shall be interpreted, operated and administered in a manner consistent with those intentions.  To the extent that any payment hereunder constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A, then the following shall apply:

a.For purposes of determining the timing of any such payment, all references in this Agreement to Termination Date shall mean a “separation from service” as defined in Code Section 409A.

b.For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments.

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c.If the Executive is a Specified Employee (as defined in Code Section 409A) as of his separation from service with the Bank, then, only to the extent required pursuant to Code Section 409A(a)(2)(B)(i), payments due under this Agreement shall be subject to a six (6) month delay following the Executive’s separation from service.  All delayed payments shall be accumulated and paid in lump-sum catch-up payment as of first day of the seventh-month following separation from service (or, if earlier, the date of death of the Executive) with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect of the first day of such six-month period.  Any portion of the benefits hereunder that were not otherwise due to be paid during the six-month period following the termination shall be paid to the Executive in accordance with the payment schedule established herein.

Notwithstanding the foregoing, the Bank makes no representations or promises as to the tax effect of any payments under this Agreement or their compliance with Code Section 409A.

19.Amendment.  This Agreement may be amended only in writing and only if such writing is signed by the Executive and by the President of the Bank.

20.Notices.  Notices under this Agreement shall be effective upon actual delivery and can be made by hand delivery, electronic mail, overnight delivery service, or by certified or registered mail, postage prepaid with return receipt requested.  Notices shall be addressed as follows (or to such other or additional address as either party may designate by written notice to the other):

If to Bank:

Old Second Bancorp, Inc.

c/o Chris Lasse, Senior Vice President, Human Resources

37 S. River Street

Aurora, IL

Email: classe@oldsecond.com

If to the Executive:

Personal or Company email address

21.Survival of Provisions.  Any provision of this Agreement, which by terms or reasonable implication is to be or may be performed or effective after the termination of the Agreement, shall be deemed to survive such termination.

22.Severability and Modification.  If any provision of this Agreement shall be in part, or as applied to any circumstance, under the laws of any jurisdiction which may govern for such purpose, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, either generally or as applied to such circumstance, or shall be deemed excised from this Agreement as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.  The Bank and the Executive hereby agree that the restrictive covenants as set forth herein are separate and distinct restrictive covenants, designed to operate under different factual circumstances, and that the invalidity of one of said covenants shall not affect the validity and/or enforceability of the other covenants.

23.Assignability; Binding Nature.  This Agreement will be binding upon the Bank, and upon the Executive and the Executive’s respective successors, heirs, and assigns.  This Agreement may not be assigned by the Executive except that the Executive’s rights to compensation and benefits hereunder, subject to the limitations of this Agreement, may be transferred by will or operation of law.  The rights and

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obligations of the Bank under this Agreement may be assigned to a subsidiary or affiliate of the Bank, or to a corporation or any entity which becomes the successor to the Bank as the result of a purchase of assets or stock, merger or other corporate reorganization, and which continues the business of the Bank.

24.No Waiver.  No failure on the part of any party to this Agreement to exercise, and no delay on their part in exercising any right, power or remedy hereunder shall operate as a waiver thereof.

25.Miscellaneous.  Nothing in this Agreement shall be construed to limit or negate any common law torts or any statutory protections, including, but not limited to, an action under the Illinois Trade Secrets Act or the federal Defend Trade Secrets Act, available to the Bank, where it provides the Bank with broader protection than that provided herein.

26.Counterparts.  This Agreement may be executed in any number of identical counterparts, each of which shall be deemed a duplicate original, and all of which together shall constitute but one and the same agreement.

27.Headings and Interpretation.  The headings or titles of the sections of this Agreement are intended for ease of reference only and shall have no effect whatsoever on the construction or interpretation of any provision of this Agreement.  The use in this Agreement of the words “including,” “such as,” and words of similar import following any general statement, term, or matter shall not be construed to limit such statement, term, or matter in any manner, whether or not language of non-limitation (such as “without limitation” or “but not limited to”) is used in connection therewith, but rather shall be deemed to refer to all other terms or matters that could reasonably fall within the scope of the general statement, term or matter.  All provisions of this Agreement have been negotiated at arm’s length, and this Agreement shall not be construed for or against any party by reason of the authorship or alleged authorship of any provision hereof.

28.At-Will Employment Status.  The Executive acknowledges and understands that the Executive is to be at all times an employee-at-will.  This employee-at-will status may only be modified in writing by the President of the Bank.

29.Entire Agreement.  The provisions of this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede any prior agreements or understandings pertaining to said subject matter.  This Agreement supersedes and replaces the Prior Agreement in full.  Further, the parties acknowledge that there are no prior or contemporaneous oral or written representations, promises or agreements not expressed or referred to herein.

30.Golden Parachute Payment Adjustment.

a.If and to the extent that the value of any payments or other benefits payable to the Executive under this Agreement (the “Benefit”) are combined with payments and benefits payable to the Executive in connection with the Merger for purposes of determining if an excise tax under Code Section 4999 (the “Excise Tax”) would apply to the Executive, and but for this sentence, would be subject to the Excise Tax, then the Benefit shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (1) the largest portion of the Benefit that would result in no portion of the payments or benefits payable in connection with the Merger being subject to the Excise Tax or (2) the largest portion, up to and including the total, of the Benefit, whichever amount, after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the payments and benefits payable in connection with the Merger, notwithstanding that all or some portion of such payments or benefits payable in connection with the Merger may be subject to the Excise Tax.  If a reduction in Benefits is necessary so that the Benefit equals the Reduced Amount, reduction shall occur in the following order

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unless the Executive elects in writing a different order (provided, however, that such election shall be subject to the Company’s approval if made on or after the date on which the event that triggers the Benefit occurs and, provided, further, that such election does not violate Code Section 409A): reduction of cash payments; then reduction of employee benefits.

b.The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the change in ownership or control shall perform any calculations necessary in connection with this Section 30.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity, or group effecting the change in ownership or control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

c.The accounting firm engaged to make the determinations under this Section 30 shall provide its calculations, together with detailed supporting documentation, to the Executive and the Company within 15 calendar days after the date on which the Executive’s right to a Benefit is triggered (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company.  If the accounting firm determines that no Excise Tax is payable with respect to a Benefit, it shall furnish the Executive and the Company with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Benefit.  Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Executive and the Company, except as set forth below.

d.If, notwithstanding any reduction described in this Section 30, the IRS determines that the Executive is liable for the Excise Tax as a result of the receipt of the Benefits as described above, then the Executive shall be obligated to pay back to the Company, within 30 days after a final IRS determination, or, in the event the Executive challenges the final IRS determination, within 30 days after a final adjudication, a portion of the Benefits equal to the Repayment Amount.  The “Repayment Amount” with respect to the repayment of Benefits shall be the smallest amount, if any, required to be paid to the Company so that the Executive’s net after-tax proceeds with respect all payments and benefits payable in connection with the Merger (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such Benefits) are maximized.  The Repayment Amount with respect to the Benefits shall be $0 if a Repayment Amount of more than $0 would not result in the Executive’s net after-tax proceeds with respect to such Benefits being maximized.  If the Excise Tax is not eliminated pursuant to this Section 30, the Executive shall pay the Excise Tax.

e.Notwithstanding any other provision of this Section 30, if (i) there is a reduction in the Benefits as described in this Section 30, (B) the IRS later determines that the Executive is liable for the Excise Tax, the payment of which would result in the maximization of the Executive’s net after-tax proceeds (calculated as if the Benefits had not previously been reduced), and (C) the Executive pays the Excise Tax, then the Company shall provide to the Executive those Benefits that were reduced pursuant to this Section 30 contemporaneously or as soon as administratively possible after the Executive pays the Excise Tax so that the Executive’s net after-tax proceeds with respect to the Benefits is maximized.

31.Conditioned Upon Merger.  This Agreement shall not take effect unless and until the Effective Time of the Merger.  If the Merger does not take effect, this Agreement shall be null and void.

(Signature Page Follows)

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THE EXECUTIVE AND THE BANK, BY ITS DESIGNATED REPRESENTATIVE, HEREBY ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND EACH OF THE PROVISIONS OF THIS AGREEMENT, THAT THEY HAVE EXECUTED THIS AGREEMENT VOLUNTARILY AND WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND THAT THEY INTEND TO BE FULLY BOUND BY THE SAME.

Accepted on: ___________________

Signature:__________________________________________

Matthew R. Acker

Bank: Old Second Bancorp, Inc.

By:Chris Lasse,  SVP Human Resources

Signature:_____________________________________

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Exhibit A

Key Terms of Incentive Bonuses

Incentive Bonus	Target Amount	Performance Objectives	Performance Period
Deposit Levels	$90,000	Maintaining deposit levels at or above 90% of the level reflected at Closing;	Effective Time through August 30, 2022
Systems Integration	$90,000	Successful systems integration	Effective Time through May 31, 2022

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